Management's Discussion and Analysis

Exhibit 99.1
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
The following Management's Discussion and Analysis of Financial Condition and Results of Operation (MD&A), as well as other portions of this Form 10-K, may contain certain statements that constitute forward-looking statements within the meaning of the federal securities laws. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions are intended to identify forward-looking statements. All statements herein, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
Use of the term “loans” describes products associated with direct and indirect lending activities of Ally’s operations. The specific products include retail installment sales contracts, lines of credit, leases or other financing products. The term “originate” refers to Ally’s purchase, acquisition or direct origination of various “loan” products.
You should not place undue reliance on any forward-looking statement and should consider all uncertainties and risks discussed in this report, including those under Item 1A, Risk Factors, as well as those provided in any subsequent Securities and Exchange Commission (SEC) filings. Forward-looking statements apply only as of the date they are made, and Ally undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement are made.
Overview
Ally Financial Inc. is a leading, independent, diversified financial services firm. Founded in 1919, we are a leading financial services company with over 95 years of experience providing a broad array of financial products and services, primarily to automotive dealers and their retail customers. We operate as a financial holding company (FHC) and a bank holding company (BHC). Our banking subsidiary, Ally Bank, is an indirect, wholly-owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (internet, telephone, mobile, and mail) banking market.
Initial Public Offering of Common Stock and Stock Split
In April 2014, we completed an initial public offering (IPO) of 95 million shares of common stock at $25 per share. Proceeds from the offering amounted to $2.4 billion, which were obtained by the U.S. Department of the Treasury (Treasury) as the single selling stockholder. In May 2014, the underwriters on the IPO elected to partially exercise the over-allotment option to purchase an additional 7,245,670 shares of Ally common stock at the IPO price of $25 per share. In connection with the IPO, we effected a 310-for-one stock split on shares of our common stock, $0.01 par value per share. Accordingly, all references in this MD&A and in the Consolidated Financial Statements to share and per share amounts relating to common stock have been adjusted, on a retroactive basis, to recognize the 310-for-one stock split.
Change in Allocation of Costs to Reportable Segments
During the fourth quarter of 2015, we began to allocate additional overhead expenses related to centralized support functions to our Automotive Finance, Insurance, and Mortgage operations as a result of a change in management's view of our operations. These expenses were previously included within our Corporate and Other activities. Amounts for 2014 and 2013 have been reclassified to conform to the current management view.
Change in Reportable Segments
As a result of a change in how management views and operates our business, during the first quarter of 2016, we made changes in the composition of our operating segments. Financial information related to our Corporate Finance business is now presented as a separate reportable segment. Previously, all such activity was included in Corporate and Other. Additionally, only the activity of our ongoing bulk acquisitions of mortgage loans and other originations and refinancing is now presented in Mortgage Finance operations. The activity related to the management of our legacy mortgage portfolio is now included in Corporate and Other. Our other operating segments, Automotive Finance operations and Insurance operations, remained unchanged. We continue to allocate costs to our reportable segments in a manner consistent with the methodology updated during the fourth quarter of 2015.
Our Business
Dealer Financial Services
Dealer Financial Services includes our Automotive Finance operations and Insurance operations. Our primary customers are automotive dealers, which are typically independently owned businesses. As part of the process of selling a vehicle, automotive dealers typically enter into retail installment sales contracts and leases with their retail customers. Dealers then select Ally or another automotive finance provider to which they sell those retail installment sales contracts and leases.
Our Dealer Financial Services operations offer a wide range of financial services and insurance products to over 17,500 automotive dealerships and approximately 4.5 million of their customers. We have deep dealer relationships that have been built throughout our history of over 95 years, and we are leveraging competitive strengths to expand our dealer footprint. Our dealer-focused business model encourages dealers to use our broad range of products through incentive programs like our Ally Dealer Rewards program, which rewards individual dealers based on the depth and breadth of our relationship. Our automotive finance services include providing retail installment sales

Management's Discussion and Analysis

contracts, loans, and leases, offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers, fleet financing, and vehicle remarketing services. We also offer retail vehicle service contracts (VSCs) and commercial insurance primarily covering dealers' wholesale vehicle inventories. We are a leading provider of VSCs, guaranteed asset protection (GAP), and maintenance coverage.
Automotive Finance
Our Automotive Finance operations provide U.S.-based automotive financing services to consumers and automotive dealers. For consumers, we provide retail financing and leasing for new and used vehicles, including recreational vehicles (RVs). In addition, our Commercial Services Group (CSG) provides automotive financing for small businesses. Through our commercial automotive financing operations, we fund dealer purchases of new and used vehicles through wholesale or floorplan financing. At December 31, 2015, our Automotive Finance operations had $115.6 billion of assets and generated $3.7 billion of total net revenue in 2015. We manage commercial account servicing for approximately 4,200 dealers that utilize our floorplan inventory lending or other commercial loans. We provide consumer asset servicing for an $84.8 billion portfolio at December 31, 2015. The extensive infrastructure and experience of our servicing operations are important to our ability to minimize our loan losses and enable us to deliver favorable customer experience to both our dealers and their retail customers.
Our success as an automotive finance provider is driven by the consistent and broad range of products and services we offer to dealers who originate loans and leases to their retail customers who are acquiring new and used vehicles. Ally and other automotive finance providers purchase these loans and leases from automotive dealers. As the marketplace evolves, our growth strategy continues to focus on diversifying the franchise by expanding into different products as well as continuing to strengthen our network of relationships outside of General Motors Company (GM) and Fiat Chrysler Automobiles US LLC (Chrysler). During 2015, we established financing relationships with Mitsubishi Motors North America (MMNA), Aston Martin The Americas, McLaren Automotive North America, and Beepi.
We were previously party to separate agreements with both GM and Chrysler that provided for certain exclusivity privileges related to subvention programs that they offered. Our agreement with Chrysler expired in April 2013. In addition, our agreement with GM expired effective February 28, 2014. These agreements provided Ally with certain preferred provider benefits, including limiting the use of other financing providers by GM and Chrysler for their incentive programs. During 2015, GM determined to provide subvention programs exclusively through a wholly-owned subsidiary.
During 2015, originations in the Growth (non-GM/Chrysler) channel have increased 53% from 2014. Over the past several years, we have continued to focus on the used vehicle segment primarily through franchised dealers, which has resulted in used vehicle financing volume growth. During 2015, our used consumer automotive financing originations increased 27% compared to 2014. The highly fragmented used vehicle financing market, with a total financing opportunity represented by over 250 million vehicles in operation, provides an attractive opportunity that we believe will further expand and support our dealer relationships and increase our volume of retail loan originations. We currently provide financing for approximately 4.5 million vehicles in operation. In addition, at December 31, 2015, our CSG and RV channels had $6.2 billion and $1.5 billion, respectively, of retail loans outstanding.
Automotive dealers desire a full range of financial products, including new and used vehicle inventory financing, inventory insurance, term loans including real estate and working capital loans, and vehicle remarketing services to conduct their respective businesses as well as VSCs and GAP products to offer their customers. We have consistently provided this full suite of products to dealers.
For consumers, we provide retail automotive financing for new and used vehicles and leasing for new vehicles. Retail financing for the purchase of vehicles takes the form of installment sales financing. During 2015, we originated a total of approximately 1.5 million automotive loans and leases totaling approximately $41.0 billion. During 2015, we experienced growth in our consumer retail automotive loan portfolio which offset a significant reduction in lease originations. As a result of this shift, provision expense has increased as leases are not included in the allowance for loan losses, while our residual risk has decreased.
Our consumer automotive financing operations generate revenue through finance charges or lease payments and fees paid by customers on the retail contracts and leases. We also recognize a gain or loss on the remarketing of the vehicles financed through lease contracts at the end of the lease. When the lease contract is originated, we estimate the residual value of the leased vehicle at lease termination. Periodically we revise the projected value of the leased vehicle at lease termination. Our actual sales proceeds from remarketing the vehicle may be higher or lower than the estimated residual value.
We continue to diversify our business mix by prudently expanding our product offering across a broad risk spectrum, subject to established internal guardrails and underwriting policies that reflect our risk appetite and applicable regulatory approvals. Our current operating results continue to increasingly reflect our ongoing strategy. The Growth channel has provided volume at lower credit tiers, which to date has provided higher-yielding loans while maintaining credit performance that is aligned with expectations for the portfolio. We seek to be a meaningful lender to a wide spectrum of borrowers and continue to carefully measure risk versus return. We place great emphasis on our risk management policies and practices as well as our risk-based pricing. Additionally, we continue to increase the proportion of our Growth channel business, as we focus on the used vehicle market, as well as maintaining and growing our dealer-customer base through our full suite of products, our dealer relationships, the scale of our platform, and our dealer-based incentive programs.
Our commercial automotive financing operations primarily fund dealer inventory purchases of new and used vehicles, commonly referred to as wholesale or floorplan financing. This represents the largest portion of our commercial automotive financing business. Wholesale floorplan loans are secured by vehicles financed (and all other vehicle inventory), which provide strong collateral protection in the

Management's Discussion and Analysis

event of dealership default. Additional collateral (e.g., personal guarantees from dealership owners) is often obtained to further manage credit risk. The amount we advance to dealers is equal to 100% of the wholesale invoice price of new vehicles. Interest on wholesale automotive financing is generally payable monthly and is indexed to a floating rate benchmark. The rate for a particular dealer is based on, among other considerations, competitive factors and the dealer's creditworthiness. During 2015, we financed an average of $30.5 billion of dealer vehicle inventory through wholesale or floorplan financings. We also provide comprehensive automotive remarketing services, including the use of SmartAuction, our online auction platform, which efficiently supports dealer-to-dealer and other commercial wholesale vehicle transactions. In 2015, we and others including dealers, fleet rental companies, and financial institutions, utilized SmartAuction to sell approximately 357,000 vehicles to dealers and other commercial customers. SmartAuction served as the remarketing channel for 49% of Ally's off-lease vehicles.
Insurance
Our Insurance operations offer both consumer finance protection and insurance products sold primarily through the automotive dealer channel, and commercial insurance products sold directly to dealers. As part of our focus on offering dealers a broad range of consumer financial and insurance products, we provide VSCs, maintenance coverage, and GAP products. We also underwrite selected commercial insurance coverages, which primarily insure dealers' wholesale vehicle inventory. Our Insurance operations had $7.1 billion of assets at December 31, 2015, and generated $1.1 billion of total net revenue in 2015.
Our VSCs for retail customers offer owners and lessees mechanical repair protection and roadside assistance for new and used vehicles beyond the manufacturer's new vehicle warranty. These VSCs are marketed to the public through automotive dealerships and on a direct response basis. The VSCs cover virtually all vehicle makes and models. We also offer GAP products, which allow the recovery of a specified economic loss beyond the covered vehicle's value in the event the vehicle is damaged and declared a total loss.
As part of our continued efforts to diversify, our Insurance operations launched its new flagship vehicle service contract offering, Ally Premier Protection, nationwide for new and used vehicles of virtually all makes and models in June 2015. Ally Premier Protection is replacing the General Motors Protection Plan nameplate which will be discontinued in November 2016.
Wholesale vehicle inventory insurance for dealers provides physical damage protection for dealers' floorplan vehicles. Among dealers to whom we provide wholesale financing, our wholesale insurance product penetration rate is approximately 82%. Dealers who receive wholesale financing from Ally are eligible for wholesale insurance incentives, such as automatic eligibility in our preferred insurance programs and increased financial benefits.
A significant aspect of our Insurance operations is the investment of proceeds from premiums and other revenue sources. We use these investments to satisfy our obligations related to future claims at the time these claims are settled. Our Insurance operations have an Investment Committee, which develops investment guidelines and strategies. The guidelines established by this committee reflect our risk tolerance, liquidity requirements, regulatory requirements, and rating agency considerations, among other factors.
Mortgage Finance
Our Mortgage Finance operations are limited to the management of a held-for-investment consumer mortgage finance loan portfolio and includes the execution of bulk purchases of high-quality jumbo and low-to-moderate income (LMI) mortgage loans originated by third parties. We expect this activity to continue in 2016 in support of our treasury asset liability management (ALM) activities and diversification. We also plan to introduce limited direct mortgage originations in late 2016. Our Mortgage Finance operations had $6.5 billion of assets at December 31, 2015, and generated $57 million of total net revenue in 2015.
Corporate Finance
Corporate Finance is a middle market commercial lender that provides senior secured leveraged cash flow and asset-based loans primarily to U.S.-based companies. The Corporate Finance portfolio is almost entirely comprised of first lien, first out loans. Our primary focus is on businesses owned by private equity sponsors with loans typically used for leveraged buyouts, mergers and acquisitions, debt refinancing, restructurings, and working capital. The portfolio is well diversified across multiple industries including retail, manufacturing, distribution, service companies, and other specialty sectors such as healthcare and technology. Our on-balance sheet target hold level for individual loan exposures ranges from $20 million to $75 million for individual borrowers, depending on product type. Loan facilities typically include both a revolver and term loan component. All of our loans are floating rate facilities with maturities ranging from two to seven years.
Effective May 1, 2014, Corporate Finance was aligned under Ally Bank, allowing this business to have a more stable and competitive source of funding.
Corporate and Other
Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate funds-transfer pricing (FTP) and treasury asset liability management (ALM) activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments.

Management's Discussion and Analysis

Our legacy mortgage portfolio primarily consists of loans originated prior to January 1, 2009. The management of our consumer mortgage legacy portfolio was historically a significant portion of our operations and was conducted primarily through the Residential Capital, LLC (ResCap) subsidiary. On May 14, 2012, ResCap and certain of its wholly-owned direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court). The Bankruptcy Court entered an order confirming a bankruptcy plan on December 11, 2013, which became effective on December 17, 2013. During 2013, we sold our business lending operations, completed the sales of agency mortgage servicing rights (MSRs), and exited the correspondent lending channel.
The net financing revenue of our Automotive Finance, Mortgage Finance, and Corporate Finance operations includes the results of an FTP process that insulates these operations from interest rate volatility by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. The FTP process assigns charge rates to the assets and credit rates to the liabilities within our Automotive Finance, Mortgage Finance, and Corporate Finance operations, respectively, based on anticipated maturity and a benchmark rate curve plus an assumed credit spread. The assumed credit spread represents the cost of funds for each asset class based on a blend of funding channels available to the enterprise, including unsecured and secured capital markets, private funding facilities, and deposits. In addition, a risk-based methodology, which incorporates each operations credit, market, and operational risk components, is used to allocate equity to these operations.
Ally Bank
Ally Bank, our direct banking platform, is focused on the continued prudent expansion of assets and further growing a stable deposit base through growing and deepening relationships with its 1.1 million primary customers driven by its compelling brand and strong value proposition. Ally Bank raises deposits directly from customers through direct banking via the internet, telephone, mobile, and mail channels. Ally Bank has established a strong and growing retail banking franchise that is based on a promise of being straightforward, easy to use, and offering high-quality customer service. Ally Bank's products and services are designed to develop long-term customer relationships and capitalize on the shift in consumer preference for direct banking. At December 31, 2015, approximately 70% of Ally's total assets were funded at Ally Bank. Segment results include cost of funds associated with product offerings. For products originated at Ally Bank, the cost of funds is more beneficial than products originated at other entities as Ally Bank is a deposit gathering organization which helps fund assets at a lower cost. Noninterest costs associated with deposit gathering activities were $256 million during the year ended December 31, 2015, and are also allocated to each segment based on their relative balance sheet.
Ally Bank offers a full spectrum of deposit product offerings, such as checking, savings, and certificates of deposit (CDs), including several raise-your-rate CD terms, IRA deposit products, Popmoney person-to-person transfer service, eCheck remote deposit capture, and mobile banking. In addition, brokered deposits are obtained through third-party intermediaries. At December 31, 2015, Ally Bank had $66.2 billion of deposits, including $55.4 billion of retail deposits. The continued growth of our retail base, combined with favorable capital market conditions and a lower interest rate environment, have contributed to a reduction in our consolidated cost of funds. The growth in deposits is primarily attributable to our retail deposits while our brokered deposits have remained at historical levels. Strong retention rates, reflecting the strength of the franchise, have materially contributed to our growth in retail deposits.
We believe Ally Bank remains well-positioned to continue to benefit from the consumer driven-shift from branch banking to direct banking. According to a 2015 American Bankers Association survey, the percentage of customers who prefer to do their banking via direct channels (internet, mail, phone, and mobile) increased from 21% to 56% since 2007, while those who prefer branch banking declined from 39% to 17% over the same period. Ally Bank has received a positive response to innovative savings and other deposit products, including receiving MONEY® Magazine's "Best Online Bank" designation five consecutive years. Ally Bank's products include savings and money market accounts, CDs, interest-bearing checking accounts, individual retirement accounts, and accounts for trust. Ally Bank's competitive direct banking features include online and mobile banking, electronic bill pay, remote deposit, electronic funds transfer nationwide, and no minimum balance requirements.
In the future, we intend to continue to grow and invest in the Ally Bank direct banking franchise and to further capitalize on the shift in consumer preference for direct banking with expanded digital capabilities and customer centric products. We are focused on growing, deepening, and further leveraging the customer relationships and brand loyalty that exist with Ally Bank and its customers as a catalyst for future loan and deposit growth, as well as revenue opportunities. To that end, we recently announced our upcoming credit card product offering which will be available to customers in 2016. This offering will generate fee revenue for Ally with no credit risk exposure due to the structure of the cobrand relationship.
Funding and Liquidity
Our funding strategy largely focuses on maintaining a diversified mix of retail and brokered deposits, public and private asset-backed securitizations, committed credit facilities, and public unsecured debt. These funding sources are managed across products, markets, and investors to enhance funding flexibility, limit dependence on any one source and result in a more cost-effective long term funding strategy.
As part of our overall transformation from an independent financial services company to a BHC in 2008, we took actions to further diversify and develop more stable funding sources and, in particular, embarked upon initiatives to grow our consumer deposit-taking capabilities within Ally Bank. In addition, we began distinguishing our liquidity management strategies between bank funding and nonbank funding.

Management's Discussion and Analysis

Maximizing bank funding continues to be the cornerstone of our long-term liquidity strategy. We have made significant progress in growing the assets and retail deposit base of Ally Bank since becoming a BHC. Retail deposits provide a low-cost source of funds that are less sensitive to interest rate changes, market volatility, or changes in our credit ratings than other funding sources. At December 31, 2015, deposit liabilities totaled $66.5 billion, which constituted 47% of our total liability-based funding. This compares to just 29% at December 31, 2010.
In addition to building a larger deposit base, we continue to remain active in the securitization markets to finance Ally Bank's automotive loan portfolios. During 2015, Ally Bank issued $3.9 billion in secured funding backed by dealer floorplan and retail automotive loans and lease notes of Ally Bank. Secured funding transactions continue to be an attractive source of funding due to continued structural efficiencies in securitizations and a liquid market. Additionally, for retail loans and leases, the term structure of the transaction locks in funding for a specified pool of loans and leases for the life of the underlying assets. Once a pool of retail automotive loans is selected and placed into a securitization, the underlying assets and corresponding debt amortize simultaneously resulting in committed and matched funding for the life of the asset. We manage the execution risk arising from secured funding by maintaining a diverse investor base and maintaining committed secured facilities.
As we have shifted our focus to migrating assets to Ally Bank and growing our bank funding capabilities, our reliance on parent company liquidity has consequently been reduced. Funding sources at the parent company generally consist of longer-term unsecured debt, asset-backed securitizations, and private committed credit facilities. In 2015, we issued $5.4 billion of unsecured debt through several issuances and raised $4.4 billion through public securitization transactions comprised of retail automotive loan collateral and the sale of retained secured notes. At December 31, 2015, we had $1.9 billion and $4.4 billion of principal amount of unsecured long-term debt outstanding with maturities in 2016 and 2017, respectively. To fund these maturities, we expect to use a combination of existing liquidity and new issuances on an opportunistic basis.
The strategies outlined above have allowed us to build and maintain a conservative liquidity position. Total available liquidity at December 31, 2015, for the parent company and Ally Bank was $6.2 billion and $8.7 billion, respectively. Parent company liquidity is defined as our consolidated operations less Ally Bank and the regulated subsidiaries of Ally Insurance's holding company. Absolute levels of liquidity decreased during 2015 as a result of liability and preferred equity management transactions. At the same time, these strategies resulted in a consolidated cost of funds improvement.
Credit Strategy
Within our Automotive Finance operations, we are a full spectrum automotive finance lender with the vast majority of our loan originations underwritten within the prime-lending markets. During 2015, we continued the execution of our underwriting strategy to expand our originations across a broad risk spectrum, including used, nonprime, extended term, Growth, and nonsubvented finance receivables and loans. Our Mortgage Finance operations are limited to the management of a held-for-investment consumer mortgage finance loan portfolio and include the execution of bulk purchases of high-quality jumbo and LMI mortgage loans originated by third parties. We expect this activity to continue in 2016 in support of our treasury ALM activities and diversification. In late 2016, we plan to introduce limited direct mortgage originations.
During the year ended December 31, 2015, the credit performance of our portfolios remained strong overall as our asset quality trends within our automotive and mortgage portfolios were relatively stable and reflect our ongoing diversification strategy. Nonperforming loans and charge-offs of our consumer automotive assets increased due to portfolio growth and the change in our portfolio composition as we continued the execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum. Total nonperforming commercial loans decreased and no net charge-offs were realized. Nonperforming loans and charge-offs of our consumer mortgage assets decreased primarily due to the continued runoff and seasoning of our legacy mortgage portfolio despite portfolio growth due to our bulk purchases of high-quality jumbo mortgage loans originated by third parties. Our provision for loan losses increased to $707 million in 2015 from $457 million in 2014. The increase was primarily due to growth in our consumer retail automotive loan portfolio, as our automotive originations have shifted to an increase in loans offsetting a significant reduction in leases which are not included in the allowance, and the continued execution of our underwriting strategy to originate automotive loans across a broad risk spectrum. Credit performance has been in line with expectations for the portfolio. Also contributing to the increase in the provision was growth in our consumer mortgage loan portfolio, as a result of bulk mortgage purchases during 2015, as well as lower reserve releases on mortgage assets, compared to 2014. The increase was partially offset by the continued strong performance of our commercial loan portfolio.
We continue to see signs of economic stabilization as the labor market recovered further during the year, with nonfarm payrolls increasing and the annual unemployment rate falling. Our credit portfolio will continue to be impacted by the overall economy, used vehicle and housing price levels, unemployment levels, and their impact to our borrowers.
U.S. Department of Treasury Investments
During 2008, and continuing into 2009, the credit, capital, and mortgage markets became increasingly disrupted. This disruption led to severe reductions in liquidity and adversely affected our capital position. As a result, Ally sought approval to become a BHC to obtain access to capital at a lower cost to remain competitive in our markets. The U.S. Department of Treasury (Treasury) made an initial preferred stock investment in Ally on December 29, 2008, pursuant to the Troubled Asset Relief Program (TARP), and made additional investments pursuant to TARP thereafter, including investments in additional preferred stock, common stock, and trust preferred securities. On November 20, 2013, Ally completed the repurchase of all remaining outstanding shares of its Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, which was all of the remaining preferred stock held by Treasury, and elimination of the share adjustment right. In April 2014, we completed our IPO pursuant to which Treasury sold approximately 102 million shares of Ally common stock, after which Treasury continued

Management's Discussion and Analysis

to hold approximately 11.4% of Ally common stock. In December 2014, Treasury sold all of its remaining shares of Ally common stock, resulting in our exit from TARP.
Tax Assets Protective Measures
In January 2014, the Ally Board of Directors (the Board) implemented measures intended to help protect certain tax benefits primarily associated with Ally’s net operating losses and tax credit carryovers (collectively, Tax Benefits). Ally’s use of the Tax Benefits in the future may be significantly limited if it experiences an “ownership change” (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the Code)) for U.S. federal income tax purposes. In general, an ownership change will occur when the percentage of Ally’s ownership (by value) of one or more “5-percent shareholders” (as defined in Code) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).
On January 9, 2014, the Board approved an amendment (the Protective Amendment) to Ally’s Amended and Restated Certificate of Incorporation that is intended to help protect the Tax Benefits. The Protective Amendment generally restricts any transfer of Ally’s common stock if the effect of the transfer would be to either (i) increase the direct or indirect ownership of any of Ally common stock by any Person (as defined in the Code) to 4.99% or more; or (ii) increase the percentage of Ally Capital Stock owned directly or indirectly by any Person that was a Five Percent Stockholder, subject to certain exceptions. Unless extended, the Protective Amendment expires on January 8, 2017.
In addition, on January 9, 2014, the Board approved the adoption of a Tax Asset Protection Plan (the Plan) and Ally entered into the Plan on January 10, 2014. The Plan is designed to reduce the likelihood that Ally will experience an “ownership change” for U.S. federal income tax purposes (as described above) by (i) discouraging any person or group from becoming a holder of 4.99 percent or more of the outstanding shares of Ally common stock; and (ii) discouraging any existing holder of 4.99 percent or more of Ally common stock from acquiring additional shares of Ally common stock, subject to certain exceptions. Unless extended, the Protective Amendment expires on January 8, 2017.
Discontinued Operations
During 2013 and 2012, certain disposal groups met the criteria to be presented as discontinued operations. For all periods presented, the operating results for these operations have been removed from continuing operations. Refer to Note 2 to the Consolidated Financial Statements for more details. MD&A has been adjusted to exclude discontinued operations unless otherwise noted.
Primary Lines of Business
Dealer Financial Services, which includes our Automotive Finance and Insurance operations, Mortgage Finance, and Corporate Finance are our primary lines of business. The following table summarizes the operating results excluding discontinued operations of each line of business. Operating results for each of the lines of business are more fully described in the MD&A sections that follow.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Total net revenue (loss)
Dealer Financial Services
Automotive Finance operations	$3,664	$3,585	$3,427	2	5
Insurance operations	1,090	1,185	1,253	(8)	(5)
Mortgage Finance	57	36	37	58	(3)
Corporate Finance	114	91	77	25	18
Corporate and Other	(64)	(246)	(531)	74	54
Total	$4,861	$4,651	$4,263	5	9
Income (loss) from continuing operations before income tax expense (benefit)
Dealer Financial Services
Automotive Finance operations	$1,335	$1,429	$1,178	(7)	21
Insurance operations	211	197	254	7	(22)
Mortgage Finance	11	12	18	(8)	(33)
Corporate Finance	50	64	44	(22)	45
Corporate and Other	(214)	(456)	(1,137)	53	60
Total	$1,393	$1,246	$357	12	n/m
n/m = not meaningful

Management's Discussion and Analysis

Consolidated Results of Operations
The following table summarizes our consolidated operating results excluding discontinued operations for the periods shown. Refer to the operating segment sections of the MD&A that follows for a more complete discussion of operating results by line of business.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Net financing revenue
Total financing revenue and other interest income	$8,397	$8,391	$8,093	—	4
Total interest expense	2,429	2,783	3,319	13	16
Depreciation expense on operating lease assets	2,249	2,233	1,995	(1)	(12)
Net financing revenue	3,719	3,375	2,779	10	21
Other revenue
Servicing fees	45	31	(87)	45	136
Insurance premiums and service revenue earned	940	979	1,012	(4)	(3)
Gain on mortgage and automotive loans, net	45	7	55	n/m	(87)
Loss on extinguishment of debt	(357)	(202)	(59)	(77)	n/m
Other gain on investments, net	155	181	180	(14)	1
Other income, net of losses	314	280	383	12	(27)
Total other revenue	1,142	1,276	1,484	(11)	(14)
Total net revenue	4,861	4,651	4,263	5	9
Provision for loan losses	707	457	501	(55)	9
Noninterest expense
Compensation and benefits expense	963	947	1,019	(2)	7
Insurance losses and loss adjustment expenses	293	410	405	29	(1)
Other operating expenses	1,505	1,591	1,981	5	20
Total noninterest expense	2,761	2,948	3,405	6	13
Income from continuing operations before income tax expense (benefit)	1,393	1,246	357	12	n/m
Income tax expense (benefit) from continuing operations	496	321	(59)	(55)	n/m
Net income from continuing operations	$897	$925	$416	(3)	122
n/m = not meaningful
2015 Compared to 2014
We earned net income from continuing operations of $897 million for the year ended December 31, 2015, compared to $925 million for the year ended December 31, 2014. The decline is attributable to increases in the provision for loan losses, income tax expense from continuing operations, and loss on extinguishment of debt. These unfavorable impacts were partially offset by lower funding costs and a decline in insurance losses and loss adjustment expenses.
Total interest expense decreased 13% for the year ended December 31, 2015, compared to the year ended December 31, 2014, primarily due to lower funding costs as a result of continued deposit growth, the maturity and repayment of higher-cost legacy debt, and a decrease in original issue discount (OID) amortization expense.
Net gain on mortgage and automotive loans increased $38 million, primarily due to the sale of troubled debt restructuring (TDR) loans from our legacy mortgage portfolio during the year ended December 31, 2015.
We incurred a loss on extinguishment of debt of $357 million for the year ended December 31, 2015, compared to $202 million for the year ended December 31, 2014. The increase was due primarily to the execution of tender offers for legacy, high-cost debt during the first half of 2015.
Other gain on investments, net, was $155 million for the year ended December 31, 2015, compared to $181 million for the year ended December 31, 2014. The decrease was primarily driven by unfavorable market conditions, resulting in decreased gains on the sales of investments.
Other income, net of losses, increased 12% for the year ended December 31, 2015, compared to 2014. The increase was primarily due to an increase in income from certain equity method investments.

Management's Discussion and Analysis

The provision for loan losses was $707 million for the year ended December 31, 2015, compared to $457 million in 2014. The increase in provision for loan losses is the result of the growth in our consumer retail automotive loan portfolio, as our automotive originations have shifted to an increase in loans offsetting a significant reduction in leases which are not included in the allowance, and the continued execution of our underwriting strategy to originate automotive loans across a broad risk spectrum. Credit performance has been in line with expectations for the portfolio. Also contributing to the increase in the provision was growth in our consumer mortgage loan portfolio, as a result of bulk mortgage purchases during 2015, as well as lower reserve releases on mortgage assets, compared to 2014. The increase was partially offset by the continued strong performance of our commercial loan portfolio.
Total noninterest expense decreased 6% for the year ended December 31, 2015, compared to 2014. The decrease was primarily due to both lower wholesale weather-related losses and lower loss experience of VSC products at our Insurance operations, as well as various continued expense reduction actions across various lines of business.
We recognized consolidated income tax expense from continuing operations of $496 million for the year ended December 31, 2015, compared to $321 million in 2014. The increase in income tax expense for the year ended December 31, 2015, was primarily driven by tax expense attributable to higher pretax earnings for the year, a nonrecurring tax benefit in 2014 related to the reduction in the liability for unrecognized tax benefits as a result of the completion of the U.S. federal audit related to our 2009 through 2011 tax years, and a nonrecurring tax benefit in 2014 for the reinstatement of the active financing exception included in the Tax Increase Prevention Act of 2014.
2014 Compared to 2013
We earned net income from continuing operations of $925 million for the year ended December 31, 2014, compared to $416 million for the year ended December 31, 2013. Net income from continuing operations for the year ended December 31, 2014, was favorably impacted by an increase in operating lease revenue for our Automotive Finance operations resulting from increases in lease remarketing gains, lower funding costs resulting from the maturity and repayment of higher-cost debt, and lower OID amortization expense related to bond maturities and normal monthly amortization. Additional favorability was due to our legacy mortgage portfolio, as results in 2013 were unfavorably impacted by the valuation of our MSRs portfolio, which was sold during the second quarter of 2013. These items were partially offset by higher income tax expense primarily attributable to higher pretax earnings, and higher depreciation expense related to higher lease asset balances as a result of strong lease origination volume.
Total financing revenue and other interest income increased $298 million for the year ended December 31, 2014, compared to 2013. The increase resulted primarily from an increase in operating lease revenue for our Automotive Finance operations, which was driven primarily by higher lease asset balances resulting from strong origination volume and higher lease remarketing gains due to increased termination volumes. These increases were partially offset by lower mortgage loan balances as a result of the wind-down of our consumer held-for-sale portfolio and runoff of our held-for-investment portfolio.
Interest expense decreased 16% for the year ended December 31, 2014, compared to 2013, primarily due to lower funding costs as a result of continued deposit growth, the repayment of higher-cost legacy debt, and a decrease in OID amortization expense.
Depreciation expense on operating lease assets increased 12% for the year ended December 31, 2014, compared to 2013, primarily due to higher lease asset balances resulting from strong lease origination volume, partially offset by higher lease remarketing gains due to increased termination volumes.
We earned net servicing income of $31 million for the year ended December 31, 2014, compared to a net servicing loss of $87 million in 2013. The increase was primarily due to the completed sales of our agency MSRs portfolio in the second quarter of 2013, partially offset by lower levels of off-balance sheet automotive retail serviced assets.
Gain on mortgage and automotive loans decreased 87% for the year ended December 31, 2014, compared to 2013. The decrease was primarily related to our decision to cease mortgage-lending production through our direct lending channel in 2013, and margins associated with government-sponsored refinancing programs, partially offset by the completed sale of a $40 million student lending portfolio during the second quarter of 2014.
Loss on extinguishment of debt increased $143 million for the year ended December 31, 2014, compared to 2013. The increase was primarily due to the completion of a tender offer to buy back $750 million of our long-dated high-coupon debt in October 2014. We recorded a loss of $156 million on extinguishment of debt in 2014 related to this transaction. The increase was partially offset by a decrease in the accelerated recognition of issuance expenses related to calls of redeemable debt during 2014.
Other income, net of losses, decreased 27% for the year ended December 31, 2014, compared to 2013. The decrease was primarily due to lower fee income and net origination revenue related to our exit from consumer mortgage-lending production associated with government-sponsored refinancing programs, and unfavorable derivative activity as a result of changes in rates and their impact on economic hedge positions. These decreases were partially offset by higher remarketing fee income.
The provision for loan losses was $457 million for the year ended December 31, 2014, compared to $501 million in 2013. The decrease was driven by lower reserve requirements on our consumer mortgage portfolio as a result of the continued runoff of legacy mortgage assets, partially offset by the continued execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum and growth in our consumer automotive portfolio.

Management's Discussion and Analysis

Total noninterest expense decreased 13% for the year ended December 31, 2014, compared to 2013. The decrease was primarily due to the overall streamlining of the company and increased operating efficiencies. Compensation and benefits expense decreased 7% due in part to headcount reductions in centralized support functions. Further, expenses have benefited from strategic actions, including our exit of all nonstrategic mortgage-related activities that resulted in lower broker fees from consumer mortgage-lending production associated with government-sponsored refinancing programs, and lower representation and warranty expense due to decreased repurchase risk associated with the sale of our agency MSRs portfolio. Further contributing to the decrease were the nonrecurrence of a $98 million charge in the fourth quarter of 2013 relating to the execution of Consent Orders issued by the Consumer Financial Protection Bureau (CFPB) and the U.S. Department of Justice (DOJ) pertaining to the allegation of disparate impact in the automotive finance business, as well as a reduction of expenses related to our arrangement with GM that provided for certain exclusivity privileges related to subvention programs that they offered, which expired in February 2014. Refer to Note 30 to the Consolidated Financial Statements for additional details on these matters.
We recognized consolidated income tax expense from continuing operations of $321 million for the year ended December 31, 2014, compared to income tax benefit of $59 million in 2013. The increase in income tax expense for the year ended December 31, 2014, was driven by tax expense primarily attributable to higher pretax earnings.

Management's Discussion and Analysis

Dealer Financial Services
Results for Dealer Financial Services are presented by reportable segment, which includes our Automotive Finance and Insurance operations.
Automotive Finance Operations
Results of Operations
The following table summarizes the operating results of our Automotive Finance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other reportable segments.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Net financing revenue
Consumer	$3,230	$3,046	$3,004	6	1
Commercial	939	1,024	1,061	(8)	(3)
Loans held-for-sale	34	—	—	n/m	—
Operating leases	3,398	3,558	3,209	(4)	11
Other interest income	8	10	22	(20)	(55)
Total financing revenue and other interest income	7,609	7,638	7,296	—	5
Interest expense	1,931	2,084	2,142	7	3
Depreciation expense on operating lease assets	2,249	2,233	1,995	(1)	(12)
Net financing revenue	3,429	3,321	3,159	3	5
Other revenue
Servicing fees	45	31	58	45	(47)
(Loss) gain on automotive loans, net	(23)	10	—	n/m	n/m
Other income	213	223	210	(4)	6
Total other revenue	235	264	268	(11)	(1)
Total net revenue	3,664	3,585	3,427	2	5
Provision for loan losses	696	542	494	(28)	(10)
Noninterest expense
Compensation and benefits expense	489	454	450	(8)	(1)
Other operating expenses	1,144	1,160	1,305	1	11
Total noninterest expense	1,633	1,614	1,755	(1)	8
Income from continuing operations before income tax expense	$1,335	$1,429	$1,178	(7)	21
Total assets	$115,636	$113,188	$109,312	2	4
n/m = not meaningful
Components of net operating lease revenue, included in amounts above, were as follows.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Net operating lease revenue
Operating lease revenue	$3,398	$3,558	$3,209	(4)	11
Depreciation expense
Depreciation expense on operating lease assets (excluding remarketing gains)	2,600	2,666	2,327	2	(15)
Remarketing gains	(351)	(433)	(332)	(19)	30
Total depreciation expense on operating lease assets	2,249	2,233	1,995	(1)	(12)
Total net operating lease revenue	$1,149	$1,325	$1,214	(13)	9

Management's Discussion and Analysis

2015 Compared to 2014
Our Automotive Finance operations earned income from continuing operations before income tax expense of $1.3 billion for the year ended December 31, 2015, compared to $1.4 billion for the year ended December 31, 2014. Results for the year ended December 31, 2015, were unfavorably impacted by lower net operating lease revenue primarily due to a decrease in lease origination volume resulting from GM's decision to provide subvention programs for their products exclusively through a wholly-owned subsidiary, an increase in provision for loan losses primarily due to continued growth in the consumer portfolio, and a decrease in commercial financing revenue resulting from a continued competitive wholesale marketplace. The unfavorable impacts in our Automotive Finance operations were partially offset by an increase in consumer financing revenue resulting from continued loan origination growth and a decrease in interest expense resulting from continued lower funding costs.
Consumer financing revenue (combined with interest income on consumer loans held-for-sale) increased $218 million for the year ended December 31, 2015, compared to 2014, primarily due to continued loan origination growth across the retail channels. Chrysler and Growth consumer originations increased 41% and 53%, respectively, for the year ended December 31, 2015, compared to 2014. GM new standard rate consumer origination volume increased 34% for the year ended December 31, 2015, compared to 2014.
Commercial financing revenue decreased $85 million for the year ended December 31, 2015, compared to 2014, primarily due to lower yields as a result of a continued competitive wholesale marketplace.
Total net operating lease revenue decreased 13% for the year ended December 31, 2015, compared to 2014. The decrease was primarily due to a decrease in lease origination volume resulting from GM’s decision to provide subvention programs for their products exclusively through a wholly-owned subsidiary. Results for the year ended December 31, 2015, were also unfavorably impacted by lower lease termination volume and a decrease in remarketing gains due to lower gains on a per-unit basis. We recognized remarketing gains of $351 million for the year ended December 31, 2015, compared to $433 million in 2014. For further details on our lease business, refer to the section titled Lease Residual Risk Management within this MD&A.
Interest expense decreased $153 million for the year ended December 31, 2015, respectively, compared to 2014, primarily due to continued lower funding costs as a result of an increase in deposits and company-wide liability management actions that have included the repayment of higher-cost debt.
The provision for loan losses increased $154 million for the year ended December 31, 2015, compared to in 2014. The increase is primarily the result of the growth in our consumer retail automotive loan portfolio, as our automotive originations have shifted to an increase in loans offsetting a significant reduction in leases which are not included in the allowance for loan losses, and the continued execution of our underwriting strategy to originate automotive loans across a broad risk spectrum, with credit performance in line with expectations for the portfolio. The increase for the year ended December 31, 2015, was partially offset by the continued strong performance of our commercial loan portfolio.
2014 Compared to 2013
Our Automotive Finance operations earned income from continuing operations before income tax expense of $1.4 billion for the year ended December 31, 2014, compared to $1.2 billion for the year ended December 31, 2013. Results for the year ended December 31, 2014, were favorably impacted primarily by higher operating lease revenue driven by increases in lease remarketing gains due to increases in termination volumes. Lease terminations totaled 296,393 for the year ended December 31, 2014, compared to 148,587 for the year ended December 31, 2013, reflecting an increase of 99%. The favorability was partially offset by higher depreciation expense on the operating lease portfolio and higher provision for loan losses resulting from consumer portfolio growth.
Consumer financing revenue increased $42 million for the year ended December 31, 2014, compared to 2013, primarily due to continued origination growth. GM and Growth consumer originations increased 7% and 45%, respectively, for the year ended December 31, 2014, compared to 2013. This increase was partially offset by lower yields as a result of higher-quality asset originations and increased competition.
Commercial financing revenue decreased $37 million for the year ended December 31, 2014, compared to 2013, primarily due to lower yields as a result of increased competition in the wholesale marketplace.
Net operating lease revenue increased 9% for the year ended December 31, 2014, compared to 2013. The increase was primarily due to higher lease asset balances resulting from strong origination volume and higher lease remarketing gains due to increased termination volumes. We recognized remarketing gains of $433 million for the year ended December 31, 2014, compared to $332 million in 2013. The increases in revenue and lease remarketing gains were partially offset by an increase in depreciation expense due to higher lease asset balances resulting from strong lease origination volume. For further details on our lease business, refer to the section titled Lease Residual Risk Management within this MD&A.
Servicing fee income decreased 47% for the year ended December 31, 2014, compared to 2013, due to lower levels of off-balance sheet retail serviced assets.
Other income increased $13 million for the year ended December 31, 2014, compared to 2013, primarily due to higher remarketing fee income driven by an increase in lease terminations.

Management's Discussion and Analysis

The provision for loan losses was $542 million for the year ended December 31, 2014, compared to $494 million in 2013. The increase was primarily due to the continued execution of our underwriting strategy to originate consumer assets across a broad risk spectrum and growth in our consumer loan automotive portfolio.
Total noninterest expense decreased 8% for the year ended December 31, 2014, compared to 2013. The decrease was primarily due to the nonrecurrence of a $98 million charge in the fourth quarter of 2013 relating to the execution of Consent Orders issued by the CFPB and the DOJ pertaining to the allegation of disparate impact in the automotive finance business. Also contributing to the overall decrease was a reduction of expenses related to our arrangement with GM that provided for certain exclusivity privileges related to subvention programs that they offered, which expired in February 2014. Refer to Note 30 to the Consolidated Financial Statements for additional details on these matters.

Management's Discussion and Analysis

Automotive Finance Operations
Our Automotive Finance operations provide automotive financing services to consumers and automotive dealers. For consumers, we provide retail financing and leasing for new and used vehicles, and through our commercial automotive financing operations, we fund dealer purchases of new and used vehicles through wholesale or floorplan financing and provide dealer term loans and automotive fleet financing.
Acquisition and Underwriting
Our underwriting process is focused on multidimensional risk factors and data driven risk-adjusted probabilities that are continuously monitored and updated. Each application is placed into an analytical category based on specific aspects of the applicant’s credit profile. We then evaluate the application by applying a proprietary credit scoring algorithm tailored to its applicable category. Inputs into this algorithm include, but are not limited to, FICO® Score, proprietary scores, and deal structure variables such as loan-to-value, new or used vehicle collateral, and term of financing. The output of the algorithm is used to sort applications into various credit tiers (S, A, B, C, D, and E). Credit tiers are used primarily to communicate to the dealer, that submitted the application, our indication of credit quality and pricing. This process is built on long established credit risk fundamentals to determine both the borrower’s ability and willingness to repay the loan. While advances in excess of 100% of the vehicle collateral value at loan origination, not withstanding cash down and/or vehicle trade in value, are typical in the industry (primarily due to additional costs such as mechanical warranty contracts, taxes, license, and title fees), our pricing, risk, and underwriting processes are rooted in statistical analysis to contemplate this risk.
In addition to our empirical approach of assessing risk, a large majority of our applications are manually evaluated by an experienced team of dedicated underwriters prior to the decision being communicated. We have developed an automated process to expedite the review of applications with various combinations of credit factors that we have observed over time to substantially outperform or underperform in terms of net credit losses. As a result, there are many clusters of credit factors that will lead to an automated decision, rather than a small set of benchmark characteristics. Automated approvals are primarily limited to the highest quality credit tiers. However, even in the highest quality credit tier, a large portion of approved applications are manually approved by an underwriter. For higher risk transactions, underwriters often verify details of the application such as borrower income and employment through documentation provided by the borrower or alternative data sources from third parties.
Credit underwriters have a limited ability to approve exceptions to the guidelines contained in our underwriting criteria. Exceptions to our credit policies must be approved by credit underwriters with appropriate credit authority. Approved applicants that do not comply with our credit guidelines must have strong compensating factors that indicate a high willingness and ability of the applicant to repay the loan. For example, underwriting exceptions may include allowing a longer term or a greater ratio of payment-to-income, debt-to-income, or loan-to-value. We monitor exceptions to our underwriting criteria with the goal of limiting exceptions to a small portion of approved applications and rarely permit more than a single exception for any contract.
Consumer Automotive Financing
We provide two basic types of financing for new and used vehicles: retail installment sale contracts (retail contracts) and lease contracts. In most cases, we purchase retail contracts and leases for new and used vehicles from dealers when the vehicles are purchased or leased by consumers. Our consumer automotive financing operations generate revenue through finance charges or lease payments and fees paid by customers on the retail contracts and leases. In connection with lease contracts, we also recognize a gain or loss on the remarketing of the vehicle at the end of the lease.
The amount we pay a dealer for a retail contract is based on the negotiated purchase price of the vehicle and any other products, such as service contracts, less any vehicle trade-in value and any down payment from the consumer. Under the retail contract, the consumer is obligated to make payments in an amount equal to the purchase price of the vehicle (less any trade-in or down payment) plus finance charges at a rate negotiated between the consumer and the dealer. In addition, the consumer is also responsible for charges related to past-due payments. When we purchase the contract, it is normal business practice for the dealer to retain some portion of the finance charge as income for the dealership. Our agreements with dealers place a limit on the amount of the finance charges they are entitled to retain. Although we do not own the vehicles we finance through retail contracts, we hold a perfected security interest in those vehicles.
With respect to consumer leasing, we purchase leases (and the associated vehicles) from dealerships. The purchase price of consumer leases is based on the negotiated price for the vehicle less any vehicle trade-in and any down payment from the consumer. Under the lease, the consumer is obligated to make payments in amounts equal to the amount by which the negotiated purchase price of the vehicle (less any trade-in value or down payment) exceeds the contract residual value (including residual support) of the vehicle at lease termination, plus lease charges. The consumer is also generally responsible for charges related to past due payments, excess mileage, excessive wear and tear, and certain disposal fees where applicable. At contract inception, we determine pricing based on the projected residual value of the lease vehicle. This evaluation is primarily based on a proprietary model, which includes variables such as age, expected mileage, seasonality, segment factors, vehicle type, economic indicators, production cycle, automotive manufacturer incentives, and shifts in used vehicle supply. This internally-generated data is compared against third party, independent data for reasonableness.
Periodically, we revise the projected value of the lease vehicle at termination based on current market conditions and adjust depreciation expense appropriately over the remaining life of the contract. At termination, our actual sales proceeds from remarketing the vehicle may be higher or lower than the estimated residual value resulting in a gain or loss on remarketing recorded through depreciation expense.
Our standard leasing plan, SmartLease, requires a monthly payment by the consumer. We also offer an alternative leasing plan, SmartLease Plus, that requires one up-front payment of all lease amounts at the time the consumer takes possession of the vehicle.

Management's Discussion and Analysis

Consumer leases are operating leases; therefore, credit losses on the operating lease portfolio are not as significant as losses on retail contracts because lease credit losses are primarily limited to past due payments and assessed fees. Since some of these fees are not assessed until the vehicle is returned, these losses on the lease portfolio are correlated with lease termination volume. Operating lease accounts past due over 30 days represented 1.00% and 0.75% of the portfolio at December 31, 2015, and 2014, respectively.
With respect to all financed vehicles, whether subject to a retail contract or a lease contract, we require that property damage insurance be obtained by the consumer. In addition, for lease contracts, we require that bodily injury, collision, and comprehensive insurance be obtained by the consumer.
Total consumer financing revenue of our Automotive Finance operations was $3.2 billion, $3.0 billion, and $3.0 billion for the years ended December 31, 2015, 2014, and 2013, respectively. Net operating lease revenue of our Automotive Finance operations was $1.1 billion, $1.3 billion, and $1.2 billion for the years ended December 31, 2015, 2014, and 2013, respectively.
The following tables present retail originations by credit tier, average buy rate and NAALR.

Year ended December 31, 2015
Credit Tier (a)	Volume ($ in billions)	% Share of Volume	Average Buy Rate (b)	NAALR (c)	Average FICO®
S	$12.7	35	3.24%	(0.14)%	753
A	13.8	38	5.26%	(0.77)%	670
B	7.2	20	8.69%	(2.07)%	636
C	2.4	6	12.27%	(3.45)%	600
D	0.2	1	17.65%	(4.91)%	571
Total	$36.3	100	5.81%	(1.11)%	687

(a)
Represents Ally's internal credit score, incorporating numerous borrower and structure attributes including: FICO® score; severity and aging of delinquency; number of credit inquiries; loan-to-value ratio; and payment-to-income ratio.

(b)	Simple weighted average rate at which Ally purchases a retail loan contract from a dealer.

(c)	Projected Net Average Annualized Loss Rate.

Year ended December 31, 2014
Credit Tier	Volume ($ in billions)	% Share of Volume	Average Buy Rate	NAALR	Average FICO®
S	$9.7	33	2.66%	(0.11)%	777
A	11.0	37	4.57%	(0.68)%	688
B	6.1	21	8.04%	(1.78)%	647
C	2.4	8	11.88%	(2.61)%	611
D	0.4	1	16.30%	(3.81)%	575
Total	$29.6	100	5.46%	(1.00)%	700

Year ended December 31, 2013
Credit Tier	Volume ($ in billions)	% Share of Volume	Average Buy Rate	NAALR	Average FICO®
S	$8.8	33	2.83%	(0.10)%	777
A	8.5	32	4.49%	(0.64)%	694
B	6.4	24	7.67%	(1.60)%	649
C	2.6	10	11.47%	(2.49)%	611
D	0.4	1	16.17%	(3.82)%	574
Total	$26.7	100	5.64%	(1.00)%	699
For the year ended December 31, 2015, as compared to 2014, the increase in NAALR was 11 basis points, while the Average Buy Rate for retail originations increased by 35 basis points.

Management's Discussion and Analysis

The following table presents the total consumer origination dollars and percentage mix by product type.

	Consumer automotive financing originations			% Share of Ally originations
Year ended December 31, ($ in millions)	2015	2014	2013	2015	2014	2013
New retail standard	$19,220	$13,913	$12,059	47	34	32
Used	14,842	11,714	9,874	36	28	26
Lease	4,702	11,332	10,591	11	28	29
New retail subvented	2,244	3,992	4,806	6	10	13
Total consumer automotive financing originations (a)(b)	$41,008	$40,951	$37,330	100	100	100

(a)
Includes CSG originations of $3.8 billion, $3.8 billion, and $3.1 billion for the years ended December 31, 2015, 2014, and 2013, respectively, and RV originations of $514 million, $461 million, and $471 million for the years ended December 31, 2015, 2014, and 2013, respectively.

(b)
On September 16, 2015, we entered into agreements with Mitsubishi Motors Credit of America, Inc. (MMCA) affiliates providing us the beneficial interest in MMCA’s consumer loan and lease portfolio, which included $0.6 billion of retail and lease contracts. These assets have been excluded from the amounts presented.

The following table presents the total consumer origination dollars and percentage mix by channel.

	Consumer automotive financing originations			% Share of Ally originations
Year ended December 31, ($ in millions)	2015	2014	2013	2015	2014	2013
Growth	$12,748	$8,323	$5,737	31	20	15
GM	18,666	25,847	24,213	46	63	65
Chrysler	9,594	6,781	7,380	23	17	20
Total consumer automotive financing originations (a)	$41,008	$40,951	$37,330	100	100	100

(a)	Excludes consumer loans and leases purchased from MMCA of $0.6 billion.
During the year ended December 31, 2015, total consumer originations increased $57 million compared to 2014. The increase was primarily due to higher volume in the Growth and Chrysler channels, as well as strong GM new retail standard volume. Growth and Chrysler volume increased 53% and 41%, respectively, in 2015, compared to 2014 driven by expanded offerings and new dealer relationships. As expected, the increase in volume was partially offset by lower GM new retail subvented and lease volume.
Below we have included origination metrics by loan term and FICO® Score. However, the proprietary way we evaluate risk is based on multiple inputs as described in the Acquisition and Underwriting section above.
The following table presents the percentage of total retail originations by the loan term in months.

Year ended December 31,	2015	2014	2013
0-71	21%	26%	28%
72-75	68	72	70
76+	11	2	2
Total retail originations (a)	100%	100%	100%

(a)	Excludes RV loans.
Substantially all of the loans originated with a term of 76+ months during the years ended December 31, 2015, 2014, and 2013 were considered to be prime. We define prime retail automotive loans primarily as those loans with a FICO® Score (or an equivalent score) at origination of 620 or greater.

Management's Discussion and Analysis

The following table presents the percentage of total consumer originations by FICO® Score.

Year ended December 31,	2015	2014	2013
740 +	26%	35%	36%
739-660	34	34	34
659-620	22	17	17
619-540	12	8	8
< 540	1	1	1
Unscored (a)	5	5	4
Total consumer automotive financing originations	100%	100%	100%

(a)	Unscored are primarily CSG contracts with entities that have no FICO® Score.
As we continue the execution of our disciplined underwriting strategy to originate consumer automotive assets across a broad risk spectrum, retail originations with a term over 76 months represented 11% of total retail originations in 2015, compared to 2% in 2014. In addition, originations with a FICO® Score of less than 620 (considered nonprime) represented 13% of total consumer originations in 2015, compared to 9% in 2014. However, consumer loans and leases with FICO® Scores of less than 540 continued to comprise only 1% of total originations each period. For discussion of our credit risk management practices and performance, refer to the section titled Risk Management within this MD&A.
Manufacturer Marketing Incentives
Automotive manufacturers may elect to sponsor incentive programs (on both retail contracts and leases) by supporting finance rates below the standard market rates at which we purchase retail contracts. These marketing incentives are also referred to as rate support or subvention. When automotive manufacturers utilize these marketing incentives, we are compensated at contract inception for the present value of the difference between the customer rate and our standard rates. For retail loans, we defer and recognize this amount as a yield adjustment over the life of the contract. For lease contracts, this payment reduces our cost basis in the underlying lease asset.
Under what we refer to as pull-ahead programs, consumers may be encouraged by the manufacturer to terminate leases early in conjunction with the acquisition of a new vehicle. As part of these programs, we waive all or a portion of the customer's remaining payment obligation. Under most programs, the automotive manufacturer compensates us for a portion of the foregone revenue from the waived payments that are offset partially to the extent that our remarketing sales proceeds are higher than otherwise would be realized if the vehicle had been remarketed at lease contract maturity.
We were previously party to separate agreements with both GM and Chrysler that provided for certain exclusivity privileges related to subvention programs that they offered. Our agreement with Chrysler expired in April 2013. In addition, our agreement with GM expired effective February 28, 2014. These agreements provided Ally with certain preferred provider benefits, including limiting the use of other financing providers by GM and Chrysler for their incentive programs. During 2015, GM determined to provide subvention programs exclusively through a wholly-owned subsidiary.
Servicing
We have historically serviced all retail contracts and leases we originated. On occasion, we have sold a portion of the retail contracts we originated through whole-loan sales and securitizations, but retained the right to service and earn a servicing fee for our servicing functions. Ally Servicing LLC, a wholly-owned subsidiary, performs most servicing activities for retail contracts and consumer automotive leases.
Servicing activities consist largely of collecting and processing customer payments, responding to customer inquiries such as requests for payoff quotes, processing customer requests for account revisions (payment extensions and rewrites), maintaining a perfected security interest in the financed vehicle, monitoring certain vehicle insurance coverages, and disposing of off-lease vehicles. Servicing activities are generally consistent for our Automotive Finance operations; however, certain practices may be influenced by local laws and regulations.
Our customers have the option to receive monthly billing statements and remit payment by mail or through electronic fund transfers, or to establish online web-based account administration through the Ally Account Center. Customer payments are processed by regional third-party processing centers that electronically transfer payment information to customers' accounts.
Collections activity includes initiating contact with customers who fail to comply with the terms of the retail contract or lease agreement by sending reminder notices and/or contacting via telephone generally when an account becomes 3 to 15 days past due. The type of collection treatment and level of intensity increases as the account becomes more delinquent. The nature and timing of these activities depend on the repayment risk of the account.
During the collection process, we may offer a payment extension to a customer experiencing temporary financial difficulty. A payment extension enables the customer to delay monthly payments for 30, 60, or 90 days, thereby deferring the maturity date of the contract by the length of extension. Extensions granted to a customer typically do not exceed 90 days in the aggregate during any 12-month period or 180 days in aggregate over the life of the contract. During the deferral period, we continue to accrue and collect finance charges on the contract as part of the deferral agreement. If the customer's financial difficulty is not temporary and management believes the customer could

Management's Discussion and Analysis

continue to make payments at a lower payment amount, we may offer to rewrite the remaining obligation, extending the term and lowering the monthly payment obligation. In those cases, the principal balance generally remains unchanged while the interest rate charged to the customer generally increases. The use of extensions and rewrites help mitigate financial loss in those cases where management believes the customer will recover from short-term financial difficulty and resume regularly scheduled payments or can fulfill the obligation with lower payments over a longer period. Before offering an extension or rewrite, collection personnel evaluate and take into account the capacity of the customer to meet the revised payment terms. Generally, we do not consider extensions that fall within our policy guidelines to represent more than an insignificant delay in payment and, therefore, they are not considered TDRs. Although the granting of an extension could delay the eventual charge-off of an account, typically we are able to repossess and sell the related collateral, thereby mitigating the loss. Of the total amount outstanding in the traditional retail portfolio at December 31, 2011, only 5.5% of the extended or rewritten balances were subsequently charged off through December 31, 2015. A four-year period was utilized for this analysis as this approximates the weighted average remaining term of the portfolio. At December 31, 2015, 7.4% of the total amount outstanding in the servicing portfolio had been granted an extension or was rewritten.
Subject to legal considerations, we normally begin repossession activity once an account becomes greater than 70 days past due. Repossession may occur earlier if management determines the customer is unwilling to pay, the vehicle is in danger of being damaged or hidden, or the customer voluntarily surrenders the vehicle. Approved third-party repossession vendors handle the repossession activity. After repossession, the customer is given a period of time to redeem or reinstate the vehicle by paying off the account or bringing the account current, respectively. If the vehicle is not redeemed or reinstated, it is sold at auction. If the proceeds do not cover the unpaid balance, including unpaid earned finance charges and allowable expenses, the resulting deficiency is charged off. Asset recovery centers pursue collections on accounts that have been charged off, including those accounts where the vehicle was repossessed, and skip accounts where the vehicle cannot be located.
At December 31, 2015, and 2014, our total consumer automotive serviced portfolio was $84.8 billion and $81.3 billion, respectively, compared to our consumer automotive on-balance sheet serviced portfolio of $80.0 billion and $77.6 billion. Refer to Note 11 to the Consolidated Financial Statements for further information regarding servicing activities.
Remarketing and Sales of Leased Vehicles
When we acquire a consumer lease, we assume ownership of the vehicle from the dealer. Neither the consumer nor the dealer is responsible for the value of the vehicle at the time of lease termination. When vehicles are not purchased by customers or the receiving dealer at scheduled lease termination, the vehicle is returned to us for remarketing. We generally bear the risk of loss to the extent the value of a leased vehicle upon remarketing is below the expected residual value determined at the time the lease contract is signed. Our ability to efficiently process and effectively market off-lease vehicles affects the disposal costs and the proceeds realized from vehicle sales. Our methods of vehicle sales at lease termination primarily include the following:

•
Sale to dealer — After the lessee declines an option to purchase the off-lease vehicle, the dealer who accepts the returned off-lease vehicle has the opportunity to purchase the vehicle directly from us at a price we define.

•
Internet auctions — Once the lessee and dealer decline their options to purchase, we offer off-lease vehicles to dealers and certain other third parties through our proprietary internet site (SmartAuction). This internet sales program maximizes the net sales proceeds from off-lease vehicles by reducing the time between vehicle return and ultimate disposition, reducing holding costs, and broadening the number of prospective buyers. We use the internet auction ourselves, and also maintain the internet auction site and administer the auction process for third party use. We earn a service fee for every third party vehicle sold through SmartAuction. In 2015, approximately 357,000 vehicles were sold through the internet site.

•
Physical auctions — We dispose of our off-lease vehicles not purchased at termination by the lease consumer or dealer or sold on an internet auction through traditional manufacturer-sponsored auctions. We are responsible for handling decisions at the auction including arranging for inspections, authorizing repairs and reconditioning, and determining whether bids received at auction should be accepted.

Commercial Automotive Financing
Automotive Wholesale Dealer Financing
One of the most important aspects of our dealer relationships is supporting the sale of vehicles through wholesale or floorplan financing. We primarily support automotive finance purchases by dealers of new and used vehicles manufactured or distributed before sale or lease to the retail customer. Wholesale automotive financing represents the largest portion of our commercial financing business and is the primary source of funding for dealers' purchases of new and used vehicles.
Wholesale credit is arranged through lines of credit extended to individual dealers. Wholesale floorplan loans are secured by the vehicles financed (and all other vehicle inventory), which provide strong collateral protection in the event of dealership default. Additional collateral (e.g., blanket lien over all dealership assets) and/or other credit enhancements (e.g., personal guarantees from dealership owners) are oftentimes obtained to further manage credit risk. Furthermore, benefit from automotive manufacturer repurchase arrangements, which serve as an additional layer of protection in the event of repossession of dealership inventory and/or dealership franchise termination. The amount we advance to dealers is equal to 100% of the wholesale invoice price of new vehicles, which includes destination and other miscellaneous charges, and a price rebate, known as a holdback, from the manufacturer to the dealer in varying amounts stated as a percentage of the invoice price. Interest on wholesale automotive financing is generally payable monthly. The majority of wholesale automotive financing is structured

Management's Discussion and Analysis

to yield interest at a floating rate indexed to London interbank offer rate (LIBOR) or the Prime Rate. The rate for a particular dealer is based on, among other things, competitive factors, the size of the account, and the dealer’s creditworthiness. Additionally, we make incentive payments to certain commercial automotive wholesale borrowers under our Ally Dealer Rewards Program and account for these payments as a reduction to interest income in the period they are earned.
Under the terms of the credit agreement with the dealer, we may demand payment of interest and principal on wholesale credit lines at any time. However, unless we terminate the credit line or the dealer defaults or the risk and exposure warrant, we generally require payment of the principal amount financed for a vehicle upon its sale or lease by the dealer to the customer.
Total commercial wholesale floorplan revenue of our Automotive Finance operations was $756 million, $860 million, and $908 million for the years ended December 31, 2015, 2014, and 2013, respectively.
Commercial Wholesale Financing Volume
The following table summarizes the average balances of our commercial wholesale floorplan finance receivables of new and used vehicles and share of dealer inventory.

	Average balance			% Share of manufacturer franchise dealer inventory
Year ended December 31, ($ in millions)	2015	2014	2013	2015	2014	2013
GM new vehicles (a)	$15,050	$16,736	$15,650	63	64	67
Chrysler new vehicles (a)	8,356	7,658	6,885	44	45	50
Growth new vehicles	3,580	3,039	2,637
Used vehicles	3,478	3,129	3,044
Total commercial wholesale finance receivables	$30,464	$30,562	$28,216

(a)	Share of manufacturer franchise dealer inventory based on a 13-point average of dealer inventory.
Commercial wholesale financing average volume decreased slightly during 2015, compared to 2014. The decrease in GM new receivables was largely offset by increases in Chrysler new, Growth new, and Used commercial wholesale financing volume, including higher balances resulting from the preferred provider agreement with MMNA that was announced on April 27, 2015.
Other Commercial Automotive Financing
We also provide other forms of commercial financing for the automotive industry including automotive dealer term loans and automotive fleet financing. Automotive dealer term loans are loans that we make to dealers to finance other aspects of the dealership business. These loans are usually secured by real estate and/or other dealership assets, and are typically personally guaranteed by the individual owners of the dealership. Automotive fleet financing credit lines may be obtained by dealers, their affiliates, and other independent companies that are used to purchase vehicles, which they lease or rent to others.
Servicing and Monitoring
We service all of the wholesale credit lines in our portfolio and the wholesale automotive finance receivables that we have securitized. A statement setting forth billing and account information is distributed on a monthly basis to each dealer. Interest and other nonprincipal charges are billed in arrears and are required to be paid immediately upon receipt of the monthly billing statement. Generally, dealers remit payments to us through ACH transactions initiated by the dealer through a secure web application.
Dealers are assigned a risk rating based on various factors, including capital sufficiency, operating performance, and credit and payment history. The risk rating affects the amount of the line of credit and the ongoing risk management of the account. We monitor the level of borrowing under each dealer's credit line daily. We may adjust the dealer's credit line if warranted, based on the dealership's vehicle sales rate, and temporarily suspend the granting of additional credit, or take other actions following evaluation and analysis of the dealer's financial condition.
We periodically inspect and verify the existence of dealer vehicle inventories. The timing of these collateral audits varies, and no advance notice is given to the dealer. Among other things, audits are intended to assess dealer compliance with the financing agreement and confirm the status of our collateral.

Management's Discussion and Analysis

Insurance Operations
Results of Operations
The following table summarizes the operating results of our Insurance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other reportable segments.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Insurance premiums and other income
Insurance premiums and service revenue earned	$940	$979	$1,012	(4)	(3)
Investment income, net (a)	134	194	227	(31)	(15)
Other income	16	12	14	33	(14)
Total insurance premiums and other income	1,090	1,185	1,253	(8)	(5)
Expense
Insurance losses and loss adjustment expenses	293	410	405	29	(1)
Acquisition and underwriting expense
Compensation and benefits expense	68	63	62	(8)	(2)
Insurance commissions expense	378	374	370	(1)	(1)
Other expenses	140	141	162	1	13
Total acquisition and underwriting expense	586	578	594	(1)	3
Total expense	879	988	999	11	1
Income from continuing operations before income tax expense (benefit)	$211	$197	$254	7	(22)
Total assets	$7,053	$7,190	$7,124	(2)	1
Insurance premiums and service revenue written	$977	$1,023	$997	(4)	3
Combined ratio (b)	92.8%	100.2%	98.0%

(a)
Includes gain on investments of $85 million, $143 million, and $177 million for the years ended December 31, 2015, 2014, and 2013, respectively; and interest expense of $50 million, $54 million, and $64 million for the years ended December 31, 2015, 2014, and 2013, respectively.

(b)
Management uses a combined ratio as a primary measure of underwriting profitability. Underwriting profitability is indicated by a combined ratio under 100% and is calculated as the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other fee income.

2015 Compared to 2014
Our Insurance operations earned income from continuing operations before income tax expense of $211 million for the year ended December 31, 2015, compared to $197 million for the year ended December 31, 2014. The increase was primarily due to lower weather-related losses, partially offset by lower investment income and insurance premiums and service revenue earned.
Insurance premiums and service revenue earned was $940 million for the year ended December 31, 2015, compared to $979 million in 2014. The decrease was due primarily to lower earned revenue on VSC products as a result of the weakening Canadian dollar related to our continuing Canadian operations and higher dealer reinsurance participation. Additionally, the decrease was due to lower earned revenue from our Smart Lease Protect product as a result of GM's decision to provide lease subvention programs for their products exclusively through a wholly-owned subsidiary.
Net investment income totaled $134 million for the year ended December 31, 2015, compared to $194 million in 2014. The decrease was due primarily to lower realized investment gains.
Insurance losses and loss adjustment expenses totaled $293 million for the year ended December 31, 2015, compared to $410 million for the year ended December 31, 2014. The decrease was primarily due to lower wholesale weather-related losses. Additionally, we incurred lower non-weather-related losses driven by lower loss experience for VSC products. Lower weather-related losses primarily drove the decrease in the combined ratio to 92.8% for the year ended December 31, 2015, compared to 100.2% for the year ended December 31, 2014.
2014 Compared to 2013
Our Insurance operations earned income from continuing operations before income tax expense of $197 million for the year ended December 31, 2014, compared to $254 million for the year ended December 31, 2013. The decrease was primarily due to higher weather-related losses, lower earned revenue, and lower realized investment gains, partially offset by lower non-weather-related losses.
Insurance premiums and service revenue earned was $979 million for the year ended December 31, 2014, compared to $1.0 billion in 2013. The decrease was primarily due to the wind-down of our Canadian personal lines portfolio.

Management's Discussion and Analysis

Net investment income totaled $194 million for the year ended December 31, 2014, compared to $227 million in 2013. The decrease was primarily due to lower realized investment gains as well as interest and dividend income, offset by lower other-than-temporary impairments, which totaled $14 million in 2014 as compared to $20 million in 2013.
Insurance losses and loss adjustment expenses totaled $410 million for the year ended December 31, 2014, compared to $405 million for the year ended December 31, 2013. The increase was primarily due to higher weather-related losses from severe hailstorms, particularly in the second quarter of 2014, partially offset by lower non-weather-related losses driven by the wind-down of the Canadian personal lines portfolio and lower loss experience of VSC products. Higher weather-related losses primarily drove the increase in the combined ratio to 100.2% for the year ended December 31, 2014, compared to 98.0% for the year ended December 31, 2013.
Premium and Service Revenue Written
The following table shows premium and service revenue written by insurance product.

Year ended December 31, ($ in millions)	2015	2014	2013
Vehicle service contracts
New retail	$436	$422	$421
Used retail	485	509	509
Reinsurance (a)	(178)	(152)	(143)
Total vehicle service contracts (b)	743	779	787
Wholesale	169	186	157
Other finance and insurance (c)	65	58	53
Total	$977	$1,023	$997

(a)	Reinsurance represents the transfer of premiums and risk from an Ally insurance company to a third party insurance company.

(b)	VSC revenue is earned over the life of the service contract on a basis proportionate to the anticipated cost pattern.

(c)	Other finance and insurance includes GAP coverage, excess wear and tear, wind-down of Canadian personal lines, and other ancillary products.
Insurance premiums and service revenue written was $977 million for the year ended December 31, 2015, compared to $1.0 billion in 2014. The decrease was due primarily to higher vehicle service contract dealer reinsurance participation, lower premium written as a result of the weakening Canadian dollar, and lower wholesale premiums due to lower floorplan exposure. The decrease was partially offset by higher premium written from new VSCs and other finance and insurance products.
Insurance premiums and service revenue written was $1.0 billion for the year ended December 31, 2014, compared to $997 million in 2013. The increase in Insurance premiums and service revenue written primarily resulted from higher wholesale premium, partially offset by higher vehicle service contract dealer reinsurance participation.
Cash and Investments
A significant aspect of our Insurance operations is the investment of proceeds from premiums and other revenue sources. We use these investments to satisfy our obligations related to future claims at the time these claims are settled. Our Insurance operations have an Investment Committee, which develops guidelines and strategies for these investments. The guidelines established by this committee reflect our risk tolerance, liquidity requirements, regulatory requirements, and rating agency considerations, among other factors.

Management's Discussion and Analysis

The following table summarizes the composition of our Insurance operations cash and investment portfolio at fair value.

December 31, ($ in millions)	2015	2014
Cash
Noninterest-bearing cash	$293	$239
Interest-bearing cash	995	1,289
Total cash	1,288	1,528
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	269	392
U.S. States and political subdivisions	698	406
Foreign government	177	232
Mortgage-backed	694	1,097
Asset-backed	6	6
Corporate debt	1,204	746
Total debt securities	3,048	2,879
Equity securities	717	906
Total available-for-sale securities	3,765	3,785
Total cash and securities	$5,053	$5,313

Management's Discussion and Analysis

Mortgage Finance
Results of Operations
The following table summarizes the operating results for our Mortgage Finance operations, which includes high-quality jumbo and LMI mortgage loans originated by third parties after January1, 2009, excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other reportable segments.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Net financing revenue
Interest and fees on finance receivables and loans	$177	$119	$139	49	(14)
Interest expense	120	83	101	(45)	18
Net financing revenue	57	36	38	58	(5)
Loss on mortgage loans, net	—	—	(1)	—	100
Total net revenue	57	36	37	58	(3)
Provision for loan losses	7	3	(11)	(133)	(127)
Noninterest expense
Compensation and benefits expense	5	2	4	(150)	50
Other operating expenses	34	19	26	(79)	27
Total noninterest expense	39	21	30	(86)	30
Income from continuing operations before income tax expense	$11	$12	$18	(8)	(33)
Total assets	$6,461	$3,542	$3,294	82	8
n/m = not meaningful
2015 Compared to 2014
Our Mortgage Finance operations earned income from continuing operations before income tax expense of $11 million for the year ended December 31, 2015, compared to $12 million for the year ended December 31, 2014. The decrease was primarily due to increases in the provision for loan losses, as a result of growth in asset balances due to bulk mortgage purchases during the year, and an increase in noninterest expense. The decrease was partially offset by an increase in net financing revenue also driven by portfolio growth.
Net financing revenue was $57 million for the year ended December 31, 2015, compared to $36 million in 2014. The increase in net financing revenue was primarily due to loan portfolio growth as a result of bulk acquisitions of mortgage loans and lower interest expense as a result of lower funding costs.
The provision for loan losses was $7 million for the year ended December 31, 2015, compared to $3 million in 2014. The increase was primarily due to higher reserves as a result of portfolio growth.
Total noninterest expense was $39 million for the year ended December 31, 2015, compared to $21 million in 2014. The increase was primarily due to increases in compensation and benefits expense and overhead expenses as a result of portfolio growth.
2014 Compared to 2013
Our Mortgage Finance operations earned income from continuing operations before income tax expense of $12 million for the year ended December 31, 2014, compared to $18 million for the year ended December 31, 2013. The decrease was primarily driven by an increase in the provision for loan losses, offset by a reduction in noninterest expense.
Net financing revenue was $36 million for the year ended December 31, 2014, compared to $38 million in 2013. The decrease was primarily due to a lower average asset levels in our held-for-investment portfolio and was partially offset by lower interest expense as a result of lower funding costs.
The provision for loan losses increased $14 million for the year ended December 31, 2014, compared to 2013. The increase was primarily due to lower reserve releases on mortgage assets in 2013 given favorable macroeconomic conditions, offset by portfolio growth.
Total noninterest expense was $21 million for the year ended December 31, 2014, compared to $30 million in 2013. The decrease was due to lower compensation and benefits expense and lower overhead expenses as a result of lower average asset levels in our held-for-investment portfolio.

Management's Discussion and Analysis

Mortgage Loan Production and Servicing
Mortgage loan production was $4.1 billion and $857 million for the years ended December 31, 2015, and 2014, respectively. The increase was primarily due to continued purchases of high-quality jumbo and LMI mortgage loans originated by third parties. We expect this activity to continue in 2016 in support of our treasury ALM activities and diversification. We also plan to introduce limited direct mortgage originations in late 2016.

Management's Discussion and Analysis

Corporate Finance
Results of Operations
The following table summarizes the activities of our Corporate Finance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our reportable segments.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Net financing revenue
Interest and fees on finance receivables and loans	$143	$116	$104	23	12
Interest expense	54	57	60	5	5
Net financing revenue	89	59	44	51	34
Total other revenue	25	32	33	(22)	(3)
Total net revenue	114	91	77	25	18
Provision for loan losses	9	(16)	(6)	(156)	167
Noninterest expense
Compensation and benefits expense	32	29	31	(10)	6
Other operating expenses	23	14	8	(64)	(75)
Total noninterest expense	55	43	39	(28)	(10)
Income from continuing operations before income tax expense	$50	$64	$44	(22)	45
Total assets	$2,677	$1,870	$1,633	43	15
2015 Compared to 2014
Our Corporate Finance operations earned income from continuing operations before income tax expense of $50 million for the year ended December 31, 2015, compared to $64 million for the year ended December 31, 2014. The decrease was primarily driven by lower recoveries of previously charged-off loans compared to 2014, as well as increased reserves due primarily to higher asset levels, and an increase in noninterest expense. The decrease was partially offset by higher net financing revenue primarily due to asset growth.
Net financing revenue increased $30 million for the year ended December 31, 2015, compared to 2014. The increase was primarily due to asset growth across all business segments in line with our growth strategy, as well as lower funding costs resulting from the transition of the business into Ally Bank in May 2014.
Other income, net of losses decreased by $7 million for the year ended December 31, 2015, compared to 2014. The decrease is primarily due to lower gains on equity investments in 2015, and the recognition of fee income related to the payoff of a nonaccrual loan exposure that occurred during 2014. The decrease was partially offset by higher syndication income in 2015.
The provision for loan losses increased $25 million for the year ended December 31, 2015, compared to 2014. The increase was primarily due to lower recoveries of previously charged-off loans compared to 2014, as well as increased reserves due primarily to asset growth.
Total noninterest expense increased by $12 million for the year ended December 31, 2015, compared to 2014. The increase was primarily driven by the nonrecurring favorable impact from the release of a reserve for an off-balance sheet exposure in 2014, and increased expenses related to obtaining deposit-based funding from Ally Bank and growth of the business.
2014 Compared to 2013
Our Corporate Finance operations earned income from continuing operations before income tax expense of $64 million for the year ended December 31, 2014, compared to $44 million for the year ended December 31, 2013. The increase was primarily due to higher net financing revenue primarily resulting from asset growth, as well as higher recoveries from previously charged-off loans compared to 2013.
Net financing revenue increased $15 million for the year ended December 31, 2014, compared to 2013, primarily due to higher asset levels.
The provision for loan losses decreased $10 million for the year ended December 31, 2014, compared to 2013. The decrease was primarily due to higher recoveries on previously charged-off loans compared to 2013.

Management's Discussion and Analysis

Corporate and Other
The following table summarizes the activities of Corporate and Other excluding discontinued operations for the periods shown. Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments.

Year ended December 31, ($ in millions)	2015	2014	2013	Favorable/ (unfavorable) 2015-2014 % change	Favorable/ (unfavorable) 2014-2013 % change
Net financing revenue (loss)
Total financing revenue and other interest income	$361	$408	$433	(12)	(6)
Interest expense
Original issue discount amortization	62	189	262	67	28
Other interest expense	212	316	690	33	54
Total interest expense	274	505	952	46	47
Net financing revenue (loss) (a)	87	(97)	(519)	190	81
Other revenue (expense)
Servicing fees	—	—	68	—	(100)
Servicing asset valuation and hedge activities, net	—	—	(213)	—	100
Total servicing loss, net	—	—	(145)	—	100
Gain (loss) on mortgage and automotive loans, net	68	(3)	56	n/m	(105)
Loss on extinguishment of debt	(357)	(202)	(59)	(77)	n/m
Other gain on investments, net	70	38	3	84	n/m
Other income, net of losses	68	18	133	n/m	(86)
Total other expense	(151)	(149)	(12)	(1)	n/m
Total net loss	(64)	(246)	(531)	74	54
Provision for loan losses	(5)	(72)	24	(93)	n/m
Total noninterest expense (b)	155	282	582	45	52
Loss from continuing operations before income tax (benefit) expense	$(214)	$(456)	$(1,137)	53	60
Total assets	$26,754	$25,841	$29,545	4	(13)
n/m = not meaningful

(a)	Refer to the table that follows for further details on the components of net financing revenue (loss).

(b)
Includes a reduction of $755 million, $759 million, and $798 million for the years ended December 31, 2015, 2014, and 2013, respectively, related to the allocation of corporate overhead expenses to other segments. The receiving segments record their allocation of corporate overhead expense within other operating expense.

Management's Discussion and Analysis

The following table summarizes the components of net financing revenue (loss) for Corporate and Other.

At and for the year ended December 31, ($ in millions)	2015	2014	2013
Original issue discount amortization (a)	$(62)	$(189)	$(262)
Net impact of the funds transfer pricing methodology	118	68	(308)
Other (including legacy mortgage net financing revenue)	31	24	51
Total net financing revenue (loss)	$87	$(97)	$(519)
Outstanding original issue discount balance	$1,391	$1,415	$1,589

(a)	Amortization is included as interest on long-term debt in the Consolidated Statement of Income.
The following table presents the scheduled remaining amortization of the original issue discount at December 31, 2015.

Year ended December 31, ($ in millions)	2016	2017	2018	2019	2020	2021 and thereafter (a)	Total
Original issue discount
Outstanding balance	$1,316	$1,229	$1,131	$1,096	$1,061	$—
Total amortization (b)	75	87	98	35	35	1,061	$1,391

(a)	The maximum annual scheduled amortization for any individual year is $158 million in 2030.

(b)	The amortization is included as interest on long-term debt on the Consolidated Statement of Income.
2015 Compared to 2014
Loss from continuing operations before income tax expense for Corporate and Other was $214 million for the year ended December 31, 2015, compared to $456 million for the year ended December 31, 2014. The decrease in loss for the year ended December 31, 2015, was primarily due to an increase in net financing revenue resulting from a decrease in interest expense, an increase in gain on sale of mortgage and automotive loans, net, due to sales of legacy TDR mortgage loans, and lower noninterest expense due to improvements in operating efficiencies. The decrease in loss was partially offset by an increase in loss on extinguishment of debt due to debt tender offers in 2015 and an increase in the provision for loan losses due to lower reserve releases on legacy mortgage assets compared to 2014 as a result of home price stabilization.
Net financing revenue was $87 million for the year ended December 31, 2015, compared to a loss of $97 million for the year ended December 31, 2014. The increase was primarily due to decreases in interest on long term debt and OID amortization due to the maturity and repayment of higher-cost legacy debt and other asset liability management activity. The decreases in interest expense were partially offset by a decrease in financing revenue related to legacy consumer mortgage lending as a result of our exit in 2013 of all nonstrategic mortgage-related activities, and an increase in interest on deposits due to deposit growth.
Net gain on mortgage and automotive loans was $68 million for the year ended December 31, 2015, compared to a loss of $3 million for the year ended December 31, 2014. The increase was primarily due to gains on sales of legacy TDR mortgage loans in 2015, which totaled $677 million of unpaid principal balance at the time of sales.
Loss on extinguishment of debt was $357 million for the year ended December 31, 2015, compared to $202 million for the year ended December 31, 2014. The increase was due to debt tender offers. During the first half of 2015, we completed two tender offers to buy back a total of $1.8 billion of our high-coupon debt, resulting in a total loss on extinguishment of debt of $345 million.
The provision for loan losses increased $67 million for the year ended December 31, 2015, compared to 2014. The increase was primarily due to lower reserve releases on legacy mortgage assets compared to 2014 as a result of home price stabilization.
Noninterest expense was $155 million for the year ended December 31, 2015 compared to $282 million for the year ended December 31, 2014. The decrease was primarily due to overall streamlining of the company through increased operating efficiencies and headcount reductions in centralized support functions, resulting in decreased compensation and benefits and overhead expenses.
2014 Compared to 2013
Loss from continuing operations before income tax expense for Corporate and Other was $456 million for the year ended December 31, 2014, compared to $1.1 billion for the year ended December 31, 2013. The decrease in the loss for the year ended December 31, 2014 was primarily due to a decrease in net financing loss due to lower interest expense, a decrease in net servicing loss due to the sale of our legacy mortgage agency MSRs portfolio, a decrease in the provision for loan losses due to runoff of legacy mortgage assets, and a decrease in noninterest expense due to improvements in operating efficiencies and our exit of all nonstrategic legacy mortgage-related activities. The decrease in loss was partially offset by an increase in loss on extinguishment of debt due to debt tender offers in 2014 and a decrease in other income due to unfavorable derivative activity as a result of changes in rates and the related impact on economic hedge positions.
Net financing loss was $97 million for the year ended December 31, 2014, compared to $519 million for the year ended December 31, 2013. The decrease in loss was primarily due to lower interest expense, driven by lower funding costs as a result of maturity and repayment of high-cost debt and decreases in OID amortization expense related to bond maturities and normal monthly amortization. The decrease in

Management's Discussion and Analysis

interest expense was partially offset by a decrease in financing revenue related to the wind-down of our legacy mortgage consumer held-for-sale portfolio and lower asset levels in our held-for-investment portfolio.
We earned no net servicing income for the year ended December 31, 2014, compared to incurring a net servicing loss of $145 million in 2013, primarily due to the completed sales of our legacy mortgage agency MSRs portfolio during the second quarter of 2013.
Loss on extinguishment of debt was $202 million for the year ended December 31, 2014, compared to $59 million for the year ended December 31, 2013. The increase was due to the extinguishment of debt related to a tender offer to buy back $750 million of our long-dated high-coupon debt in 2014.
Other income was $18 million for the year ended December 31, 2014, compared to $133 million for the year ended December 31, 2013. The decrease was due to unfavorable derivative activity as a result of changes in rates and the related impact on economic hedge positions.
The provision for loan losses decreased $96 million for the year ended December 31, 2014, compared to 2013. The decrease was primarily due to lower reserve requirements as a result of the continued runoff of legacy mortgage assets, lower net charge-offs in 2014, and improvements in home prices.
Noninterest expense was $282 million for the year ended December 31, 2014, compared to $582 million for the year ended December 31, 2013. The decrease in noninterest expense was primarily due to overall streamlining of the company through increased operating efficiencies, headcount reductions in centralized support functions, and our 2013 exit from all nonstrategic legacy mortgage-related activities. Included in the decrease related to legacy mortgage activities were lower broker fees from consumer mortgage-lending production associated with government-sponsored refinancing programs, lower compensation and benefits expense as a result of a reduction in the number of employees in our legacy mortgage operations, and lower representation and warranty expense resulting from decreased repurchase risk associated with the sale of our agency MSRs portfolio.
Cash and Securities
The following table summarizes the composition of the cash and securities portfolio held at fair value by Corporate and Other.

December 31, ($ in millions)	2015	2014
Cash
Noninterest-bearing cash	$1,829	$1,083
Interest-bearing cash	3,232	2,933
Total cash	5,061	4,016
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	1,472	786
U.S. states and political subdivisions	18	—
Mortgage-backed	10,153	9,581
Asset-backed	1,749	1,985
Total debt securities	13,392	12,352
Total cash and securities	$18,453	$16,368

Management's Discussion and Analysis

Risk Management
Managing the risk/reward trade-off is a fundamental component of operating our businesses. Our risk management program is overseen by the Board, various risk committees, the executive leadership team, and our associates. The Risk and Compliance Committee of the Board, together with the Board, sets the risk appetite across our company while the risk committees, executive leadership team, and our associates identify and monitor current and emerging risks and manage those risks to be within our risk appetite. Ally's primary types of risk include credit, lease residual, market, operational, insurance/underwriting, and liquidity.

•	Credit risk — The risk of loss arising from the potential failure to receive payments due from an obligor in accordance with contractual obligations.

•
Lease Residual risk — The risk of loss arising from the possibility that the actual proceeds realized upon the sale of returned vehicles will be lower than the projection of the values used in establishing the pricing at lease inception.

•
Market risk — The risk of loss arising from changes in the fair value of our assets or liabilities (including derivatives) caused by movements in market variables, such as interest rates, foreign-exchange rates, and equity and commodity prices.

•
Operational risk — The risk of loss or harm arising from inadequate or failed processes or systems, human factors, or external events. We consider strategic and reputational risk part of operational risk.

•	Insurance/Underwriting risk — The risk of loss associated with insured events occurring, the severity of insured events, and the timing of claim payments arising from insured events.

•
Liquidity risk — The risk that our financial condition or overall safety and soundness is adversely affected by an inability, or perceived inability, to meet our financial obligations, and to withstand unforeseen liquidity stress events (refer to discussion in the section titled Liquidity Management, Funding, and Regulatory Capital within this MD&A).

While risk oversight is ultimately the responsibility of the Board, our governance structure starts within each line of business, including committees established to oversee risk in their respective areas. The lines of business are responsible for executing on risk strategies, policies, and controls that are fundamentally sound and compliant with enterprise risk management policies and with applicable laws and regulations. The line of business risk committees, which report up to the Risk and Compliance Committee of the Board, monitor the performance within each portfolio and determine whether to amend any risk practices based upon portfolio trends.
The Enterprise Risk Management and Compliance organizations are accountable for independently identifying, monitoring, measuring, and reporting on our various risks, and they are responsible for designing an effective risk management framework and structure. They are also responsible for monitoring that our risks remain within the tolerances established by the Board, developing and maintaining policies, and implementing risk management methodologies. In addition, the Enterprise Risk Management Committee (ERMC) established by the Chief Risk Officer is responsible for oversight of senior management’s responsibility to manage Ally’s risk profile within risk appetite and tolerances set by the Risk and Compliance Committee of the Board and for implementing Ally’s risk and compliance programs.
All lines of business and enterprise functions are subject to full and unrestricted audits by Audit Services. Audit Services reports to the Audit Committee of the Board, and is primarily responsible for assisting the Audit Committee in fulfilling its governance and oversight responsibilities. Audit Services is granted free and unrestricted access to any and all of our records, physical properties, technologies, management, and employees.
In addition, our Loan Review Group provides an independent assessment of the quality of our credit risk portfolios and credit risk management practices, and all lines of business and corporate functions that create or influence credit risk are subject to full and unrestricted reviews by the Loan Review Group. This group also is granted free and unrestricted access to any and all of our records, physical properties, technologies, management, and employees and reports its findings directly to the Risk and Compliance Committee of the Board. The findings of this group help to strengthen our risk management practices and processes throughout the organization.

Management's Discussion and Analysis

Loan and Lease Exposure
The following table summarizes the exposures from our loan and lease activities.

December 31, ($ in millions)	2015	2014
Finance receivables and loans
Automotive Finance operations	$99,187	$90,592
Mortgage Finance	6,413	3,504
Corporate Finance	2,568	1,827
Corporate and Other (a)	3,432	4,025
Total finance receivables and loans	111,600	99,948
Loans held-for-sale
Automotive Finance operations	—	1,515
Mortgage Finance	—	—
Corporate Finance	105	36
Corporate and Other	—	452
Total loans held-for-sale	105	2,003
Total on-balance sheet loans	111,705	101,951
Off-balance sheet securitized loans
Automotive Finance operations (b)	2,529	2,801
Total off-balance sheet securitized loans	2,529	2,801
Operating lease assets
Automotive Finance operations	16,271	19,510
Total operating lease assets	16,271	19,510
Total loan and lease exposure	$130,505	$124,262
Serviced loans and leases
Automotive Finance operations (c)	$119,808	$115,391
Mortgage Finance	6,413	3,504
Corporate Finance	2,532	1,347
Corporate and Other	3,360	4,422
Total serviced loans and leases	$132,113	$124,664

(a)	Includes $3.4 billion and $4.0 billion of consumer mortgage loans in our Mortgage — Legacy portfolio at December 31, 2015 and December 31, 2014, respectively.

(b)	Represents the current unpaid principal balance of outstanding loans based on our customary representation and warranty provisions.

(c)	Includes $2.3 billion and $887 million of off-balance sheet whole-loan transactions at December 31, 2015, and December 31, 2014, respectively.
The risks inherent in our loan and lease exposures are largely driven by changes in the overall economy, used vehicle and housing price levels, unemployment levels, and their impact to our borrowers. The potential financial statement impact of these exposures varies depending on the accounting classification and future expected disposition strategy. We retain the majority of our automotive loans as they complement our core business model, but we do sell loans from time to time on an opportunistic basis. We ultimately manage the associated risks based on the underlying economics of the exposure. Our lease residual risk, which may be more volatile than credit risk in stressed macroeconomic scenarios, is declining with the decrease in the lease portfolio.

•
Finance receivables and loans — Loans that we have the intent and ability to hold for the foreseeable future or until maturity, or loans associated with an on-balance sheet securitization classified as secured borrowing. Finance receivables and loans are reported at their gross carrying value which includes the principal amount outstanding, net of unamortized deferred fees and costs on originated loans, unamortized premiums and discounts on purchased loans, unamortized basis adjustments arising from the designation of finance receivables and loans as the hedged item in qualifying fair value hedge relationships, and cumulative principal charge-offs. We refer to the gross carrying value less the allowance for loan loss as the net carrying value in finance receivables and loans. We manage the economic risks of these exposures, including credit risk, by adjusting underwriting standards and risk limits, augmenting our servicing and collection activities (including loan modifications and restructurings), and optimizing our product and geographic concentrations. Additionally, we may elect to account for certain mortgage loans at fair value. Changes in the fair value of these loans are recognized in a valuation allowance separate from the allowance for loan losses and were reflected in current period earnings. We use market-based instruments, such as derivatives, to hedge changes in the fair value of these loans.

Management's Discussion and Analysis

•
Loans held-for-sale — Loans that we do not have the intent and ability to hold for the foreseeable future or until maturity. These loans are recorded on our balance sheet at the lower of their net carrying value or fair market value and are evaluated by portfolio and product type. Changes in the recorded value are recognized in a valuation allowance and reflected in current period earnings. We manage the economic risks of these exposures, including market and credit risks, in various ways including the use of market-based instruments, such as derivatives.

•
Off-balance sheet securitized loans — Loans that we transfer off-balance sheet to nonconsolidated variable interest entities. We primarily report this exposure as cash or retained interests (if applicable). Similar to finance receivables and loans, we manage the economic risks of these exposures, including credit risk, through activities including servicing and collections.

•
Operating lease assets — The net book value of the automotive assets we lease includes the expected residual values upon remarketing the vehicles at the end of the lease. We are exposed to fluctuations in the expected residual value upon remarketing the vehicle at the end of the lease, and as such at contract inception, we determine pricing based on the projected residual value of the lease vehicle. This evaluation is primarily based on a proprietary model, which includes variables such as age, expected mileage, seasonality, segment factors, vehicle type, economic indicators, production cycle, automotive manufacturer incentives, and shifts in used vehicle supply. This internally-generated data is compared against third party, independent data for reasonableness. Periodically, we revise the projected value of the lease vehicle at termination based on current market conditions and adjust depreciation expense appropriately over the remaining life of the contract. At termination, our actual sales proceeds from remarketing the vehicle may be higher or lower than the estimated residual value resulting in a gain or loss on remarketing recorded through depreciation expense. The balance sheet reflects both the lease asset as well as any associated rent receivables. The lease rent receivable is accrued when collection is reasonably assured and presented as a component of other assets. The lease asset is reviewed for impairment in accordance with applicable accounting standards.

•
Serviced loans and leases — Loans that we service on behalf of our customers or another financial institution. As such, these loans can be on or off our balance sheet. For our serviced consumer automotive loans, we do not recognize servicing assets or liabilities because we receive a fee that adequately compensates us for the servicing costs.

Refer to the section titled Critical Accounting Estimates within this MD&A and Note 1 to the Consolidated Financial Statements for further information.
Credit Risk Management
Credit risk is defined as the potential failure to receive payments due from an obligor in accordance with contractual obligations. Therefore, credit risk is a major source of potential economic loss to us. Credit risk is monitored by several groups and functions throughout the organization, including enterprise and line of business committees and the risk management function. Together, they oversee the credit decisioning and management processes, and monitor credit risk exposures to ensure they are managed in a safe-and-sound manner and are within our risk appetite. In addition, our Loan Review Group provides an independent assessment of the quality of our credit portfolios and credit risk management practices, and directly reports its findings to the Risk and Compliance Committee of the Board on a regular basis.
To mitigate risk, we have implemented specific policies and practices across all lines of business, utilizing both qualitative and quantitative analyses. This reflects our commitment to maintain an independent and ongoing assessment of credit risk and credit quality. Our policies require an objective and timely assessment of the overall quality of the consumer and commercial loan and lease portfolios. This includes the identification of relevant trends that affect the collectability of the portfolios, segments of the portfolios that are potential problem areas, loans and leases with potential credit weaknesses, and the assessment of the adequacy of internal credit risk policies and procedures to monitor compliance with relevant laws and regulations. Our consumer and commercial loan and lease portfolios are subject to regular stress tests that are based on plausible, but unexpected, economic scenarios to ensure that we can weather a severe economic downturn. In addition, we establish and maintain underwriting policies and volume based limits across our portfolios and higher risk segments (e.g., nonprime) in support of our risk appetite.
We manage credit risk based on the risk profile of the borrower, the source of repayment, the underlying collateral, and current market conditions. We monitor the credit risk profile of individual borrowers and the aggregate portfolio of borrowers either within a designated geographic region or a particular product or industry segment. We perform ongoing analyses of the consumer automotive, consumer mortgage, and commercial portfolios using a range of indicators to assess the adequacy of the allowance based on historical and current trends. Refer to Note 8 to the Consolidated Financial Statements for additional information.
Additionally, we utilize numerous collection strategies to mitigate loss and provide ongoing support to customers in financial distress. For automotive loans, we work with customers when they become delinquent on their monthly payment. In lieu of repossessing their vehicle, we may offer several types of assistance to aid our customers based on their willingness and ability to repay their loan. Loss mitigation may include extension of the loan maturity date and rewriting the loan terms. For mortgage loans, as part of our participation in certain governmental programs, we offer mortgage loan modifications to qualified borrowers. Numerous initiatives are in place to provide support to our mortgage customers in financial distress, including principal forgiveness, maturity extensions, delinquent interest capitalization, and changes to contractual interest rates.
Furthermore, we manage our counterparty credit exposure based on the risk profile of the counterparty. Within our policies, we have established standards and requirements for managing counterparty risk exposures in a safe-and-sound manner. Counterparty credit risk is

Management's Discussion and Analysis

derived from multiple exposure types, including derivatives, securities trading, securities financing transactions, financial futures, cash balances (e.g., due from depository institutions, restricted accounts, and cash equivalents), and investment in debt securities. For more information on derivative counterparty credit risk, refer to Note 22 to the Consolidated Financial Statements.
During 2015, the U.S. economy continued to expand. The labor market recovered further during the year, with nonfarm payrolls increasing by 2.7 million and the annual unemployment rate falling to 5.0%. Within the U.S. automotive market, new light vehicle sales continued to increase, to 17.4 million for the year ended December 31, 2015. We closely monitor macro-economic trends given the nature of our business and the potential economic impacts on our credit risk. We continue to be cautious with the economic outlook given continued weak global economic growth and potential for higher interest rates later in 2016.
On-balance Sheet Portfolio
Our on-balance sheet portfolio includes both finance receivables and loans and loans held-for-sale. At December 31, 2015, this primarily included $99.2 billion of automotive finance receivables and loans and $9.8 billion of mortgage finance receivables and loans. Within our on-balance sheet portfolio, we may elect to account for certain mortgage loans at fair value. Changes in the fair value of loans are classified as gain on mortgage and automotive loans, net, in the Consolidated Statement of Income. Our Mortgage Finance operations are limited to the management of a held-for-investment consumer mortgage finance loan portfolio and includes the execution of bulk purchases of high-quality jumbo and LMI mortgage loans originated by third parties. We expect this activity to continue in 2016 in support of our treasury ALM activities and diversification. We also plan to introduce limited direct mortgage originations in late 2016.
The following table presents our total on-balance sheet consumer and commercial finance receivables and loans.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more
December 31, ($ in millions)	2015	2014	2015	2014	2015	2014
Consumer
Finance receivables and loans
Loans at gross carrying value	$74,065	$64,043	$603	$563	$—	$—
Loans at fair value	—	1	—	—	—	—
Total finance receivables and loans	74,065	64,044	603	563	—	—
Loans held-for-sale	—	1,967	—	8	—	—
Total consumer loans (b)	74,065	66,011	603	571	—	—
Commercial
Finance receivables and loans at gross carrying value	37,535	35,904	77	82	—	—
Loans held-for-sale	105	36	—	—	—	—
Total commercial loans	37,640	35,940	77	82	—	—
Total on-balance sheet loans	$111,705	$101,951	$680	$653	$—	$—

(a)	Includes nonaccrual TDR loans of $277 million and $281 million at December 31, 2015, and December 31, 2014, respectively.

(b)
Includes outstanding CSG loans of $6.2 billion and $5.2 billion at December 31, 2015, and December 31, 2014, respectively, and RV loans of $1.5 billion and $1.2 billion at December 31, 2015, and December 31, 2014, respectively.

Total on-balance sheet loans outstanding at December 31, 2015, increased $9.8 billion to $111.7 billion from December 31, 2014, reflecting an increase of $8.1 billion in the consumer portfolio and an increase of $1.7 billion in the commercial portfolio. The increase in consumer on-balance sheet loans was primarily driven by automotive originations, which outpaced portfolio runoff, partially offset by an off-balance sheet securitization and whole-loan sales totaling $3.6 billion during the year ended December 31, 2015. In addition, we executed bulk purchases of high-quality jumbo mortgage loans originated by third parties totaling $4.1 billion into the Mortgage Finance portfolio during the year ended December 31, 2015, which outpaced total consumer mortgage portfolio runoff. The increase in commercial on-balance sheet loans outstanding was primarily due to the growth of wholesale floorplan finance receivables and automotive dealer term loans.
Total TDRs outstanding at December 31, 2015, decreased $505 million from December 31, 2014, primarily due to sales of consumer mortgage TDR loans from the Mortgage — Legacy held-for-sale portfolio during the year ended December 31, 2015. Refer to Note 8 to the Consolidated Financial Statements for additional information.
Total nonperforming loans at December 31, 2015, increased $27 million to $680 million from December 31, 2014, reflecting an increase of $32 million of consumer nonperforming loans, partially offset by a decrease of $5 million of commercial nonperforming loans. The increase in total nonperforming loans from December 31, 2014, was due to growth in the consumer automotive portfolio and the change in our consumer automotive portfolio composition as we continued the execution of our underwriting strategy to expand our originations across a broad risk spectrum. Nonperforming loans include finance receivables and loans on nonaccrual status when the principal or interest has been delinquent for 90 days or when full collection is not expected. Refer to Note 1 to the Consolidated Financial Statements for additional information.

Management's Discussion and Analysis

The following table includes consumer and commercial net charge-offs from finance receivables and loans at gross carrying value and related ratios.

	Net charge-offs (recoveries)		Net charge-off ratios (a)
Year ended December 31, ($ in millions)	2015	2014	2015	2014
Consumer	$609	$544	0.9%	0.8%
Commercial	—	(7)	—	—
Total finance receivables and loans at gross carrying value	$609	$537	0.6%	0.5%

(a)
Net charge-off ratios are calculated as net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale during the year for each loan category.

Net charge-offs were $609 million for the year ended December 31, 2015, compared to $537 million for the year ended December 31, 2014. The increase was driven primarily by consumer automotive portfolio growth and the change in our portfolio composition as we continued the execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum.
The Consumer Credit Portfolio and Commercial Credit Portfolio discussions that follow relate to consumer and commercial finance receivables and loans recorded at gross carrying value. Finance receivables and loans recorded at gross carrying value have an associated allowance for loan losses.
Consumer Credit Portfolio
Our consumer portfolio primarily consists of automotive loans, first mortgages, and home equity loans. Loan losses in our consumer portfolio are influenced by general business and economic conditions including unemployment rates, bankruptcy filings, and home and used vehicle prices. Additionally, our consumer credit exposure is significantly concentrated in automotive lending, largely through GM and Chrysler dealerships; however, due to our continued strategic focus on diversification, the proportion of Growth new and used portfolios has continued to increase.
Credit risk management for the consumer portfolio begins with the initial underwriting and continues throughout a borrower's credit cycle. We manage consumer credit risk through our loan origination and underwriting policies and the credit approval process. We use proprietary credit-scoring models to differentiate the expected default rates of credit applicants enabling us to better evaluate credit applications for approval and to tailor the pricing and financing structure according to this assessment of credit risk. We regularly review the performance of the credit scoring models and update them for historical information and current trends. These and other actions mitigate but do not eliminate credit risk. Improper evaluations of a borrower's creditworthiness, fraud, and/or changes in the applicant's financial condition after approval could negatively affect the quality of our portfolio, resulting in loan losses.
Our servicing activities are another key factor in managing consumer credit risk. Servicing activities consist largely of collecting and processing customer payments, responding to customer inquiries such as requests for payoff quotes, and processing customer requests for account revisions (such as payment extensions and refinancings). Certain servicing practices may be influenced by local laws and regulations.
During the year ended December 31, 2015, the credit performance of the consumer portfolio remained strong and reflects both the continued execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum, including used, nonprime, extended term, Growth, and nonsubvented finance receivables and loans, and our continued execution of bulk purchases of high-quality jumbo mortgage loans originated by third parties. For information on our consumer credit risk practices and policies regarding delinquencies, nonperforming status, and charge-offs, refer to Note 1 to the Consolidated Financial Statements.
The following table includes consumer finance receivables and loans recorded at gross carrying value.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more
December 31, ($ in millions)	2015	2014	2015	2014	2015	2014
Consumer automotive (b) (c)	$64,292	$56,570	$475	$386	$—	$—
Consumer mortgage
Mortgage Finance	$6,413	$3,504	$15	$19	$—	$—
Mortgage — Legacy	$3,360	$3,969	$113	$158	$—	$—
Total consumer finance receivables and loans	$74,065	$64,043	$603	$563	$—	$—

(a)	Includes nonaccrual TDR loans of $233 million and $216 million at December 31, 2015, and December 31, 2014, respectively.

(b)
Includes $66 million and $35 million of fair value adjustment for loans in hedge accounting relationships at December 31, 2015, and December 31, 2014, respectively. Refer to Note 22 to the Consolidated Financial Statements for additional information.

(c)
Includes outstanding CSG loans of $6.2 billion and $5.0 billion at December 31, 2015, and December 31, 2014, respectively, and RV loans of $1.5 billion and $1.2 billion at December 31, 2015, and December 31, 2014, respectively.

Total consumer finance receivables and loans increased $10.0 billion to $74.1 billion from December 31, 2014. The increase in consumer automotive finance receivables and loans was primarily related to our loan originations, which outpaced portfolio runoff and was partially

Management's Discussion and Analysis

offset by $1.2 billion of loans originated to the held-for-sale portfolio, as well as $1.2 billion of loans transferred to the held-for-sale portfolio and sold during 2015. The increase in consumer mortgage finance receivables and loans was primarily due to growth in the Mortgage Finance portfolio due to the execution of bulk loan purchases, which outpaced total consumer mortgage portfolio runoff. Refer to Note 8 to the Consolidated Financial Statements for additional information.
Total consumer nonperforming finance receivables and loans at December 31, 2015, increased $40 million to $603 million from December 31, 2014, reflecting an increase of $89 million of consumer automotive finance receivables and loans and a decrease of $49 million of consumer mortgage nonperforming finance receivables and loans. The increase in nonperforming consumer automotive finance receivables and loans was due to growth in the portfolio and the change in our portfolio composition as we continued the execution of our underwriting strategy to expand our originations across a broad risk spectrum. The decrease in nonperforming consumer mortgage finance receivables and loans was primarily due to fewer accounts within the Mortgage — Legacy portfolio deteriorating into nonperforming status due to continued improvement in the macroeconomic environment. Refer to Note 8 to the Consolidated Financial Statements for additional information. Nonperforming consumer finance receivables and loans as a percentage of total outstanding consumer finance receivables and loans were 0.8% and 0.9% at December 31, 2015, and December 31, 2014, respectively.
Consumer automotive loans accruing and past due 30 days or more increased $343 million to $1.9 billion at December 31, 2015, compared with December 31, 2014, primarily due to portfolio growth and the change in our portfolio composition as we continued the execution of our underwriting strategy to expand our originations across a broad risk spectrum.
The following table includes consumer net charge-offs from finance receivables and loans at gross carrying value and related ratios.

	Net charge-offs		Net charge-off ratios (a)
Year ended December 31, ($ in millions)	2015	2014	2015	2014
Consumer automotive	$578	$501	1.0%	0.9%
Consumer mortgage
Mortgage Finance	$2	$2	—	0.1
Mortgage — Legacy	$29	$41	0.8	0.9
Total consumer finance receivables and loans	$609	$544	0.9%	0.8%

(a)
Net charge-off ratios are calculated as net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale during the year for each loan category.

Our net charge-offs from total consumer finance receivables and loans were $609 million for the year ended December 31, 2015, compared to $544 million for the year ended December 31, 2014. The increase was driven primarily by consumer automotive portfolio growth and the change in our automotive portfolio composition as we continued the execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum.
The following table summarizes the unpaid principal balance of total consumer loan originations for the periods shown. Total consumer loan originations include loans classified as finance receivables and loans and loans held-for-sale during the period.

Year ended December 31, ($ in millions)	2015	2014
Consumer automotive (a)	$36,306	$29,619
Consumer mortgage	2	—
Total consumer loan originations	$36,308	$29,619

(a)	Includes $1.2 billion of loans originated as held-for-sale during the first quarter of 2015.
Total automotive-originated loans increased $6.7 billion for the year ended December 31, 2015, compared to 2014. The increase was primarily due to Growth and Chrysler originations.

Management's Discussion and Analysis

The following table shows the percentage of total consumer finance receivables and loans recorded at gross carrying value by state concentration. Total automotive loans were $64.3 billion and $56.6 billion at December 31, 2015, and December 31, 2014, respectively. Total mortgage and home equity loans were $9.8 billion and $7.5 billion at December 31, 2015, and December 31, 2014, respectively.

	2015 (a)		2014
December 31,	Consumer automotive	Consumer mortgage	Consumer automotive	Consumer mortgage
Texas	13.7%	6.2%	13.6%	6.0%
California	7.3	33.6	6.2	30.8
Florida	7.7	4.1	7.3	3.7
Pennsylvania	5.0	1.5	5.3	1.6
Illinois	4.4	4.1	4.4	4.2
Georgia	4.4	2.2	4.2	2.1
North Carolina	3.6	1.8	3.5	1.9
Ohio	3.7	0.6	3.9	0.6
New York	3.5	1.9	4.0	1.9
Michigan	3.1	2.4	3.8	3.1
Other United States	43.6	41.6	43.8	44.1
Total consumer loans	100.0%	100.0%	100.0%	100.0%

(a)	Presentation is in descending order as a percentage of total consumer finance receivables and loans at December 31, 2015.
We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend. The highest concentrations of consumer loans are in Texas and California, which represented an aggregate of 23.5% and 21.8% of our total outstanding consumer finance receivables and loans at December 31, 2015, and December 31, 2014, respectively.
Concentrations in our mortgage portfolio are closely monitored given the volatility of the housing market, with special attention given to states with greater declines in real estate values.
Repossessed and Foreclosed Assets
We classify an asset as repossessed or foreclosed (included in Other Assets on the Consolidated Balance Sheet) when physical possession of the collateral is taken, which includes the transfer of title through foreclosure or other similar proceedings. We dispose of the acquired collateral in a timely fashion in accordance with regulatory requirements. For more information on repossessed and foreclosed assets, refer to Note 1 to the Consolidated Financial Statements.
Repossessed consumer automotive loan assets in our Automotive Finance operations at December 31, 2015, increased $32 million to $122 million from December 31, 2014. Foreclosed mortgage assets at December 31, 2015, remained flat at $10 million from December 31, 2014.
Commercial Credit Portfolio
Our commercial portfolio consists primarily of automotive loans (wholesale floorplan, dealer term loans including real estate loans, and automotive fleet financing), as well as commercial finance loans. Wholesale floorplan loans are secured by the vehicles financed (and all other vehicle inventory), which provide strong collateral protection in the event of dealership default. Additional collateral (e.g., blanket lien over all dealership assets) and/or other credit enhancements (e.g., personal guarantees from dealership owners) are oftentimes obtained to further manage credit risk. Furthermore, we benefit from automotive manufacturer repurchase arrangements, which serve as an additional layer of protection in the event of repossession of dealership inventory and/or dealership franchise termination.
Within our commercial portfolio, we utilize an internal credit risk rating system that is fundamental to managing credit risk exposure consistently across various types of commercial borrowers and captures critical risk factors for each borrower. The ratings are used for many areas of credit risk management, including loan origination, portfolio risk monitoring, management reporting, and loan loss reserves analyses. Therefore, the rating system is critical to an effective and consistent credit risk management framework.
During the year ended December 31, 2015, the credit performance of the commercial portfolio remained strong, as nonperforming finance receivables and loans remained low and no net charge-offs were realized. For information on our commercial credit risk practices and policies regarding delinquencies, nonperforming status, and charge-offs, refer to Note 1 to the Consolidated Financial Statements.

Management's Discussion and Analysis

The following table includes total commercial finance receivables and loans reported at gross carrying value.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more
December 31, ($ in millions)	2015	2014	2015	2014	2015	2014
Commercial and industrial
Automotive	$31,469	$30,871	$25	$32	$—	$—
Other (b)	2,640	1,882	44	46	—	—
Commercial real estate — Automotive	3,426	3,151	8	4	—	—
Total commercial finance receivables and loans	$37,535	$35,904	$77	$82	$—	$—

(a)	Includes nonaccrual troubled-debt-restructured loans of $44 million and $59 million at December 31, 2015, and December 31, 2014, respectively.

(b)	Other commercial primarily includes senior secured commercial lending.
Total commercial finance receivables and loans outstanding increased $1.6 billion to $37.5 billion at December 31, 2015, from December 31, 2014. The increase was primarily due to the growth of wholesale floorplan finance receivables and automotive dealer term loans, as well as continued growth in the Corporate Finance portfolio in line with our business strategy.
Total commercial nonperforming finance receivables and loans were $77 million at December 31, 2015, reflecting a decrease of $5 million when compared to December 31, 2014. The decrease was primarily driven by the successful rehabilitation or liquidation of certain nonperforming accounts and fewer accounts deteriorating into nonperforming status, partially offset by an increase in the commercial real estate automotive portfolio driven by the downgrade of two accounts. Nonperforming commercial finance receivables and loans as a percentage of outstanding commercial finance receivables and loans remained flat at 0.2% at both December 31, 2015, and December 31, 2014.
The following table includes total commercial net charge-offs from finance receivables and loans at gross carrying value and related ratios.

	Net charge-offs (recoveries)		Net charge-off ratios (a)
Year ended December 31, ($ in millions)	2015	2014	2015	2014
Commercial and industrial
Automotive	$3	$1	—%	—%
Other	(3)	(8)	(0.1)	(0.4)
Total commercial finance receivables and loans	$—	$(7)	—%	—%

(a)
Net charge-off ratios are calculated as net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale during the year for each loan category.

Commercial Real Estate
The commercial real estate portfolio consists of finance receivables and loans issued primarily to automotive dealers. Commercial real estate finance receivables and loans were $3.4 billion and $3.2 billion at December 31, 2015, and December 31, 2014, respectively.
The following table presents the percentage of total commercial real estate finance receivables and loans by state concentration. These finance receivables and loans are reported at gross carrying value.

December 31,	2015	2014
Texas	17.7%	13.8%
Florida	10.0	12.3
Michigan	8.9	9.9
California	8.7	9.0
North Carolina	3.8	3.9
Virginia	3.8	4.1
Georgia	3.6	3.7
Pennsylvania	3.4	3.8
New York	3.1	3.9
Illinois	2.9	2.7
Other United States	34.1	32.9
Total commercial real estate finance receivables and loans	100.0%	100.0%

Management's Discussion and Analysis

Commercial Criticized Exposure
Finance receivables and loans classified as special mention, substandard, or doubtful are deemed criticized. These classifications are based on regulatory definitions and generally represent finance receivables and loans within our portfolio that have a higher default risk or have already defaulted. These finance receivables and loans require additional monitoring and review including specific actions to mitigate our potential loss.
The following table presents the percentage of total commercial criticized finance receivables and loans by industry concentrations. These finance receivables and loans within our automotive and Corporate Finance portfolios are reported at gross carrying value.

December 31,	2015	2014
Automotive	80.5%	87.3%
Manufacturing	7.8	0.9
Services	5.3	2.0
Other	6.4	9.8
Total commercial criticized finance receivables and loans	100.0%	100.0%
Total criticized exposures increased $305 million from December 31, 2014, to $2.5 billion at December 31, 2015. The increase was primarily related to growth within both the commercial automotive portfolio and the Corporate Finance portfolio.
Selected Loan Maturity and Sensitivity Data
The table below shows the commercial finance receivables and loans portfolio and the distribution between fixed and floating interest rates based on the stated terms of the commercial loan agreements. This portfolio is reported at gross carrying value.

December 31, 2015 ($ in millions)	Within 1 year (a)	1-5 years	After 5 years	Total (b)
Commercial and industrial	$30,277	$2,803	$1,029	$34,109
Commercial real estate	123	1,754	1,549	3,426
Total commercial finance receivables and loans	$30,400	$4,557	$2,578	$37,535
Loans at fixed interest rates		$1,654	$1,412
Loans at variable interest rates		2,903	1,166
Total commercial finance receivables and loans		$4,557	$2,578

(a)	Includes loans (e.g., floorplan) with revolving terms.

(b)	Loan maturities are based on the remaining maturities under contractual terms.

Management's Discussion and Analysis

Allowance for Loan Losses
The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

($ in millions)	Consumer automotive	Consumer mortgage	Total consumer	Commercial	Total
Allowance at January 1, 2015	$685	$152	$837	$140	$977
Charge-offs	(840)	(48)	(888)	(4)	(892)
Recoveries	262	17	279	4	283
Net charge-offs	(578)	(31)	(609)	—	(609)
Provision for loan losses	739	1	740	(33)	707
Other (a)	(12)	(8)	(20)	(1)	(21)
Allowance at December 31, 2015	$834	$114	$948	$106	$1,054
Allowance for loan losses to finance receivables and loans outstanding at December 31, 2015 (b)	1.3%	1.2%	1.3%	0.3%	0.9%
Net charge-offs to average finance receivables and loans outstanding for the year ended December 31, 2015 (b)	1.0%	0.4%	0.9%	—%	0.6%
Allowance for loan losses to total nonperforming finance receivables and loans at December 31, 2015 (b)	175.7%	89.0%	157.2%	137.4%	155.0%
Ratio of allowance for loans losses to net charge-offs at December 31, 2015	1.4	3.7	1.6	—	1.7

(a)	Primarily related to the transfer of finance receivables and loans from held-for-investment to held-for-sale.

(b)
Coverage percentages are based on the allowance for loan losses related to finance receivables and loans excluding those loans held at fair value as a percentage of the unpaid principal balance, net of premiums and discounts.

The allowance for consumer loan losses at December 31, 2015, increased $111 million compared to December 31, 2014. The increase was driven by growth in the consumer automotive portfolio and the change in our automotive portfolio composition as we continued the execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum, offset by lower reserve requirements related to consumer mortgage driven by improved credit quality of the portfolio.
The allowance for commercial loan losses declined $34 million at December 31, 2015, compared to December 31, 2014, primarily due to continued strong performance in the portfolio, partially offset by portfolio growth.

($ in millions)	Consumer automotive	Consumer mortgage	Total consumer	Commercial	Total
Allowance at January 1, 2014	$673	$389	$1,062	$146	$1,208
Charge-offs	(720)	(51)	(771)	(5)	(776)
Recoveries	219	8	227	12	239
Net charge-offs	(501)	(43)	(544)	7	(537)
Provision for loan losses	540	(69)	471	(14)	457
Other (a)	(27)	(125)	(152)	1	(151)
Allowance at December 31, 2014	$685	$152	$837	$140	$977
Allowance for loan losses to finance receivables and loans outstanding at December 31, 2014 (b)	1.2%	2.0%	1.3%	0.4%	1.0%
Net charge-offs to average finance receivables and loans outstanding for the year ended December 31, 2014 (b)	0.9%	0.5%	0.8%	—%	0.5%
Allowance for loan losses to total nonperforming finance receivables and loans at December 31, 2014 (b)	177.3%	86.3%	148.7%	169.9%	151.5%
Ratio of allowance for loans losses to net charge-offs at December 31, 2014	1.4	3.6	1.5	(19.8)	1.8

(a)	Primarily related to the transfer of finance receivables and loans from held-for-investment to held-for-sale.

(b)
Coverage percentages are based on the allowance for loan losses related to finance receivables and loans excluding those loans held at fair value as a percentage of the unpaid principal balance, net of premiums and discounts.

The allowance for consumer loan losses at December 31, 2014, declined $225 million compared to December 31, 2013. The decrease was primarily due to the transfer of consumer mortgage assets to held-for-sale as reflected within other, combined with lower reserve requirements within our consumer mortgage portfolio as a result of continued runoff of legacy mortgage assets. The decrease was partially

Management's Discussion and Analysis

offset by the continued execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum, as well as growth in our consumer automotive portfolio.
The allowance for commercial loan losses declined $6 million at December 31, 2014, compared to December 31, 2013, primarily as a result of improved portfolio performance.
Allowance for Loan Losses by Type
The following table summarizes the allocation of the allowance for loan losses by product type.

	2015			2014
December 31, ($ in millions)	Allowance for loan losses	Allowance as a % of loans outstanding	Allowance as a % of total allowance for loan losses	Allowance for loan losses	Allowance as a % of loans outstanding	Allowance as a % of total allowance for loan losses
Consumer
Consumer automotive	$834	1.3%	79.1%	$685	1.2%	70.1%
Consumer mortgage
Mortgage Finance	16	0.2	1.5	10	0.3	1.0
Mortgage — Legacy	98	2.9	9.3	142	3.6	14.6
Total consumer mortgage	114	1.2	10.8	152	2.0	15.6
Total consumer loans	948	1.3	89.9	837	1.3	85.7
Commercial
Commercial and industrial
Automotive	29	0.1	2.8	65	0.2	6.7
Other	53	2.0	5.0	42	2.2	4.2
Commercial real estate — Automotive	24	0.7	2.3	33	1.0	3.4
Total commercial loans	106	0.3	10.1	140	0.4	14.3
Total allowance for loan losses	$1,054	0.9	100.0%	$977	1.0	100.0%
Provision for Loan Losses
The following table summarizes the provision for loan losses by product type.

Year ended December 31, ($ in millions)	2015	2014	2013
Consumer
Consumer automotive	$739	$540	$490
Consumer mortgage
Mortgage Finance	7	3	(11)
Mortgage — Legacy	(6)	(72)	24
Total consumer mortgage	1	(69)	13
Total consumer loans	740	471	503
Commercial
Commercial and industrial
Automotive	(34)	(1)	11
Other	10	(16)	(6)
Commercial real estate — Automotive	(9)	3	(7)
Total commercial loans	(33)	(14)	(2)
Total provision for loan losses	$707	$457	$501
The provision for consumer loan losses increased $269 million for the year ended December 31, 2015, compared to 2014. The increase in the consumer automotive portfolio was primarily due to portfolio growth and the change in our portfolio composition as we continued the execution of our underwriting strategy to originate consumer automotive assets across a broad risk spectrum. The increase in the consumer mortgage portfolio was primarily due to lower reserve releases in Mortgage — Legacy as a result of the continued runoff of these assets, partially offset by higher provision in Mortgage Finance due to the continued growth of the portfolio.

Management's Discussion and Analysis

The provision for commercial loan losses was a net credit of $33 million for the year ended December 31, 2015, compared to a net credit of $14 million in 2014. This decrease was largely driven by a reduction in the loan loss reserve due to continued strong performance in the portfolio.
Lease Residual Risk Management
We are exposed to residual risk on vehicles in the consumer lease portfolio. This lease residual risk represents the possibility that the actual proceeds realized upon the sale of returned vehicles will be lower than the projection of these values used in establishing the pricing at lease inception. For information on our valuation of automotive lease residuals including periodic revisions through adjustments to depreciation expense based on current and forecasted market conditions, refer to the section titled Critical Accounting Estimates — Valuation of Automotive Lease Assets and Residuals within this MD&A.

•
Priced residual value projections — At contract inception, we determine pricing based on the projected residual value of the lease vehicle. This evaluation is primarily based on a proprietary model, which includes variables such as age, expected mileage, seasonality, segment factors, vehicle type, economic indicators, production cycle, automotive manufacturer incentives, and unanticipated shifts in used vehicle supply. This internally-generated data is compared against third party, independent data for reasonableness. Periodically, we revise the projected value of the lease vehicle at termination based on current market conditions and adjust depreciation expense appropriately over the remaining life of the contract. At termination, our actual sales proceeds from remarketing the vehicle may be higher or lower than the estimated residual value resulting in a gain or loss on remarketing recorded through depreciation expense.

•
Remarketing abilities — Our ability to efficiently process and effectively market off-lease vehicles affects the disposal costs and the proceeds realized from vehicle sales. Vehicles can be remarketed through auction (internet and physical), sale to dealer, sale to lessee, and other methods. The results within these channels vary, with physical auction typically resulting in the lowest-priced outcome.

•	Manufacturer vehicle and marketing programs — Automotive manufacturers influence lease residual results in the following ways:

◦	The brand image of automotive manufacturers and consumer demand for their products affect residual risk.

◦
Automotive manufacturer marketing programs may influence the used vehicle market for those vehicles through programs such as incentives on new vehicles, programs designed to encourage lessees to terminate their leases early in conjunction with the acquisition of a new vehicle (referred to as pull-ahead programs), and special rate used vehicle programs.

•
Used vehicle market — We have exposure to changes in used vehicle prices. General economic conditions, used vehicle supply and demand, and new vehicle market prices heavily influence used vehicle prices.

Lease Vehicle Terminations and Remarketing
The following table summarizes the volume of Ally lease terminations and average gain per vehicle over recent periods, as well as our methods of vehicle sales at lease termination, stated as a percentage of total lease vehicle disposals. The actual gain per vehicle on lease terminations varies based upon the type of vehicle.

Year ended December 31,	2015	2014	2013
Off-lease vehicles terminated (in units)	264,256	296,393	148,587
Average gain per vehicle ($ per unit)	$1,329	$1,461	$2,237
Method of vehicle sales
Auction
Internet	49%	51%	40%
Physical	12	10	7
Sale to dealer, lessee, and other	39	39	53
The number of off-lease vehicles remarketed during 2015 decreased 11% as compared to 2014. We experienced significant growth in lease originations from 2010-2012 after curtailing lease originations in 2008-2009 as a result of the economic downturn, which resulted in historically high termination volume during 2014. The decrease in the number of off-lease vehicles remarketed during 2015 further reflects a shift of incentive programs from two-year leases in 2012 towards three-year leases in 2013. We expect termination volumes to increase during 2016 as three-year leases begin to terminate. In 2018 and beyond, we expect our termination volumes to decrease significantly as a direct result of lower GM lease originations.
Average gain per vehicle decreased in 2015, primarily due to lower lifetime depreciation recognized on terminated lease vehicles as a result of higher anticipated proceeds based on recent market conditions. This trend is expected to continue in the near term. For more information on our investment in operating leases, refer to Note 9 and Note 1 to the Consolidated Financial Statements.

Management's Discussion and Analysis

Lease Portfolio Mix
We monitor the concentration of our outstanding operating leases. The following table presents the mix of leased vehicles by type, based on volume of units.

Year ended December 31,	2015	2014	2013
Car	38%	40%	43%
Truck	14	13	11
Sport utility vehicle	48	47	46
Market Risk
Our automotive financing, mortgage, and insurance activities give rise to market risk representing the potential loss in the fair value of assets or liabilities and earnings caused by movements in market variables, such as interest rates, foreign-exchange rates, equity prices, market perceptions of credit risk, and other market fluctuations that affect the value of securities, assets held-for-sale, and operating leases. We are exposed to interest rate risk arising from changes in interest rates related to financing, investing, and cash management activities. More specifically, we have entered into contracts to provide financing and to retain various assets related to securitization activities all of which are exposed in varying degrees to changes in value due to movements in interest rates. Interest rate risk arises from the mismatch between assets and the related liabilities used for funding. We enter into various financial instruments, including derivatives, to maintain the desired level of exposure to the risk of interest rate and other fluctuations. Refer to Note 22 to the Consolidated Financial Statements for further information.
We are also exposed to some foreign-currency risk arising from foreign-currency denominated assets and liabilities, primarily in Canada. We enter into hedges to mitigate foreign exchange risk.
We also have exposure to equity price risk, primarily in our Insurance operations, which invests in equity securities that are subject to price risk influenced by capital market movements. We enter into equity options to economically hedge our exposure to the equity markets. Additionally, we have exposure to equity price risk related to certain share-based compensation. We enter into prepaid equity forward contracts to economically hedge a portion of this exposure.
Although the diversity of our activities from our complementary lines of business may partially mitigate market risk, we also actively manage this risk. We maintain risk management control systems to monitor interest rates, foreign-currency exchange rates, equity price risks, and any of their related hedge positions. Positions are monitored using a variety of analytical techniques including market value, sensitivity analysis, and value at risk models.
Fair Value Sensitivity Analysis
The following table and subsequent discussion presents a fair value sensitivity analysis of our assets and liabilities using isolated hypothetical movements in specific market rates. The analysis assumes adverse instantaneous, parallel shifts in market-exchange rates, interest rate yield curves, and equity prices. Additionally, since only adverse fair value impacts are included, the natural offset between asset and liability rate sensitivities that arise within a diversified balance sheet, such as ours, is not considered.

December 31, ($ in millions)	2015	2014
Financial instruments exposed to changes in:
Interest rates
Estimated fair value	(a)	(a)
Effect of 10% adverse change in rates	(a)	(a)
Foreign-currency exchange rates
Estimated fair value	$359	$476
Effect of 10% adverse change in rates	(56)	(24)
Equity prices
Estimated fair value	$710	$902
Effect of 10% decrease in prices	(71)	(95)

(a)	Refer to the section titled Net Financing Revenue Sensitivity Analysis for information on the interest rate sensitivity of our financial instruments.
Net Financing Revenue Sensitivity Analysis
Interest rate risk represents our most significant exposure to market risk. We actively monitor the level of exposure so that movements in interest rates do not adversely affect future earnings. We use net financing revenue sensitivity analysis as our primary metric to measure and manage the interest rate sensitivities of our financial instruments.
We prepare forward-looking forecasts of net financing revenue, which take into consideration anticipated future business growth, asset/liability positioning, and interest rates based on the implied forward curve. Simulations are used to assess changes in net financing revenue in

Management's Discussion and Analysis

multiple interest rates scenarios relative to the baseline forecast. The changes in net financing revenue relative to the baseline are defined as the sensitivity. Our simulation incorporates contractual cash flows and repricing characteristics for all assets, liabilities and off-balance sheet exposures and incorporates the effects of changing interest rates on the prepayment and attrition rates of certain assets and liabilities. The analysis is highly dependent upon a variety of assumptions including the repricing characteristics of deposits with noncontractual maturities. Our simulation does not assume any specific future actions are taken to mitigate the impacts of changing interest rates. Relative to our baseline forecast, which is based on the implied forward curve, our net financing revenue over the next twelve months would increase by $30 million if interest rates remain unchanged.
The net financing revenue sensitivity tests measure the potential change in our pretax net financing revenue over the following twelve months. A number of alternative rate scenarios are tested, including immediate and gradual parallel shocks to both current spot rates and the market forward curve. We also evaluate nonparallel shocks to interest rates and stresses to certain term points on the yield curve in isolation to capture and monitor a number of risk types.
Our twelve-month pretax net financing revenue sensitivity based on the market forward-curve was as follows.

	2015		2014
Year ended December 31, ($ in millions)	Instantaneous	Gradual (a)	Instantaneous	Gradual (a)
Change in Interest Rates
-100 basis points	$47	$17	$78	n/a
+100 basis points	(109)	(37)	(130)	n/a
+200 basis points	(278)	(96)	(215)	n/a

(a)	Gradual changes in interest rates are recognized over 12 months.
We remain moderately liability sensitive as our simulation models assume liabilities will initially re-price faster than assets. A material portion of our interest rate exposure has historically been driven by Prime rate index floors on certain commercial loans that limit interest income increases until the index rises above the level of the floor. Due to market demand for our LIBOR based product and to reduce our exposure to rising interest rates, we migrated more than 95% of our dealer floorplan accounts from Prime to LIBOR indices through 2015. These assets will now re-price directly with changes in short-term interest rates, which is the primary driver of the changes in our interest rate risk profile since December 31, 2014. The migration of dealer floorplan accounts resulted in a material reduction in liability sensitivity, which was partially offset by continued strong growth in non-maturity deposits. The impact of downward rate shocks remains somewhat muted by the current low interest rate environment, which limits absolute declines in short-term rates in a shock scenario. The interest rate sensitivity analysis presented above was completed using a market forward-curve as of December 31, 2015. Market interest rates have materially declined since the beginning of 2016, particularly long-term interest rates.
The future repricing behavior of retail deposit liabilities, particularly non-maturity deposits, remains a significant driver of interest rate sensitivity. The sustained low interest rate environment increases the uncertainty of assumptions for deposit repricing relationships to market interest rates. Our interest rate risk models use dynamic assumptions driven by a number of factors, including the overall level of interest rates and the spread between short-term and long-term interest rates to project changes in our retail deposit offered rates. Ally’s interest rate risk metrics currently assume a long-term retail deposit beta of greater than 80%. We believe our deposits may ultimately be less sensitive to interest rate changes, which will reduce our overall exposure to rising rates. Assuming a long-term retail deposit beta of 50% (vs. current assumption of greater than 80%) would result in a consolidated interest rate risk position that is asset sensitive.
Our pro-forma rate sensitivity assuming a 50% deposit pass-through based on the market forward-curve as of December 31, 2015, was as follows.

	December 31, 2015
Change in Interest Rates ($ in millions)	Instantaneous	Gradual (a)
+100 basis points	$13	$4
+200 basis points	(13)	(1)

(a)	Gradual changes in interest rates are recognized over 12 months.
Our liability sensitive risk position is also driven by receive-fixed interest rate swaps designated as fair value hedges of certain fixed-rate liabilities including legacy unsecured debt. These swaps continue to generate positive financing revenue in the current interest rate environment, but also add to our liability sensitive position. The impact of receive-fixed interest rate swaps is partially offset by pay-fixed interest rate swaps designated as fair value hedges of certain retail automotive assets. The size, maturity and mix of our hedging activities change frequently as we adjust our broader asset and liability management objectives.
Operational Risk
We define operational risk as the risk of loss or harm arising from inadequate or failed processes or systems, human factors, or external events. Operational risk is an inherent risk element in each of our businesses and related support activities. Such risk can manifest in various ways, including errors, business interruptions, and inappropriate behavior of employees, and can potentially result in financial losses and

Management's Discussion and Analysis

other damage to us. We consider the following types of operational risk: business/strategic, model, reputation, compliance, legal, fraud, vendor management, and information technology, which includes the risk of cyber attacks.
To monitor and control such risk, we maintain a system of policies and a control framework designed to provide a sound and well-controlled operational environment. This framework employs practices and tools designed to maintain risk governance, risk and control assessment and testing, risk monitoring, and transparency through risk reporting mechanisms. The goal is to maintain operational risk at appropriate levels based on our financial strength, the characteristics of the businesses and the markets in which we operate, and the related competitive and regulatory environment.
Ally and other financial institutions continue to be the target of various cyber attacks, including malware and denial-of-service, as part of an effort to disrupt the operations of financial institutions or obtain confidential, proprietary, or other information. Cyber security and the continued development of our controls, processes, and systems to protect our networks, computers, and software remain an ongoing priority.
Notwithstanding these risk and control initiatives, we may incur losses attributable to operational risks from time to time, and there can be no assurance these losses will not be incurred in the future.
Insurance / Underwriting Risk
The underwriting of our VSCs and insurance policies includes an assessment of the risk to determine acceptability and categorization for appropriate pricing. The acceptability of a particular risk is based on expected losses, expenses and other factors specific to the product in question. With respect to VSCs, considerations include the quality of the vehicles produced, the price of replacement parts, repair labor rates, and new model introductions. Insurance risk also includes event risk, which is synonymous with pure risk, hazard risk, or insurance risk, and presents no chance of gain, only of loss.
We mitigate losses by the active management of claim settlement activities using experienced claims personnel and the evaluation of current period reported claims. Losses for these events may be compared to prior claims experience, expected claims, or loss expenses from similar incidents to assess the reasonableness of incurred losses.
In accordance with industry and accounting practices and applicable insurance laws and regulatory requirements, we maintain reserves for reported losses, losses incurred but not reported, losses expected to be incurred in the future for contracts in force and loss adjustment expenses. The estimated values of our prior reported loss reserves and changes to the estimated values are routinely monitored by credentialed actuaries. Our reserve estimates are regularly reviewed by management; however, since the reserves are based on estimates and numerous assumptions, the ultimate liability may differ from the amount estimated.

Management's Discussion and Analysis

Liquidity Management, Funding, and Regulatory Capital
Overview
The purpose of liquidity management is to ensure our ability to meet loan and lease demand, debt maturities, deposit withdrawals, and other cash commitments under both normal operating conditions as well as periods of economic or financial stress. Our primary objective is to maintain cost-effective, stable and diverse sources of funding capable of sustaining the organization throughout all market cycles. Sources of funding include both retail and brokered deposits and secured and unsecured market-based funding across various maturity, interest rate, and investor profiles. Additional liquidity is available through a pool of unencumbered highly liquid securities, borrowing facilities, repurchase agreements, as well as funding programs supported by the Federal Reserve and the Federal Home Loan Bank of Pittsburgh (FHLB).
We define liquidity risk as the risk that an institution's financial condition or overall safety and soundness is adversely affected by an inability, or perceived inability, to meet its financial obligations, and to withstand unforeseen liquidity stress events. Liquidity risk can arise from a variety of institution specific or market-related events that could have a negative impact on cash flows available to the organization. Effective management of liquidity risk helps ensure an organization's preparedness to meet cash flow obligations caused by unanticipated events. Managing liquidity needs and contingent funding exposures has proven essential to the solvency of financial institutions.
The Asset-Liability Committee (ALCO) is chaired by the Corporate Treasurer and is responsible for overseeing our liquidity, funding strategies and plans, contingency funding plans, and counterparty credit exposure arising from financial transactions. Corporate Treasury is responsible for managing our liquidity positions within prudent operating guidelines and targets approved by ALCO and the Risk and Compliance Committee of the Ally Financial Board of Directors. Liquidity risk is managed for the parent company, Ally Bank, and the consolidated organization. The parent company and Ally Bank prepare periodic forecasts depicting anticipated funding needs and sources of funds with oversight and monitoring by the Liquidity Risk group within Corporate Treasury. Corporate Treasury executes our funding strategies and manages liquidity under baseline economic projections as well as more severely stressed macroeconomic environments.
Funding Strategy
Liquidity and ongoing profitability are largely dependent on the timely and cost-effective access to retail deposits and funding in different segments of the capital markets. Our funding strategy largely focuses on the development of diversified funding sources across a broad investor base to meet liquidity needs throughout different market cycles, including periods of financial distress. These funding sources include wholesale and retail unsecured debt, public and private asset-backed securitizations, whole-loan sales, committed credit facilities, FHLB advances, brokered deposits, and retail deposits. We also supplement these funding sources with a modest amount of short-term borrowings, including Demand Notes and repurchase arrangements. The diversity of our funding sources enhances funding flexibility, limits dependence on any one source, and results in a more cost-effective funding strategy over the long term. We evaluate funding markets on an ongoing basis to achieve an appropriate balance of unsecured and secured funding sources and maturity profiles. In addition, we further distinguish our funding strategy between Ally Bank funding and parent company (nonbank) funding.
We diversify Ally Bank's overall funding in order to reduce reliance on any one source of funding and to achieve a well-balanced funding portfolio across a spectrum of risk, duration, and cost of funds characteristics. We optimize our funding sources at Ally Bank by growing retail deposits, maintaining active public and private securitization programs, managing a prudent maturity profile of our brokered deposit portfolio, utilizing repurchase agreements, and continuing to access funds from the FHLB.
Since 2009, a significant portion of asset originations have been directed to Ally Bank in order to reduce parent company exposures and funding requirements, and to utilize our growing consumer deposit-taking capabilities. This has allowed us to use bank funding for a wider array of our automotive finance assets and to provide a sustainable long-term funding channel for the business, while also improving the cost of funds for the enterprise.
Liquidity Risk Management
Multiple metrics are used to frame the level of liquidity risk, manage the liquidity position, and identify related trends. These metrics include coverage ratios and stress tests that measure the sufficiency of the liquidity portfolio, stability ratios that measure longer-term structural liquidity, and concentration ratios that ensure prudent funding diversification. In addition, we have established internal management routines designed to review all aspects of liquidity and funding plans, evaluate the adequacy of liquidity buffers, review stress testing results, and assist senior management in the execution of its funding strategy and risk management accountabilities.

Management's Discussion and Analysis

We maintain available liquidity in the form of cash, unencumbered highly liquid securities, and available committed credit facility capacity that, taken together, would allow us to operate and to meet our contractual and contingent obligations in the event that market-wide disruptions and enterprise-specific events disrupt normal access to funding. The available liquidity is held at various entities and considers regulatory restrictions and tax implications that may limit our ability to transfer funds across entities. The following table summarizes our total available liquidity.

December 31, 2015 ($ in millions)	Ally Bank	Parent Company (nonbank) (a)
Unencumbered highly liquid U.S. federal government and U.S. agency securities	$5,479	$2,862
Liquid cash and equivalents	3,801	2,519
Committed funding facilities (b)
Outstanding	3,757	16,914
Unused capacity (c)	3	251
Total capacity	3,760	17,165
Intercompany loan (d)	(600)	600
Total available liquidity	$8,683	$6,232

(a)	Parent company liquidity is defined as our consolidated operations less Ally Bank and the regulated subsidiaries of Ally Insurance's holding company.

(b)	Committed funding facilities include both consolidated and nonconsolidated facilities.

(c)
Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.

(d)
To optimize cash and secured facility capacity between entities, the parent company lends cash to Ally Bank on occasion under an intercompany loan agreement. Amounts outstanding on this loan are repayable to the parent company upon demand, subject to a five day notice period.

As of December 31, 2015, assuming a long-term capital markets stress, we expect that our available liquidity would allow us to continue to fund all planned loan originations and meet all of our financial obligations for more than 36 months, assuming no issuance of unsecured debt or term securitizations.
In addition, our estimated Modified Liquidity Coverage Ratio at December 31, 2015, exceeded 100%. Refer to the section titled Certain Regulatory Matters in Item 1 for further discussion of our liquidity coverage ratio requirements.
Ally Bank
Ally Bank gathers retail deposits directly from customers through direct banking via the internet, telephone, mobile, and mail channels. These retail deposits provide our Automotive Finance, Mortgage Finance, and Corporate Finance operations with a stable and low-cost funding source.
Optimizing bank funding continues to be a key part of our long-term liquidity strategy. We have made significant progress in migrating asset originations to Ally Bank and growing our retail deposit base since becoming a BHC in December 2008. Retail deposit growth is a key driver of optimizing funding costs and reducing reliance on capital markets based funding. We believe deposits provide a stable, low-cost source of funds that are less sensitive to interest rate changes, market volatility, or changes in credit ratings when compared to other funding sources. We have continued to expand our deposit gathering efforts through both direct and indirect marketing channels. Current retail deposit offerings consist of a variety of products including CDs, savings accounts, money market accounts, IRA deposit products, as well as an interest checking product. In addition, we utilize brokered deposits, which are obtained through third-party intermediaries.
The following table shows Ally Bank's number of accounts and deposit balances by type as of the end of each quarter since 2014.

($ in millions)	4th Quarter 2015	3rd Quarter 2015	2nd Quarter 2015	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Number of retail accounts	1,969,562	1,931,380	1,874,632	1,818,770	1,731,105	1,698,585	1,641,327	1,589,441
Deposits
Retail	$55,437	$53,502	$51,750	$50,633	$47,954	$46,718	$45,934	$45,193
Brokered	10,723	10,180	9,844	9,835	9,866	9,673	9,665	9,662
Other (a)	89	91	89	79	64	73	75	70
Total deposits	$66,249	$63,773	$61,683	$60,547	$57,884	$56,464	$55,674	$54,925

(a)	Other deposits include mortgage escrow and other deposits (excluding intercompany deposits).
During 2015, the deposit base at Ally Bank grew $8.4 billion. The growth in total deposits has been primarily attributable to our retail deposit portfolio, particularly within our savings and money market accounts. Strong retention rates and customer acquisition continue to drive growth in retail deposits. Refer to Note 14 to the Consolidated Financial Statements for a summary of deposit funding by type.

Management's Discussion and Analysis

In addition to building a larger deposit base, we continue to remain active in the securitization markets to finance our Ally Bank automotive loan portfolios. During 2015, Ally Bank raised $3.9 billion through the completion of term securitization transactions backed by dealer floorplan and retail automotive loans and lease notes, which includes $1.0 billion through the completion of an off-balance sheet securitization transaction backed by retail automotive loans. Securitization has proven to be a reliable and cost-effective funding source. Additionally, for retail automotive loans and lease notes, the term structure of the transaction locks in funding for a specified pool of loans and leases for the life of the underlying asset, creating an effective tool for managing interest rate and liquidity risk.
We manage secured funding execution risk by maintaining a diverse investor base and available committed credit facility capacity. Ally Bank has exclusive access to private committed funding facilities of which the largest facility is a $3.25 billion syndicated credit facility comprised of eighteen lenders that can fund automotive retail and dealer floorplan loans, as well as leases. During March 2015, this facility was renewed and increased to $4.5 billion with the maturity extended to March 2017. In June 2015, $1.25 billion of commitment was transferred from Ally Bank to AFI (parent company), which reduced the Ally Bank capacity to $3.25 billion. Our ability to access the unused capacity in the secured facility depends on the availability of eligible assets to collateralize the incremental funding and, in some instances, on the execution of interest rate hedges.
Ally Bank also has access to funding through advances with the FHLB. These advances are primarily secured by consumer mortgage and commercial real estate automotive finance receivables and loans. As of December 31, 2015, Ally Bank had pledged $14.9 billion of assets and investment securities to the FHLB resulting in $10.5 billion in total funding capacity with $9.4 billion of debt outstanding.
In addition, Ally Bank has access to repurchase agreements. A repurchase agreement is a transaction in which the firm sells financial instruments to a buyer, typically in exchange for cash, and simultaneously enters into an agreement to repurchase the same or substantially the same financial instruments from the buyer at a stated price plus accrued interest at a future date. The financial instruments sold in repurchase agreements typically include U.S. government and federal agency obligations. As of December 31, 2015, Ally Bank had no debt outstanding under repurchase agreements.
Additionally, Ally Bank has access to the Federal Reserve Bank Discount Window and can borrow funds to meet short-term liquidity demands. However, the Federal Reserve Bank is not a primary source of funding for day to day business. Instead, it is a liquidity source that can be accessed in stressed environments or periods of market disruption. Ally Bank has assets pledged and restricted as collateral to the Federal Reserve Bank totaling $2.9 billion. Ally Bank had no debt outstanding with the Federal Reserve as of December 31, 2015.
Parent Company (Nonbank) Funding
Funding sources at the parent company generally consist of long-term unsecured debt, unsecured retail term notes, floating rate demand notes, committed credit facilities, asset-backed securitizations, and a modest amount of short-term borrowings. The parent company's ability to access unused capacity in secured facilities depends on the availability of eligible assets to collateralize the incremental funding and, in some instances, on the execution of interest rate hedges.
During 2015, we completed several transactions through the unsecured debt capital markets totaling $5.4 billion. In November, Ally Financial Inc. completed two transactions through the unsecured debt capital markets for $1.5 billion. We expect to continue accessing the unsecured debt capital markets as well as reducing our high-cost debt on an opportunistic basis.
In addition, we have short-term and long-term unsecured debt outstanding from retail term note programs. These programs generally consist of callable fixed-rate instruments with fixed-maturity dates. There were $397 million of retail term notes outstanding at December 31, 2015.
We obtain unsecured funding from the sale of floating rate demand notes under our Demand Notes program. The holder has the option to require us to redeem these notes at any time without restriction. Demand Notes outstanding were $3.4 billion at December 31, 2015. Refer to Note 15 and Note 16 to the Consolidated Financial Statements for additional information about our outstanding short-term borrowings and long-term unsecured debt, respectively.
Secured funding continues to be a significant source of financing at the parent company. The total capacity in our committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and not allow for any further funding after the closing date. At December 31, 2015, $16.9 billion of our $17.2 billion of committed capacity was revolving. Our revolving facilities generally have an original tenor ranging from 364 days to two years. Of our total committed funding capacity from revolving facilities, only our largest facility, a $9.25 billion revolving syndicated credit facility secured by automotive receivables, has a remaining tenor greater than 364 days as of December 31, 2015. In March 2015, this facility was renewed by a syndicate of eighteen lenders for $8 billion and extended until March 2017. In June 2015, $1.25 billion of commitment was transferred from Ally Bank to AFI (parent company), which increased the parent company capacity to $9.25 billion. In the event this facility is not renewed at maturity, the outstanding debt will be repaid over time as the underlying collateral amortizes. At December 31, 2015, there was $9.2 billion outstanding under this facility. In addition to our syndicated revolving credit facility, we also maintain various bilateral and multilateral secured credit facilities that fund our Automotive Finance operations. These are primarily private securitization facilities that fund a specific pool of automotive assets.
During 2015, the parent company raised $4.4 billion through public securitization transactions comprised of retail automotive loan collateral and the sale of retained secured notes.

Management's Discussion and Analysis

At December 31, 2015, the parent company had debt of $648 million outstanding under repurchase agreements.
Recent Funding Developments
During 2015, we accessed the public and private markets to execute secured funding transactions, whole-loan sales, unsecured funding transactions, and funding facility renewals totaling $35.6 billion. Key funding highlights from January 1, 2015, to date were as follows:

•
Ally Financial Inc. closed, renewed, increased, and/or extended $19.9 billion in credit facilities. The automotive credit facility renewal amount includes the March 2015 refinancing of $12.5 billion in credit facilities at both the parent company and Ally Bank with a syndicate of eighteen lenders. The $12.5 billion capacity is secured by retail, lease, and dealer floorplan automotive assets and is allocated to two separate facilities; one is a $9.25 billion facility which is available to the parent company, while the other is a $3.25 billion facility available to Ally Bank. Both facilities mature in March 2017.

•
Ally Financial Inc. continued to access the public and private term asset-backed securitization markets raising $8.3 billion, with $3.9 billion and $4.4 billion raised by Ally Bank and the parent company, respectively. Included in Ally Bank's funding for 2015 is one off-balance sheet securitization backed by retail automotive loans, which raised $1.0 billion. In addition, Ally Bank raised $2.5 billion related to three whole-loan sales comprised of retail automotive loans, approximately $500 million of which is considered an off-balance sheet credit facility and included in the total credit facility closures, renewals, increases, and extensions noted above.

•	Ally Financial Inc. accessed the unsecured debt capital markets during 2015 and raised $5.4 billion.

•	In January 2016, Ally Bank raised $795 million through a public securitization backed by retail automotive loans.
Funding Sources
The following table summarizes debt and other sources of funding and the amount outstanding under each category for the periods shown.

December 31, ($ in millions)	Bank	Parent	Total	%
2015
Secured financings	$24,790	$25,129	$49,919	36
Institutional term debt	—	20,235	20,235	14
Retail debt programs (a)	—	3,850	3,850	3
Total debt (b)	24,790	49,214	74,004	53
Deposits (c)	66,249	229	66,478	47
Total on-balance sheet funding	$91,039	$49,443	$140,482	100
2014
Secured financings	$27,104	$20,717	$47,821	36
Institutional term debt	—	21,499	21,499	17
Retail debt programs (a)	—	3,670	3,670	3
Total debt (b)	27,104	45,886	72,990	56
Deposits (c)	57,884	319	58,203	44
Total on-balance sheet funding	$84,988	$46,205	$131,193	100

(a)	Includes $397 million and $332 million of Retail Term Notes at December 31, 2015, and December 31, 2014, respectively.

(b)	Excludes fair value adjustment as described in Note 25 to the Consolidated Financial Statements.

(c)	Bank deposits include retail, brokered, mortgage escrow, and other deposits. Parent deposits include dealer deposits. Intercompany deposits are not included.
Refer to Note 16 to the Consolidated Financial Statements for a summary of the scheduled maturity of long-term debt at December 31, 2015.
Cash Flows
Net cash provided by operating activities was $5.1 billion for the year ended December 31, 2015, compared to $3.4 billion for the year ended December 31, 2014. The increase is primarily due to an increase of cash inflows from other assets and higher levels of operating income, as well as lower cash outflows from other liabilities and interest payable.
Net cash used in investing activities was $9.7 billion for the year ended December 31, 2015, compared to $3.2 billion cash used in the same period in 2014. The increase is primarily due to a $8.2 billion increase in net cash used in finance receivables and loans. Also contributing to the decrease is a $2.6 billion decrease in net cash provided by sales, maturities and repayment of available-for-sale securities, net of purchases, and a $1.4 billion decrease related to changes in restricted cash balances. This was partially offset by a decrease in net cash outflows from operating lease activity of $4.9 billion, and $1.0 billion in proceeds from the sale of a business unit.

Management's Discussion and Analysis

Net cash provided by financing activities for the year ended December 31, 2015, was $5.5 billion, compared to $145 million cash used for the same period in 2014. The increase is due to net cash provided by short-term borrowings of $1.0 billion for the year ended December 31, 2015, compared to net cash used of $1.5 billion for the year ended December 31, 2014. Also contributing to the increase was an increase in deposits of $3.4 billion and cash used for the payment of long-term debt exceeded debt issuances by $2.5 billion for the year ended December 31, 2014. This was partially offset by an increase in dividends paid of $2.3 billion and the repurchase and redemption of preferred stock of $559 million in 2015.
Capital Planning and Stress Tests
As a BHC with $50 billion or more of consolidated assets, Ally is required to conduct periodic company-run stress tests, is subject to an annual supervisory stress test conducted by the FRB, and must submit an annual capital plan to the FRB. In addition, as an insured state nonmember bank with $50 billion or more in total consolidated assets, Ally Bank is required to conduct annual company-run stress tests.
Ally’s capital plan must include a description of all planned capital actions over a nine-quarter planning horizon. The capital plan must also include a discussion of how Ally will maintain capital above the minimum regulatory capital under baseline, adverse, and severely adverse economic scenarios, and serve as a source of strength to Ally Bank. The FRB must approve Ally's capital plan before Ally may take any capital action. Even with an approved capital plan, Ally must seek the approval of the FRB before making a capital distribution if, among other factors, Ally would not meet its regulatory capital requirements after making the proposed capital distribution. In addition to the Series G preferred stock redemptions and Series A preferred stock repurchase that occurred during 2015, as part of the 2015 CCAR process, Ally also received approval to repurchase or redeem the remaining approximately $700 million of Series A preferred stock as well as $500 million of our Trust Preferred Securities, which we expect will occur in the first half of 2016.  Ally expects that, by June 30, 2016 the FRB will either provide a notice of non-objection or object to our 2016 capital plan, which will be submitted to the FRB on April 5, 2016, with planned capital actions.
Regulatory Capital
Refer to Note 21 to the Consolidated Financial Statements and Selected Financial Data within this MD&A.
Credit Ratings
The cost and availability of unsecured financing are influenced by credit ratings, which are intended to be an indicator of the creditworthiness of a particular company, security, or obligation. Lower ratings result in higher borrowing costs and reduced access to capital markets. This is particularly true for certain institutional investors whose investment guidelines require investment-grade ratings on term debt and the two highest rating categories for short-term debt (particularly money market investors).
Nationally recognized statistical rating organizations rate substantially all our debt. The following table summarizes our current ratings and outlook by the respective nationally recognized rating agencies.

Rating agency	Short-term	Senior unsecured debt	Outlook	Date of last action
Fitch	B	BB+	Stable	April 8, 2015 (a)
Moody’s	Not Prime	Ba3	Stable	October 20, 2015 (b)
S&P	B	BB+	Positive	October 21, 2015 (c)
DBRS	R-4	BB (High)	Positive	May 18, 2015 (d)

(a)	Fitch affirmed our senior unsecured debt rating of BB+, affirmed our short-term rating of B, and maintained a Stable outlook on April 8, 2015.

(b)	Moody's upgraded our senior unsecured debt rating to Ba3 from B1, affirmed our short-term rating of Not Prime, and changed the outlook to Stable on October 20, 2015.

(c)	Standard & Poor's affirmed our senior unsecured debt rating of BB+, affirmed our short-term rating of B, and changed the outlook from Stable to Positive on October 21, 2015.

(d)	DBRS upgraded our senior unsecured debt rating to BB (High) from BB, confirmed our short-term rating of R-4, and maintained a Positive trend on all ratings on May 18, 2015.
Insurance Financial Strength Ratings
Substantially all of our Insurance operations have a Financial Strength Rating (FSR) and an Issuer Credit Rating (ICR) from the A.M. Best Company. The FSR is intended to be an indicator of the ability of the insurance company to meet its senior most obligations to policyholders. Lower ratings generally result in fewer opportunities to write business as insureds, particularly large commercial insureds, and insurance companies purchasing reinsurance have guidelines requiring high FSR ratings. On May 22, 2015, A.M. Best affirmed the FSR of B++ (good) and affirmed the ICR of bbb+.
Off-balance Sheet Arrangements
Refer to Note 10 to the Consolidated Financial Statements.
Securitization
We are involved in several types of securitization and financing transactions that allow us to diversify funding sources by converting assets into cash earlier than what would have occurred in the normal course of business. Securitized assets include consumer and commercial

Management's Discussion and Analysis

automotive loans, and operating leases. Information regarding our securitization activities is further described in Note 10 to the Consolidated Financial Statements.
As part of these securitization activities, we sell assets to various securitization entities. In turn, the securitization entities establish separate trusts to which they transfer the assets in exchange for the proceeds from the sale of securities issued by the trust. The trusts' activities are generally limited to acquiring the assets, issuing securities, making payments on the securities, and periodically reporting to the investors.
These securitization entities are separate legal entities that assume the risks and rewards of ownership of the receivables they hold. The assets of the securitization entities are not available to satisfy our claims or those of our creditors. In addition, the trusts do not invest in our equity or in the equity of any of our affiliates. Our economic exposure related to the securitization trusts is generally limited to cash reserves, retained interests, and customary representation and warranty provisions described in Note 10 to the Consolidated Financial Statements. The trusts have a limited life and generally terminate upon final distribution of amounts owed to investors or upon exercise of a cleanup call option by us, as servicer, when the costs of servicing the contracts becomes burdensome.
Certain of these securitization transactions meet the criteria to be accounted for as off-balance sheet arrangements if we either do not hold a potentially significant economic interest or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Certain of our securitization transactions do not meet the required criteria to be accounted for as off-balance sheet arrangements; therefore, they are accounted for as secured borrowings. As secured borrowings, the underlying automotive finance retail contracts, wholesale loans, and automotive leases remain on our Consolidated Balance Sheet with the corresponding obligation (consisting of the beneficial interests issued by the securitization entity) reflected as debt. We recognize interest income on the finance receivables, automotive leases and loans, and interest expense on the beneficial interests issued by the securitization entity; and we provide for loan losses on the finance receivables and loans as incurred. At December 31, 2015, and 2014, $71.6 billion and $69.2 billion of our total assets, respectively, were related to secured borrowings. Refer to Note 16 to the Consolidated Financial Statements for further discussion.
As part of our securitization activities, we typically agree to service the transferred assets for a fee, and we may also earn other related fees. The amount of the fees earned is disclosed in Note 11 to the Consolidated Financial Statements. We may also retain a portion of senior and subordinated interests issued by the trusts. Subordinate interests typically provide credit support to the more highly rated senior interest in a securitization transaction and may be subject to all or a portion of the first loss position related to the sold assets. For off-balance sheet arrangements, these interests are reported as investment securities or other assets on our Consolidated Balance Sheet and are disclosed in Note 6 and Note 13 to the Consolidated Financial Statements. For secured borrowings, retained interests are not recognized as a separate asset on our Consolidated Balance Sheet.
In October 2014, U.S. regulatory agencies adopted risk retention rules that require sponsors of asset-backed securitizations, such as Ally, to retain not less than five percent of the credit risk of the assets collateralizing asset-backed securitizations. Ally Bank has complied with the FDIC’s Safe Harbor Rule requiring it to retain five percent risk retention in retail automotive loan and lease securitizations. Ally Financial intends to comply with the new risk retention rules for automotive asset-backed securitizations, which become effective on December 24, 2016.
Guarantees
Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in an underlying agreement that is related to a guaranteed party. Our guarantees include standby letters of credit and certain contract provisions associated with securitizations, sales, and divestitures. Refer to Note 29 to the Consolidated Financial Statements for more information regarding our outstanding guarantees to third parties.

Management's Discussion and Analysis

Aggregate Contractual Obligations
The following table provides aggregated information about our outstanding contractual obligations disclosed elsewhere in our Consolidated Financial Statements.

December 31, 2015 ($ in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractually obligated payments due by period
Long-term debt
Total (a)	$67,462	$11,384	$32,451	$13,096	$10,531
Scheduled interest payments for fixed-rate long-term debt	18,930	1,782	2,883	2,031	12,234
Estimated interest payments for variable-rate long-term debt (b)	742	254	339	121	28
Estimated net payments under interest rate swap agreements (b)	39	—	—	—	39
Lease commitments	263	39	65	60	99
Purchase obligations	101	47	51	3	—
Bank certificates of deposit	29,796	16,317	11,886	1,593	—
Total contractually obligated payments due by period	$117,333	$29,823	$47,675	$16,904	$22,931
Total other commitments by expiration period
Lending commitments	$2,132	$741	$194	$631	$566

(a)
Total long-term debt amount reflects the remaining principal obligation and excludes original issue discount of $1.4 billion and fair value adjustments of $331 million related to fixed-rate debt designated as a hedged item.

(b)
Estimate utilized a forecasted variable interest model, when available, or the applicable variable interest rate as of the most recent reset date prior to December 31, 2015. For additional information on derivative instruments and hedging activities, refer to Note 22.

The foregoing table does not include our reserves for insurance losses and loss adjustment expenses, which total $169 million at December 31, 2015. While payments due on insurance losses are considered contractual obligations because they related to insurance policies issued by us, the ultimate amount to be paid and the timing of payment for an insurance loss is an estimate subject to significant uncertainty. Furthermore, the timing on payment is also uncertain; however, the majority of the balance is expected to be paid out in less than five years.
The following provides a description of the items summarized in the preceding table of contractual obligations.
Long-term Debt
Amounts represent the scheduled maturity of long-term debt at December 31, 2015, assuming that no early redemptions occur. The maturity of secured debt may vary based on the payment activity of the related secured assets. The amounts presented are before the effect of any unamortized discount, debt issuance costs, or fair value adjustment. Refer to Note 16 to the Consolidated Financial Statements for additional information on our debt obligations. We primarily use interest rate swaps to manage interest rate risk associated with our secured and unsecured long term debt portfolio. These derivatives are recorded on the balance sheet at fair value. For additional information on derivatives, refer to Note 22 to the Consolidated Financial Statements.
Lease Commitments
We have obligations under various operating lease arrangements (primarily for real property) with noncancelable lease terms that expire after December 31, 2015. Refer to Note 29 to the Consolidated Financial Statements for additional information.
Purchase Obligations
We enter into multiple contractual arrangements for various services. The arrangements represent fixed payment obligations under our most significant contracts and primarily relate to contracts with information technology providers. Refer to Note 29 to the Consolidated Financial Statements for additional information.
Bank Certificates of Deposit
Refer to Note 14 to the Consolidated Financial Statements for additional information.
Lending Commitments
We have outstanding lending commitments with customers. The amounts presented represent the unused portion of those commitments at December 31, 2015. Refer to Note 29 to the Consolidated Financial Statements for additional information.

Management's Discussion and Analysis

Critical Accounting Estimates
Accounting policies are integral to understanding our Management's Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain judgments and assumptions, on the basis of information available at the time of the financial statements, in determining accounting estimates used in the preparation of these statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements; critical accounting estimates are described in this section. An accounting estimate is considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made. If actual results differ from our judgments and assumptions, then it may have an adverse impact on the results of operations and cash flows. Our management has discussed the development, selection, and disclosure of these critical accounting estimates with the Audit Committee of the Board, and the Audit Committee has reviewed our disclosure relating to these estimates.
Allowance for Loan Losses
We maintain an allowance for loan losses (the allowance) to absorb probable loan credit losses inherent in the held-for-investment portfolio, excluding those loans measured at fair value in accordance with applicable accounting standards. The allowance is maintained at a level that management considers to be adequate based upon ongoing quarterly assessments and evaluations of collectability and historical loss experience in our lending portfolio. The allowance is management's estimate of incurred losses in our lending portfolio and involves significant judgment. Management performs quarterly analyses of these portfolios to determine if impairment has occurred and to assess the adequacy of the allowance based on historical and current trends and other factors affecting credit losses. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, while amounts recovered on previously charged-off accounts increase the allowance. Determining the appropriateness of the allowance requires management to exercise significant judgment about matters that are inherently uncertain, including the timing, frequency, and severity of credit losses that could materially affect the provision for loan losses and, therefore, net income. The methodology for determining the amount of the allowance differs between the consumer automotive, consumer mortgage, and commercial portfolio segments. For additional information regarding our portfolio segments and classes, refer to Note 8 to the Consolidated Financial Statements. While we attribute portions of the allowance across our lending portfolios, the entire allowance is available to absorb probable loan losses inherent in our total lending portfolio.
The consumer portfolio segments consist of smaller-balance, homogeneous loans. Excluding certain loans that are identified as individually impaired, the allowance for each consumer portfolio segment (automotive and mortgage) is evaluated collectively. The allowance is based on aggregated portfolio segment evaluations that begin with estimates of incurred losses in each portfolio segment based on various statistical analyses. We leverage proprietary statistical models based on recent loss trends to develop a systematic incurred loss reserve. These statistical loss forecasting models are utilized to estimate incurred losses and consider several credit quality indicators including, but not limited to, historical loss experience, estimated foreclosures or defaults based on observable trends, and general economic and business trends. Management believes these factors are relevant to estimate incurred losses and are updated on a quarterly basis in order to incorporate information reflective of the current economic environment, as changes in these assumptions could have a significant impact. In order to develop our best estimate of probable incurred losses inherent in the loan portfolio, management reviews and analyzes the output from the models and may adjust the reserves to take into consideration environmental, qualitative and other factors that may not be captured in the models. These adjustments are documented and reviewed through our risk management processes. Management reviews, updates, and validates its systematic process and loss assumptions on a periodic basis. This process involves an analysis of loss information, such as a review of loss and credit trends, a retrospective evaluation of actual loss information to loss forecasts, and other analyses.
The commercial portfolio segment is primarily composed of larger-balance, nonhomogeneous exposures within our Automotive Finance operations and Corporate Finance. These loans are primarily evaluated individually and are risk-rated based on borrower, collateral, and industry-specific information that management believes is relevant in determining the occurrence of a loss event and measuring impairment. A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current information and events. Management establishes specific allowances for commercial loans determined to be individually impaired based on the present value of expected future cash flows, discounted at the loans' effective interest rate, observable market price or the fair value of collateral, whichever is determined to be the most appropriate. Estimated costs to sell the collateral on a discounted basis are included in the impairment measurement, when appropriate. In addition to the specific allowances for impaired loans, loans that are not identified as individually impaired are grouped into pools based on similar risk characteristics and collectively evaluated. These allowances are based on historical loss experience, concentrations, current economic conditions, and performance trends within specific geographic locations. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.
The determination of the allowance is influenced by numerous assumptions and many factors that may materially affect estimates of loss, including volatility of loss given default, probability of default, and rating migration. The critical assumptions underlying the allowance include: (1) segmentation of each portfolio based on common risk characteristics; (2) identification and estimation of portfolio indicators and other factors that management believes are key to estimating incurred credit losses; and (3) evaluation by management of borrower, collateral, and geographic information. Management monitors the adequacy of the allowance and makes adjustments as the assumptions in the underlying analyses change to reflect an estimate of incurred loan losses at the reporting date, based on the best information available at that time. In addition, the allowance related to the commercial portfolio segment is influenced by estimated recoveries from automotive manufacturers relative to guarantees or agreements with them to repurchase vehicles used as collateral to secure the loans. If an automotive

Management's Discussion and Analysis

manufacturer is unable to fully honor its obligations, our ultimate loan losses could be higher. To the extent that actual outcomes differ from our estimates, additional provision for credit losses may be required that would reduce earnings.
Valuation of Automotive Lease Assets and Residuals
We have significant investments in vehicles in our operating lease portfolio. In accounting for operating leases, management must make a determination at the beginning of the lease contract of the estimated realizable value (i.e., residual value) of the vehicle at the end of the lease. Residual value represents an estimate of the market value of the vehicle at the end of the lease term, which typically ranges from two to four years. At contract inception, we determine pricing based on the projected residual value of the lease vehicle. This evaluation is primarily based on a proprietary model, which includes variables such as age, expected mileage, seasonality, segment factors, vehicle type, economic indicators, production cycle, automotive manufacturer incentives, and shifts in used vehicle supply. This internally-generated data is compared against third party, independent data for reasonableness. The customer is obligated to make payments during the term of the lease for the difference between the purchase price and the contract residual value plus a finance charge. However, since the customer is not obligated to purchase the vehicle at the end of the contract, we are exposed to a risk of loss to the extent the value of the vehicle is below the residual value estimated at contract inception. Management periodically performs a detailed review of the estimated realizable value of leased vehicles to assess the appropriateness of the carrying value of lease assets.
To account for residual risk, we depreciate automotive operating lease assets to expected realizable value on a straight-line basis over the lease term. The estimated realizable value is initially based on the residual value established at contract inception. Periodically, we revise the projected value of the lease vehicle at termination based on current market conditions, and other relevant data points, and adjust depreciation expense appropriately over the remaining term of the lease. Impairment of the operating lease asset is assessed upon the occurrence of a triggering event. Triggering events are systemic, observed events impacting the used car market such as shocks to oil and gas prices that may indicate impairment of the operating lease asset. Impairment is determined to exist if the expected undiscounted cash flows generated from the operating lease assets are less than the carrying value of the operating lease assets. If the operating lease assets are impaired, they are written down to their fair value as estimated by discounted cash flows. There were no such impairment charges in 2015, 2014, or 2013.
Our depreciation methodology for operating lease assets considers management's expectation of the value of the vehicles upon lease termination, which is based on numerous assumptions and factors influencing used vehicle values. The critical assumptions underlying the estimated carrying value of automotive lease assets include: (1) estimated market value information obtained and used by management in estimating residual values, (2) proper identification and estimation of business conditions, (3) our remarketing abilities, and (4) automotive manufacturer vehicle and marketing programs. Changes in these assumptions could have a significant impact on the value of the lease residuals. Expected residual values include estimates of payments from automotive manufacturers related to residual support and risk-sharing agreements, if any. To the extent an automotive manufacturer is not able to fully honor its obligation relative to these agreements, our depreciation expense would be negatively impacted.
Fair Value of Financial Instruments
We use fair value measurements to record fair value adjustments to certain instruments and to determine fair value disclosures. Refer to Note 25 to the Consolidated Financial Statements for a description of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized. We follow the fair value hierarchy set forth in Note 25 to the Consolidated Financial Statements in order to prioritize the inputs utilized to measure fair value. We review and modify, as necessary, our fair value hierarchy classifications on a quarterly basis. As such, there may be reclassifications between hierarchy levels.
We have numerous internal controls in place to ensure the appropriateness of fair value measurements. Significant fair value measures are subject to detailed analytics and management review and approval. We have an established model validation policy and program in place that covers all models used to generate fair value measurements. This model validation program ensures a controlled environment is used for the development, implementation, and use of the models and change procedures. Further, this program uses a risk-based approach to select models to be reviewed and validated by an independent internal risk group to ensure the models are consistent with their intended use, the logic within the models is reliable, and the inputs and outputs from these models are appropriate. Additionally, a wide array of operational controls are in place to ensure the fair value measurements are reasonable, including controls over the inputs into and the outputs from the fair value measurement models. For example, we backtest the internal assumptions used within models against actual performance. We also monitor the market for recent trades, market surveys, or other market information that may be used to benchmark model inputs or outputs. Certain valuations will also be benchmarked to market indices when appropriate and available. We have scheduled model and/or input recalibrations that occur on a periodic basis but will recalibrate earlier if significant variances are observed as part of the backtesting or benchmarking noted above.
Considerable judgment is used in forming conclusions from market observable data used to estimate our Level 2 fair value measurements and in estimating inputs to our internal valuation models used to estimate our Level 3 fair value measurements. Level 3 inputs such as interest rate movements, prepayment speeds, credit losses, and discount rates are inherently difficult to estimate. Changes to these inputs can have a significant effect on fair value measurements. Accordingly, our estimates of fair value are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.
Legal and Regulatory Reserves
Our legal and regulatory reserves reflect management's best estimate of probable losses on legal and regulatory matters. As a legal or regulatory matter develops, management, in conjunction with internal and external counsel handling the matter, evaluates on an ongoing basis

Management's Discussion and Analysis

whether the matter presents a loss contingency that is both probable and estimable. If, at the time of evaluation, the loss contingency related to a legal or regulatory matter is not both probable and estimable, the matter will continue to be monitored for further developments that would make the loss contingency both probable and estimable. When the loss contingency related to a legal or regulatory matter is deemed to be both probable and estimable, we will establish a liability with respect to the loss contingency and record a corresponding expense amount. To estimate the probable loss, we evaluate the individual facts and circumstances of the case including information learned through the discovery process, rulings on dispositive motions, settlement discussions, our prior history with similar matters and other rulings by courts, arbitrators or others. The reserves are continuously monitored and updated to reflect the most recent information related to each matter.
Additionally, in matters for which a loss event is not deemed probable, but rather reasonably possible to occur, we would attempt to estimate a loss or range of loss related to that event, if possible. For these matters, we do not record a liability. However, if we are able to estimate a loss or range of loss, we would disclose this loss, if it is material to our financial statements. To estimate a range of probable or reasonably possible loss, we evaluate each individual case in the manner described above. We do not accrue for or disclose matters for which a loss event is deemed remote.
For details regarding the nature of all material contingencies, refer to Note 30 to the Consolidated Financial Statements.
Determination of Provision for Income Taxes
Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management's best assessment of estimated current and future taxes to be paid. We are subject to income taxes predominantly in the United States. Significant judgments and estimates are required in determining consolidated income tax expense. Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent results of operations. In projecting future taxable income, we begin with historical results adjusted for the results of discontinued operations and incorporate assumptions about the amount of future state, federal, and foreign pretax operating income. These assumptions about future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income (loss).
As of each reporting date, we consider existing evidence, both positive and negative, that could impact our view with regard to future realization of deferred tax assets. We continue to believe it is more likely than not that the benefit for certain foreign tax credits, state net operating loss carryforwards, and state capital loss carryforwards will not be realized. In recognition of this risk, we continue to provide a partial valuation allowance on the deferred tax assets relating to these carryforwards.
For additional information regarding our provision for income taxes, refer to Note 23 to the Consolidated Financial Statements.
Recently Issued Accounting Standards
Refer to Note 1 to the Consolidated Financial Statements for further information related to recently adopted and recently issued accounting standards.

Management's Discussion and Analysis

Statistical Table
The accompanying supplemental information should be read in conjunction with the more detailed information, including our Consolidated Financial Statements and the notes thereto, which appears elsewhere in this Annual Report.
Net Interest Margin Table
The following table presents an analysis of net yield on interest-earning assets (or net interest margin) excluding discontinued operations for the periods shown.

	2015			2014			2013
Year ended December 31, ($ in millions)	Average balance (a)	Interest income/Interest expense	Yield/rate	Average balance (a)	Interest income/Interest expense	Yield/rate	Average balance (a)	Interest income/Interest expense	Yield/rate
Assets
Interest-bearing cash and cash equivalents	$3,702	$8	0.22%	$4,328	$8	0.18%	$6,412	$10	0.16%
Federal funds sold and securities purchased under resale agreements	2	—	—	—	—	—	—	—	—
Investment securities (b)	16,702	356	2.13	15,729	347	2.21	15,195	300	1.97
Loans held-for-sale, net	884	40	4.52	16	1	6.25	600	20	3.33
Finance receivables and loans, net (c) (d)	104,294	4,570	4.38	100,148	4,457	4.45	97,467	4,529	4.65
Investment in operating leases, net (e)	18,058	1,149	6.36	18,789	1,325	7.05	16,028	1,214	7.57
Total interest-earning assets	143,642	6,123	4.26	139,010	6,138	4.42	135,702	6,073	4.48
Noninterest-bearing cash and cash equivalents	1,522			1,610			1,628
Other assets (f)	9,508			10,675			19,975
Allowance for loan losses	(985)			(1,173)			(1,192)
Total assets	$153,687			$150,122			$156,113
Liabilities
Interest-bearing deposit liabilities	$62,086	$718	1.16%	$55,838	$664	1.19%	$50,163	$654	1.30%
Short-term borrowings	6,289	49	0.78	6,308	52	0.82	4,858	63	1.30
Long-term debt (d)	66,100	1,662	2.51	67,881	2,067	3.05	66,336	2,602	3.92
Total interest-bearing liabilities	134,475	2,429	1.81	130,027	2,783	2.14	121,357	3,319	2.73
Noninterest-bearing deposit liabilities	85			69			536
Total funding sources (f)	134,560	2,429	1.81	130,096	2,783	2.14	121,893	3,319	2.72
Other liabilities (f)	4,302			5,231			15,448
Total liabilities	138,862			135,327			137,341
Total equity	14,825			14,795			18,772
Total liabilities and equity	$153,687			$150,122			$156,113
Net financing revenue		$3,694			$3,355			$2,754
Net interest spread (g)			2.45%			2.28%			1.75%
Net yield on interest-earning assets (h)			2.57%			2.41%			2.03%

(a)	Average balances are calculated using a combination of monthly and daily average methodologies.

(b)
Excludes equity investments with an average balance of $941 million, $865 million, and $995 million at December 31, 2015, 2014, and 2013, respectively, and related income on equity investments of $25 million, $20 million, and $25 million during the years ended December 31, 2015, 2014, and 2013, respectively. Yields on available-for-sale debt securities are based on fair value as opposed to amortized cost.

(c)
Nonperforming finance receivables and loans are included in the average balances. For information on our accounting policies regarding nonperforming status, refer to Note 1 to the Consolidated Financial Statements.

(d)	Includes the effects of derivative financial instruments designated as hedges.

(e)
Includes gains on sale of $351 million, $433 million, and $332 million for the years ended December 31, 2015, 2014, and 2013, respectively. Excluding these gains, the annualized yield would be 4.42%, 4.75%, and 5.50% at December 31, 2015, 2014, and 2013, respectively.

(f)	Includes average balances of discontinued operations for the years ended December 31, 2014, and 2013.

(g)	Net interest spread represents the difference between the rate on total interest-earning assets and the rate on total interest-bearing liabilities.

(h)	Net yield on interest-earning assets represents net financing revenue as a percentage of total interest-earning assets.

Management's Discussion and Analysis

The following table presents an analysis of the changes in net financing revenue, volume and rate.

	2015 vs 2014 Increase (decrease) due to (a)			2014 vs 2013 Increase (decrease) due to (a)
Year ended December 31, ($ in millions)	Volume	Yield/rate	Total	Volume	Yield/rate	Total
Assets
Interest-bearing cash and cash equivalents	$—	$—	$—	$(4)	$2	$(2)
Investment securities	20	(11)	9	11	36	47
Loans held-for-sale, net	39	—	39	(29)	10	(19)
Finance receivables and loans, net	184	(71)	113	122	(194)	(72)
Investment in operating leases, net	(51)	(125)	(176)	199	(88)	111
Total interest-earning assets	$192	$(207)	$(15)	$299	$(234)	$65
Liabilities
Interest-bearing deposit liabilities	$72	$(18)	$54	$70	$(60)	$10
Short-term borrowings	—	(3)	(3)	16	(27)	(11)
Long-term debt	(53)	(352)	(405)	60	(595)	(535)
Total interest-bearing liabilities	$19	$(373)	$(354)	$146	$(682)	$(536)
Net financing revenue	$173	$166	$339	$153	$448	$601

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute dollar amount of change in volume and yield/rate.

Management's Discussion and Analysis

Outstanding Finance Receivables and Loans
The following table presents the composition of our on-balance sheet finance receivables and loans.

December 31, ($ in millions)	2015	2014	2013	2012	2011
Consumer
Consumer automotive	$64,292	$56,570	$56,417	$53,715	$63,459
Consumer mortgage
Mortgage Finance	6,413	3,504	3,295	3,795	2,835
Mortgage — Legacy	3,360	3,970	5,149	6,026	7,993
Total consumer mortgage	9,773	7,474	8,444	9,821	10,828
Total consumer	74,065	64,044	64,861	63,536	74,287
Commercial
Commercial and industrial
Automotive (a)	31,469	30,871	30,948	30,270	34,817
Mortgage	—	—	—	—	1,911
Other	2,640	1,882	1,664	2,697	1,241
Commercial real estate
Automotive	3,426	3,151	2,855	2,552	2,485
Mortgage	—	—	—	—	14
Total commercial loans	37,535	35,904	35,467	35,519	40,468
Total finance receivables and loans	$111,600	$99,948	$100,328	$99,055	$114,755
Loans held-for-sale	$105	$2,003	$35	$2,576	$8,557

(a)	Includes notes receivable from GM of $529 million at December 31, 2011.

Management's Discussion and Analysis

Nonperforming Assets
The following table summarizes the nonperforming assets in our on-balance sheet portfolio.

December 31, ($ in millions)	2015	2014	2013	2012	2011
Consumer
Consumer automotive	$475	$386	$329	$260	$228
Consumer mortgage
Mortgage Finance	15	19	7	10	10
Mortgage — Legacy	113	158	185	372	539
Total consumer mortgage	128	177	192	382	549
Total consumer (a)	603	563	521	642	777
Commercial
Commercial and industrial
Automotive	25	32	116	146	223
Mortgage	—	—	—	—	—
Other	44	46	74	33	37
Commercial real estate
Automotive	8	4	14	37	67
Mortgage	—	—	—	—	12
Total commercial (b)	77	82	204	216	339
Total nonperforming finance receivables and loans	680	645	725	858	1,116
Foreclosed properties	10	10	10	8	82
Repossessed assets (c)	122	90	101	62	56
Total nonperforming assets	$812	$745	$836	$928	$1,254
Loans held-for-sale	$—	$8	$9	$25	$2,820

(a)
Interest revenue that would have been accrued on total consumer finance receivables and loans at original contractual rates was $51 million during the year ended December 31, 2015. Interest income recorded for these loans was $19 million during the year ended December 31, 2015.

(b)
Interest revenue that would have been accrued on total commercial finance receivables and loans at original contractual rates was $8 million during the year ended December 31, 2015. Interest income recorded for these loans was $5 million during the year ended December 31, 2015.

(c)
Repossessed assets exclude $8 million, $7 million, $7 million, $3 million, and $3 million of repossessed operating lease assets at December 31, 2015, December 31, 2014, 2013, 2012, and 2011, respectively.

Management's Discussion and Analysis

Accruing Finance Receivables and Loans Past Due 90 Days or More
The following table presents our on-balance sheet accruing loans past due 90 days or more as to principal and interest.

December 31, ($ in millions)	2015	2014	2013	2012	2011
Consumer automotive	$—	$—	$—	$—	$3
Consumer mortgage
Mortgage Finance	—	—	—	—	—
Mortgage — Legacy	—	—	1	1	1
Total accruing finance receivables and loans past due 90 days or more (a)	$—	$—	$1	$1	$4
Loans held-for-sale	$—	$—	$—	$—	$73

(a)	There were no commercial on-balance sheet accruing loans past due 90 days or more as of December 31, 2015, 2014, 2013, 2012, and 2011.
Allowance for Loan Losses
The following table presents an analysis of the activity in the allowance for loan losses on finance receivables and loans.

($ in millions)	2015	2014	2013	2012	2011
Balance at January 1,	$977	$1,208	$1,170	$1,503	$1,873
Charge-offs	(892)	(776)	(737)	(776)	(880)
Recoveries	283	239	265	302	327
Net charge-offs	(609)	(537)	(472)	(474)	(553)
Provision for loan losses	707	457	501	329	161
Other (a)	(21)	(151)	9	(188)	22
Balance at December 31,	$1,054	$977	$1,208	$1,170	$1,503

(a)
Primarily related to the transfer of finance receivables and loans from held-for-investment to held-for-sale. Also includes provision for loan losses relating to discontinued operations of $65 million and $58 million for the years ended December 31, 2012, and 2011, respectively.

Allowance for Loan Losses by Type
The following table summarizes the allocation of the allowance for loan losses by product type.

	2015		2014		2013		2012		2011
December 31, ($ in millions)	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
Consumer
Consumer automotive	$834	79.1	$685	70.1	$673	55.7	$575	49.2	$766	51.0
Consumer mortgage
Mortgage Finance	16	1.5	10	1.0	10	0.8	22	1.9	16	1.1
Mortgage — Legacy	98	9.3	142	14.6	379	31.4	430	36.7	500	33.2
Total consumer mortgage	114	10.8	152	15.6	389	32.2	452	38.6	516	34.3
Total consumer loans	948	89.9	837	85.7	1,062	87.9	1,027	87.8	1,282	85.3
Commercial
Commercial and industrial
Automotive	29	2.8	65	6.7	67	5.6	55	4.7	110	7.3
Mortgage	—	—	—	—	—	—	—	—	11	0.7
Other	53	5.0	42	4.2	50	4.1	48	4.1	53	3.6
Commercial real estate
Automotive	24	2.3	33	3.4	29	2.4	40	3.4	42	2.8
Mortgage	—	—	—	—	—	—	—	—	5	0.3
Total commercial loans	106	10.1	140	14.3	146	12.1	143	12.2	221	14.7
Total allowance for loan losses	$1,054	100.0	$977	100.0	$1,208	100.0	$1,170	100.0	$1,503	100.0

Management's Discussion and Analysis

Deposit Liabilities
The following table presents the average balances and interest rates paid for types of domestic deposits.

	2015		2014		2013
Year ended December 31, ($ in millions)	Average balance (a)	Average deposit rate	Average balance (a)	Average deposit rate	Average balance (a)	Average deposit rate
Domestic deposits
Noninterest-bearing deposits	$85	—%	$69	—%	$536	—%
Interest-bearing deposits
Savings and money market checking accounts	31,608	0.91	24,296	0.82	18,223	0.83
Certificates of deposit	30,212	1.39	31,153	1.44	31,266	1.53
Dealer deposits	266	3.73	389	3.79	674	3.74
Total domestic deposit liabilities	$62,171	1.15%	$55,907	1.19%	$50,699	1.29%

(a)	Average balances are calculated using a combination of monthly and daily average methodologies.
The following table presents the amount of certificates of deposit in denominations of $100 thousand or more segregated by time remaining until maturity.

December 31, 2015 ($ in millions)	Three months or less	Over three months through six months	Over six months through twelve months	Over twelve months	Total
Certificates of deposit ($100,000 or more)	$1,922	$1,849	$3,164	$4,618	$11,553

Quantitative and Qualitative Disclosures about Market Risk

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk
Refer to the Market Risk Management section of Item 7, Management's Discussion and Analysis.

Management's Report on Internal Control over Financial Reporting

4Item 8.    Financial Statements and Supplementary Data
Ally management is responsible for establishing and maintaining effective internal control over financial reporting. The Company's internal control over financial reporting is a process designed under the supervision of the Company's Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.
The Company's internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the Consolidated Financial Statements.
Because of its inherent limitations, internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Further, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted, under the supervision of the Company's Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the Company's internal control over financial reporting based on the framework in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, commonly referred to as the “COSO” criteria.
Based on the assessment performed, management concluded that at December 31, 2015, Ally's internal control over financial reporting was effective based on the COSO criteria.
The independent registered public accounting firm, Deloitte & Touche LLP, has audited the Consolidated Financial Statements of Ally and has issued an attestation report on our internal control over financial reporting at December 31, 2015, as stated in its report, which is included herein.

/S/ JEFFREY J. BROWN	/S/ CHRISTOPHER A. HALMY
Jeffrey J. Brown	Christopher A. Halmy
Chief Executive Officer	Chief Financial Officer
February 24, 2016	February 24, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ally Financial Inc.:
We have audited the accompanying Consolidated Balance Sheet of Ally Financial Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related Consolidated Statements of Income, Comprehensive Income, Changes in Equity, and Cash Flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 24, 2016 expressed an unqualified opinion on the Company's internal control over financial reporting.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
February 24, 2016 (May 5, 2016 as to Note 1, Description of Business, Basis of Presentation, and Changes in Significant Accounting Policies, Note 2, Discontinued and Held-for-sale Operations, Note 7, Loans Held-for-Sale, Net, Note 8, Finance Receivables and Loans, Net, and Note 27, Segment and Geographic Information)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ally Financial Inc.:
We have audited the internal control over financial reporting of Ally Financial Inc. and subsidiaries (the “Company”) as of December 31, 2015, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2015, of the Company and our report dated February 24, 2016 (May 5, 2016 as to Note 1, Description of Business, Basis of Presentation, and Changes in Significant Accounting Policies, Note 2, Discontinued and Held-for-sale Operations, Note 7, Loans Held-for-Sale, Net, Note 8, Finance Receivables and Loans, Net, and Note 27, Segment and Geographic Information), expressed an unqualified opinion on those consolidated financial statements.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
February 24, 2016

Consolidated Statement of Income

Year ended December 31, ($ in millions)	2015	2014	2013
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$4,570	$4,457	$4,529
Interest on loans held-for-sale	40	1	20
Interest and dividends on available-for-sale investment securities	381	367	325
Interest on cash and cash equivalents	8	8	10
Operating leases	3,398	3,558	3,209
Total financing revenue and other interest income	8,397	8,391	8,093
Interest expense
Interest on deposits	718	664	654
Interest on short-term borrowings	49	52	63
Interest on long-term debt	1,662	2,067	2,602
Total interest expense	2,429	2,783	3,319
Net depreciation expense on operating lease assets	2,249	2,233	1,995
Net financing revenue	3,719	3,375	2,779
Other revenue
Servicing fees	45	31	126
Servicing asset valuation and hedge activities, net	—	—	(213)
Total servicing income (loss), net	45	31	(87)
Insurance premiums and service revenue earned	940	979	1,012
Gain on mortgage and automotive loans, net	45	7	55
Loss on extinguishment of debt	(357)	(202)	(59)
Other gain on investments, net	155	181	180
Other income, net of losses	314	280	383
Total other revenue	1,142	1,276	1,484
Total net revenue	4,861	4,651	4,263
Provision for loan losses	707	457	501
Noninterest expense
Compensation and benefits expense	963	947	1,019
Insurance losses and loss adjustment expenses	293	410	405
Other operating expenses	1,505	1,591	1,981
Total noninterest expense	2,761	2,948	3,405
Income from continuing operations before income tax expense	1,393	1,246	357
Income tax expense (benefit) from continuing operations	496	321	(59)
Net income from continuing operations	897	925	416
Income (loss) from discontinued operations, net of tax	392	225	(55)
Net income	$1,289	$1,150	$361
Statement continues on the next page.
The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Income

Year ended December 31, (in dollars) (a)	2015	2014	2013
Basic earnings per common share
Net (loss) income from continuing operations	$(3.47)	$1.36	$(1.51)
Income (loss) from discontinued operations, net of tax	0.81	0.47	(0.13)
Net (loss) income	$(2.66)	$1.83	$(1.64)
Diluted earnings per common share
Net (loss) income from continuing operations	$(3.47)	$1.36	$(1.51)
Income (loss) from discontinued operations, net of tax	0.81	0.47	(0.13)
Net (loss) income	$(2.66)	$1.83	$(1.64)

(a)	Figures in the table may not recalculate exactly due to rounding. Earnings per share is calculated based on unrounded numbers.
Refer to Note 20 for additional earnings per share information, including the impact of preferred stock dividends recognized in connection with the redemption of the Series G Preferred Stock and the repurchase of the Series A Preferred Stock. The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Comprehensive Income

Year ended December 31, ($ in millions)	2015	2014	2013
Net income	$1,289	$1,150	$361
Other comprehensive (loss) income, net of tax
Unrealized (losses) gains on investment securities
Net unrealized (losses) gains arising during the period	(39)	415	(159)
Less: Net realized gains reclassified to net income	99	167	186
Net change	(138)	248	(345)
Translation adjustments
Net unrealized losses arising during the period	(26)	(17)	(80)
Less: Net realized gains reclassified to net income	22	20	429
Net change	(48)	(37)	(509)
Net investment hedges
Net unrealized gains arising during the period	18	8	37
Less: Net realized losses reclassified to net income	(3)	—	(169)
Net change	21	8	206
Translation adjustments and net investment hedges, net change	(27)	(29)	(303)
Cash flow hedges
Net unrealized gains (losses) arising during the period	1	2	(1)
Less: Net realized losses reclassified to net income	—	—	(4)
Net change	1	2	3
Defined benefit pension plans
Net unrealized (losses) gains arising during the period	—	(15)	18
Less: Net realized gains (losses) reclassified to net income	1	(4)	(40)
Net change	(1)	(11)	58
Other comprehensive (loss) income, net of tax	(165)	210	(587)
Comprehensive income (loss)	$1,124	$1,360	$(226)
The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

December 31, ($ in millions)	2015	2014
Assets
Cash and cash equivalents
Noninterest-bearing	$2,148	$1,348
Interest-bearing	4,232	4,228
Total cash and cash equivalents	6,380	5,576
Investment securities (refer to Note 6 for discussion of investment securities pledged as collateral)	17,157	16,137
Loans held-for-sale, net	105	2,003
Finance receivables and loans, net
Finance receivables and loans, net of unearned income	111,600	99,948
Allowance for loan losses	(1,054)	(977)
Total finance receivables and loans, net	110,546	98,971
Investment in operating leases, net	16,271	19,510
Premiums receivable and other insurance assets	1,801	1,695
Other assets	6,321	7,105
Assets of operations held-for-sale	—	634
Total assets	$158,581	$151,631
Liabilities
Deposit liabilities
Noninterest-bearing	$89	$64
Interest-bearing	66,389	58,139
Total deposit liabilities	66,478	58,203
Short-term borrowings	8,101	7,062
Long-term debt	66,234	66,380
Interest payable	350	477
Unearned insurance premiums and service revenue	2,434	2,375
Accrued expenses and other liabilities	1,545	1,735
Total liabilities	145,142	136,232
Commitments and contingencies (refer to Note 29 and Note 30)
Equity
Common stock and paid-in capital ($0.01 par value, shares authorized 1,100,000,000; issued 482,790,696 and 480,136,039; and outstanding 481,980,111 and 480,094,891)	21,100	21,038
Preferred stock	696	1,255
Accumulated deficit	(8,110)	(6,828)
Accumulated other comprehensive loss	(231)	(66)
Treasury stock, at cost (810,585 shares)	(16)	—
Total equity	13,439	15,399
Total liabilities and equity	$158,581	$151,631
The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

The assets of consolidated variable interest entities, presented based upon the legal transfer of the underlying assets in order to reflect legal ownership, that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit were as follows.

December 31, ($ in millions)	2015	2014
Assets
Finance receivables and loans, net
Finance receivables and loans, net of unearned income	$27,929	$30,081
Allowance for loan losses	(196)	(179)
Total finance receivables and loans, net	27,733	29,902
Investment in operating leases, net	4,791	5,595
Other assets	1,624	1,964
Total assets	$34,148	$37,461
Liabilities
Long-term debt	20,267	24,297
Accrued expenses and other liabilities	22	173
Total liabilities	$20,289	$24,470
The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Changes in Equity

($ in millions)	Common stock and paid-in capital	Mandatorily convertible preferred stock held by U.S. Department of Treasury	Preferred stock	Accumulated deficit		Accumulated other comprehensive income (loss)	Treasury stock	Total equity
Balance at January 1, 2013	$19,668	$5,685	$1,255	$(7,021)		$311	$—	$19,898
Net income				361				361
Preferred stock dividends — U.S. Department of Treasury (a)				(543)				(543)
Preferred stock dividends				(267)				(267)
Other comprehensive loss						(587)		(587)
Increase in paid-in capital	1							1
Issuance of common stock	1,270							1,270
Repurchase of mandatorily convertible preferred stock held by U.S. Department of Treasury and elimination of share adjustment right		(5,685)		(240)				(5,925)
Balance at December 31, 2013	$20,939	$—	$1,255	$(7,710)		$(276)	$—	$14,208
Net income				1,150				1,150
Preferred stock dividends				(268)				(268)
Share-based compensation	99							99
Other comprehensive income						210		210
Balance at December 31, 2014	$21,038	$—	$1,255	$(6,828)		$(66)	$—	$15,399
Net income				1,289				1,289
Preferred stock dividends				(2,571)	(b)			(2,571)
Series A preferred stock repurchase			(325)					(325)
Series G preferred stock redemption			(234)					(234)
Share-based compensation	62							62
Other comprehensive loss						(165)		(165)
Share repurchases related to employee stock-based compensation awards							(16)	(16)
Balance at December 31, 2015	$21,100	$—	$696	$(8,110)		$(231)	$(16)	$13,439

(a)	Includes $8 million of preferred stock dividends paid to the U.S. Department of Treasury related to the period from November 15, 2013, through November 20, 2013.

(b)
Preferred stock dividends include $2,364 million recognized in connection with the redemption of the Series G Preferred Stock and the repurchase of the Series A Preferred Stock. These dividends represent an additional return to preferred shareholders calculated as the excess consideration paid over the carrying amount derecognized. Refer to Note 18 for additional preferred stock information.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Year ended December 31, ($ in millions)	2015	2014	2013
Operating activities
Net income	$1,289	$1,150	$361
Reconciliation of net income to net cash provided by operating activities
Depreciation, amortization and accretion, net	2,801	2,936	2,864
Changes in fair value of mortgage servicing rights	—	—	101
Provision for loan losses	707	457	570
Gain on sale of loans, net	(45)	(7)	(55)
Net gain on investment securities	(155)	(181)	(182)
Loss on extinguishment of debt	357	202	59
Originations and purchases of loans originated as held-for-sale	(1,770)	—	(6,235)
Proceeds from sales and repayments of loans held-for-sale	1,658	62	8,696
Impairment and settlement related to Residential Capital, LLC	—	(150)	(600)
(Gain) loss on sale of subsidiaries and joint ventures, net	(452)	7	(666)
Net change in
Deferred income taxes	565	117	(671)
Interest payable	(127)	(411)	(39)
Other assets	526	(132)	2,592
Other liabilities	(247)	(400)	(3,860)
Other, net	(12)	(247)	(434)
Net cash provided by operating activities	5,095	3,403	2,501
Investing activities
Purchases of available-for-sale securities	(12,250)	(5,417)	(12,304)
Proceeds from sales of available-for-sale securities	6,874	4,260	3,627
Proceeds from maturities and repayment of available-for-sale securities	4,255	2,657	5,509
Net increase in finance receivables and loans	(13,845)	(5,024)	(2,479)
Proceeds from sales of finance receivables and loans originated as held-for-investment	3,197	2,592	—
Purchases of operating lease assets	(4,685)	(9,884)	(9,196)
Disposals of operating lease assets	5,546	5,860	2,964
Sale of mortgage servicing rights	—	—	911
Proceeds from sale of business units, net (a)	1,049	47	7,444
Net change in restricted cash	264	1,625	(70)
Other, net	(152)	72	51
Net cash used in investing activities	(9,747)	(3,212)	(3,543)
Statement continues on the next page.
The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Year ended December 31, ($ in millions)	2015	2014	2013
Financing activities
Net change in short-term borrowings	1,028	(1,494)	1,591
Net increase in deposits	8,247	4,851	5,357
Proceeds from issuance of long-term debt	30,665	27,192	27,330
Repayments of long-term debt	(31,350)	(30,426)	(31,892)
Proceeds from issuance of common stock	—	—	1,270
Repurchase and redemption of preferred stock	(559)	—	—
Repurchase of mandatorily convertible preferred stock held by U.S. Department of Treasury and elimination of share adjustment right	—	—	(5,925)
Dividends paid	(2,571)	(268)	(810)
Net cash provided by (used in) financing activities	5,460	(145)	(3,079)
Effect of exchange-rate changes on cash and cash equivalents	(4)	(1)	45
Net increase (decrease) in cash and cash equivalents	804	45	(4,076)
Adjustment for change in cash and cash equivalents of operations held-for-sale (a) (b)	—	—	2,094
Cash and cash equivalents at beginning of year	5,576	5,531	7,513
Cash and cash equivalents at end of year	$6,380	$5,576	$5,531
Supplemental disclosures
Cash paid for
Interest	$2,632	$3,090	$3,827
Income taxes	96	8	75
Noncash items
Finance receivables and loans transferred to loans held-for-sale	1,311	4,631	18
Other disclosures
Proceeds from sales and repayments of mortgage loans held-for-investment originally designated as held-for-sale	68	38	51

(a)	The amounts are net of cash and cash equivalents of $1.6 billion at December 31, 2013, of business units at the time of disposition.

(b)
Cash flows of discontinued operations are reflected within operating, investing, and financing activities in the Consolidated Statement of Cash Flows. The cash balance of these operations is reported as assets of operations held-for-sale on the Consolidated Balance Sheet.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

1.    Description of Business, Basis of Presentation, and Changes in Significant Accounting Policies
Ally Financial Inc. (referred to herein as Parent, Ally, we, our, or us) is a leading, independent, diversified, financial services firm. Founded in 1919, we are a leading financial services company with over 95 years of experience providing a broad array of financial products and services, primarily to automotive dealers and their retail customers. We operate as a financial holding company (FHC) and a bank holding company (BHC). Our banking subsidiary, Ally Bank, is an indirect, wholly-owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (internet, telephone, mobile, and mail) banking market.
Consolidation and Basis of Presentation
The Consolidated Financial Statements include the accounts of the Parent and its consolidated subsidiaries, to which it is deemed to possess control, after eliminating intercompany balances and transactions, and include all variable interest entities (VIEs) in which we are the primary beneficiary. Other entities in which we have invested and have the ability to exercise significant influence over operating and financial policies of the investee, but upon which we do not possess control, are accounted for by the equity method of accounting within the financial statements and they are therefore not consolidated. Refer to Note 10 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP). Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. Certain reclassifications may have been made to the prior periods’ financial statements and notes to conform to the current period’s presentation, which did not have a material impact on our Consolidated Financial Statements.
In the past, we have operated our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income until the foreign subsidiaries are sold or substantially liquidated at which point the accumulated translation adjustments are recognized directly in earnings as part of the gain or loss on sale or liquidation. Income and expense items are translated at average exchange rates prevailing during the reporting period. The majority of our international operations have ceased and are included in discontinued operations.
Use of Estimates and Assumptions
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes. Our most significant estimates pertain to the allowance for loan losses, valuations of automotive lease assets and residuals, fair value of financial instruments, legal and regulatory reserves, and the determination of the provision for income taxes.
Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash on deposit at other financial institutions, cash items in process of collection, and certain highly liquid investments with maturities of three months or less from the date of purchase. Cash and cash equivalents that have restrictions on our ability to withdraw the funds are included in other assets on our Consolidated Balance Sheet. The book value of cash equivalents approximates fair value because of the short maturities of these instruments and the insignificant risk they present to changes in value with respect to changes in interest rates. Certain securities with original maturities of three months or less from the date of purchase that are held as a portion of longer-term investment portfolios, primarily held by our Insurance operations, are classified as investment securities.
Investments
Our portfolio of investments includes various debt and marketable equity securities and nonmarketable equity investments. Debt and marketable equity securities are classified based on management’s intent to sell or hold the security. Our debt and marketable equity securities include government securities, corporate bonds, asset-backed securities (ABS), mortgage-backed securities (MBS), equity securities and other investments. Our portfolio currently includes securities classified as available-for-sale, which are carried at fair value with unrealized gains and losses included in accumulated other comprehensive income or loss.
We amortize premiums and discounts on debt securities as an adjustment to investment yield generally over the stated maturity of the security. For ABS and MBS where prepayments can be reasonably estimated, amortization is adjusted for expected prepayments.
Additionally, we assess our debt and marketable equity securities for potential other-than-temporary impairment. We employ a methodology that considers available evidence in evaluating potential other-than-temporary impairment of our debt and marketable equity securities classified as available-for-sale. If the cost of an investment exceeds its fair value, we evaluate, among other factors, the magnitude and duration of the decline in fair value. We also evaluate the financial health of and business outlook for the issuer, the performance of the underlying assets for interests in securitized assets, and our intent and ability to hold the investment through recovery of its amortized cost basis.

Notes to Consolidated Financial Statements

Once a decline in fair value of a debt security is determined to be other-than-temporary, an impairment charge for the credit component is recorded to other gain (loss) on investments, net, in our Consolidated Statement of Income, and a new cost basis in the investment is established. Noncredit component losses of a debt security are recorded in other comprehensive income (loss) when we do not intend to sell the security and it is not more likely than not that we will have to sell the security prior to the security's anticipated recovery. Unrealized losses that we have determined to be other-than-temporary on equity securities are recorded to other gain (loss) on investments, net in our Consolidated Statement of Income. Subsequent increases and decreases to the fair value of available-for-sale debt and equity securities are included in other comprehensive income (loss), so long as they are not attributable to another other-than-temporary impairment.
Realized gains and losses on investment securities are reported in other gain (loss) on investments, net, and are determined using the specific identification method. For information on our debt and marketable equity securities, refer to Note 6.
In addition to our investment securities, we hold nonmarketable equity investments. Our nonmarketable equity investments are carried at cost less any previously recognized impairment, reported in other assets, and include Federal Home Loan Bank (FHLB) stock held to meet regulatory requirements, certain equity investments in low income housing tax credits, and other equity investments that are not publicly traded and therefore do not have a readily determinable fair value. As conditions warrant, we review our investments carried at cost for impairment and will adjust the carrying value of the investment if it is deemed to be impaired. No impairment was recognized in 2015 or 2014. For more information on our nonmarketable equity investments, refer to Note 25.
Finance Receivables and Loans
Finance receivables and loans are reported at their gross carrying value which includes the principal amount outstanding, net of unamortized deferred fees and costs on originated loans, unamortized premiums and discounts on purchased loans, unamortized basis adjustments arising from the designation of finance receivables and loans as the hedged item in qualifying fair value hedge relationships, and cumulative principal charge-offs. We refer to the gross carrying value less the allowance for loan loss as the net carrying value in finance receivables and loans. Unearned rate support received from an automotive manufacturer on certain automotive loans, deferred origination fees and costs, and premiums and discounts on purchased loans, are amortized over the contractual life of the related finance receivable or loan using the effective interest method. We make various incentive payments for consumer automotive loan originations to automotive dealers and account for these payments as direct loan origination costs. Additionally, we make incentive payments to certain commercial automobile wholesale borrowers and account for these payments as a reduction to interest income in the period they are earned. Loan commitment fees are generally deferred and amortized over the commitment period. For information on finance receivables and loans, refer to Note 8.
We initially classify finance receivables and loans as either loans held-for-sale or loans held-for-investment based on management's assessment of our intent and ability to hold loans for the foreseeable future or until maturity. Management's view of the foreseeable future is based on the longest reasonably reliable net income, liquidity, and capital forecast period. Management's intent and ability with respect to certain loans may change from time to time depending on a number of factors, for example economic, liquidity, and capital conditions. In order to reclassify loans to held-for-sale, management must have the intent to sell the loans and reasonably identify the specific loans to be sold. Loans classified as held-for-sale are carried at the lower of their net carrying value or fair value, unless the fair value option was elected, in which case those loans are carried at fair value. Interest income is recognized based upon the contractual rate of interest on the loan and the unpaid principal balance. We report accrued interest receivable on finance receivables and loans in other assets on the Consolidated Balance Sheet.
Our portfolio segments are based on the level at which we develop and document our methodology for determining the allowance for loan losses. Additionally, the classes of finance receivables are based on several factors including the method for monitoring and assessing credit risk, the method of measuring carrying value, and the risk characteristics of the finance receivable. Based on an evaluation of our process for developing the allowance for loan losses including the nature and extent of exposure to credit risk arising from finance receivables, we have determined our portfolio segments to be consumer automotive, consumer mortgage, and commercial.

•	Consumer automotive — Consists of retail automotive financing for new and used vehicles.

•	Consumer mortgage — Consists of the following classes of finance receivables.

•
Mortgage Finance — Consists of consumer first mortgages from our ongoing mortgage operations including bulk acquisitions, originations, and refinancing of high quality jumbo mortgages and low-to-moderate income (LMI) mortgages.

•	Mortgage — Legacy — Consists of consumer mortgage assets originated prior to January 1, 2009 including first mortgages, subordinate-lien mortgages, and home equity mortgages.

•	Commercial — Consists of the following classes of finance receivables.

•	Commercial and Industrial

•
Automotive — Consists of financing operations to fund dealer purchases of new and used vehicles through wholesale or floorplan financing. Additional commercial offerings include automotive dealer term loans, revolving lines of credit, and dealer fleet financing.

Notes to Consolidated Financial Statements

•	Other — Consists of senior secured leveraged cash flow and asset based loans.

•	Commercial Real Estate — Automotive — Consists of term loans to finance dealership land and buildings.
Nonaccrual Loans
Generally, we recognize loans of all classes as past due when they are 30 days delinquent on making a contractually required payment, and loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is not expected. Interest income recognition is suspended when finance receivables and loans are placed on nonaccrual status. Additionally, amortization of premiums and discounts and deferred fees and costs ceases when finance receivables and loans are placed on nonaccrual. Exceptions include commercial real estate loans that are placed on nonaccrual status when delinquent for 60 days or when full collection is not probable, if sooner. Additionally, our policy is to generally place all loans that have been modified in troubled debt restructurings (TDRs) on nonaccrual status until the loan has been brought fully current, the collection of contractual principal and interest is reasonably assured, and six consecutive months of repayment performance is achieved. In certain cases, if a borrower has been current up to the time of the modification and repayment of the debt subsequent to the modification is reasonably assured, we may choose to continue to accrue interest on the loan.
Loans on nonaccrual are reported as nonperforming loans in Note 8. The receivable for interest income that is accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed against interest income and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Generally, finance receivables and loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.
Impaired Loans
Loans of all classes are considered impaired when we determine it is probable that we will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
For all classes of consumer loans, impaired loans include all loans that have been modified in TDRs.
Commercial loans of all classes are considered impaired on an individual basis and reported as impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement.
With the exception of certain consumer TDRs that have been returned to accruing status, for all classes of impaired loans, income recognition is consistent with that of nonaccrual loans discussed above. Impaired loans may return to accrual status as discussed in the preceding nonaccrual loan section at which time, the normal accrual of interest income resumes. For collateral dependent loans, if the recorded investment in impaired loans exceeds the fair value of the collateral, a charge-off is recorded consistent with the TDR discussion below.
Troubled Debt Restructurings
When the terms of finance receivables or loans are modified, consideration must be given as to whether or not the modification results in a TDR. A modification is considered to be a TDR when both a) the borrower is experiencing financial difficulty and b) we grant a concession to the borrower. These considerations require significant judgment and vary by portfolio segment. In all cases, the cumulative impacts of all modifications are considered at the time of the most recent modification.
For consumer loans of all classes, various qualitative factors are utilized for assessing the financial difficulty of the borrower. These include, but are not limited to, the borrower's default status on any of its debts, bankruptcy and recent changes in financial circumstances (loss of job, etc.). A concession has been granted when as a result of the modification we do not expect to collect all amounts due, including interest accrued at the original contract rate. Types of modifications that may be considered concessions include, but are not limited to, extensions of terms at a rate that does not constitute a market rate, a reduction, deferral or forgiveness of principal or interest owed and loans that have been discharged in a Chapter 7 Bankruptcy and have not been reaffirmed by the borrower.
In addition to the modifications noted above, in our consumer automotive portfolio segment of loans we also provide extensions or deferrals of payments to borrowers whom we deem to be experiencing only temporary financial difficulty. In these cases, there are limits within our operational policies to minimize the number of times a loan can be extended, as well as limits to the length of each extension, including a cumulative cap over the life of the loan. Before offering an extension or deferral, we evaluate the capacity of the customer to make the scheduled payments after the deferral period. During the deferral period, we continue to accrue and collect interest on the loan as part of the deferral agreement. We grant these extensions or deferrals when we expect to collect all amounts due including interest accrued at the original contract rate.
A restructuring that results in only a delay in payment that is deemed to be insignificant is not a concession and the modification is not considered to be a TDR. In order to assess whether a restructuring that results in a delay in payment is insignificant, we consider the amount of the restructured payments subject to delay in conjunction with the unpaid principal balance or the collateral value of the loan, whether or not the delay is significant with respect to the frequency of payments under the original contract, or the loan's original expected duration. In the cases where payment extensions on our automotive loan portfolio cumulatively extend beyond 90 days and are more than 10% of the original contractual term or where the cumulative payment extension is beyond 180 days, we deem the delay in payment to be more than insignificant, and as such, classify these types of modifications as TDRs. Otherwise, we believe that the modifications do not represent a concessionary modification and accordingly, they are not classified as TDRs.

Notes to Consolidated Financial Statements

For commercial loans of all classes, similar qualitative factors are considered when assessing the financial difficulty of the borrower. In addition to the factors noted above, consideration is also given to the borrower's forecasted ability to service the debt in accordance with the contractual terms, possible regulatory actions and other potential business disruptions (e.g., the loss of a significant customer or other revenue stream). Consideration of a concession is also similar for commercial loans. In addition to the factors noted above, consideration is also given to whether additional guarantees or collateral have been provided.
For all loans, TDR classification typically results from our loss mitigation activities. For loans held-for-investment that are not carried at fair value and are TDRs, impairment is typically measured based on the difference between the gross carrying value of the loan and the present value of the expected future cash flows of the loan. The loan may also be measured for impairment based on the fair value of the underlying collateral less costs to sell for loans that are collateral dependent. We recognize impairment by either establishing a valuation allowance or recording a charge-off.
The financial impacts of modifications that meet the definition of a TDR are reported in the period in which they are identified as TDRs. Additionally, if a loan that is classified as a TDR redefaults within twelve months of the modification, we are required to disclose the instances of redefault. For the purpose of this disclosure, we have determined that a loan is considered to have redefaulted when the loan meets the requirements for evaluation under our charge-off policy except for commercial loans where redefault is defined as 90 days past due. Impaired loans may return to accrual status as discussed in the preceding nonaccrual loan section at which time, the normal accrual of interest income resumes.
Net Charge-offs
We disclose the measurement of net charge-offs as the amount of gross charge-offs recognized less recoveries received. Gross charge-offs reflect the amount of the gross carry value directly written-off. Generally, we recognize recoveries when they are received and record them as a reduction to provision for loan losses. As a general rule, consumer automotive loans are written down to estimated collateral value, less costs to sell, once a loan becomes 120 days past due. In our consumer mortgage portfolio segment, first-lien mortgages and a subset of our home equity portfolio that are secured by real estate in a first-lien position are written down to the estimated fair value of the collateral, less costs to sell, once a mortgage loan becomes 180 days past due. Consumer mortgage loans that represent second-lien positions are charged off at 180 days past due. Consumer mortgage loans within our second-lien portfolio in bankruptcy that are 60 days past due are fully charged off within 60 days of receipt of notification of filing from the bankruptcy court. Consumer automotive and first-lien consumer mortgage loans in bankruptcy that are 60 days past due are written down to the estimated fair value of the collateral, less costs to sell, within 60 days of receipt of notification of filing from the bankruptcy court. Regardless of other timelines noted within this policy, loans are considered collateral dependent once foreclosure or repossession proceedings begin and are charged-off to the estimated fair value of the underlying collateral, less costs to sell at that time.
Commercial loans are individually evaluated and where collectability of the recorded balance is in doubt are written down to the estimated fair value of the collateral less costs to sell. Generally, all commercial loans are charged-off when it becomes unlikely that the borrower is willing or able to repay the remaining balance of the loan and any underlying collateral is not sufficient to recover the outstanding principal. Collateral dependent loans are charged-off to the fair market value of collateral less costs to sell when appropriate and noncollateral dependent loans are fully written-off.
Allowance for Loan Losses
The allowance for loan losses (the allowance) is management's estimate of incurred losses in the lending portfolios. We determine the amount of the allowance required for each of our portfolio segments based on its relative risk characteristics. The evaluation of these factors for both consumer and commercial finance receivables and loans involves quantitative analysis combined with sound management judgment. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, net of amounts recovered on previously charged-off accounts.
The allowance is comprised of two components: specific reserves established for individual loans evaluated as impaired and portfolio-level reserves established for large groups of typically smaller balance homogeneous loans that are collectively evaluated for impairment. We evaluate the adequacy of the allowance based on the combined total of these two components. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.
Measurement of impairment for specific reserves is generally determined on a loan-by-loan basis. Loans determined to be specifically impaired are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, an observable market price, or the estimated fair value of the collateral less estimated costs to sell when appropriate, whichever is determined to be the most appropriate. When these measurement values are lower than the carrying value of that loan, impairment is recognized. Loans that are not identified as individually impaired are pooled with other loans with similar risk characteristics for evaluation of impairment for the portfolio-level allowance.
For the purpose of calculating portfolio-level reserves, we have grouped our loans into three portfolio segments: consumer automotive, consumer mortgage, and commercial. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, and includes a qualitative component based on management judgment. Management takes into consideration relevant qualitative factors, including external and internal trends such as the impacts of changes in underwriting standards, collections and account management effectiveness, geographic concentrations, and economic events,

Notes to Consolidated Financial Statements

among other factors, that have occurred but are not yet reflected in the quantitative assessment component. Qualitative adjustments are documented, reviewed, and approved through our established risk governance processes.
During 2015, we did not substantively change any material aspect of our overall approach used to determine the allowance for loan losses for our portfolio segments. There were no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance for loan losses for our portfolio segments.
Refer to Note 8 for information on the allowance for loan losses.
Consumer Loans
Our consumer automotive and consumer mortgage portfolio segments are reviewed for impairment based on an analysis of loans that are grouped into common risk categories. We perform periodic and systematic detailed reviews of our lending portfolios to identify inherent risks and to assess the overall collectability of those portfolios. Loss models are utilized for these portfolios, which consider a variety of credit quality indicators including, but not limited to, historical loss experience, current economic conditions, anticipated repossessions or foreclosures based on portfolio trends, and credit scores, and expected loss factors by loan type.
Consumer Automotive Portfolio Segment
The allowance for loan losses within the consumer automotive portfolio segment is calculated using proprietary statistical models and other risk indicators applied to pools of loans with similar risk characteristics, including credit bureau score and loan-to-value ratios to arrive at an estimate of incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated defaults based on portfolio trends, and general economic and business trends. These statistical models predict forecasted losses inherent in the portfolio.
The forecasted losses consider historical factors such as frequency (the number of contracts that we expect to default) and loss severity (the loss amount of contracts we expect to default). The loss severity within the consumer automotive portfolio segment is impacted by the market values of vehicles that are repossessed. Vehicle market values are affected by numerous factors including vehicle supply, the condition of the vehicle upon repossession, the overall price and volatility of gasoline or diesel fuel, consumer preference related to specific vehicle segments, and other factors.
The quantitative assessment component may be supplemented with qualitative reserves based on management's determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the performance of the portfolio.
Consumer Mortgage Portfolio Segment
The allowance for loan losses within the consumer mortgage portfolio segment is calculated by using proprietary statistical models based on pools of loans with similar risk characteristics, including credit score, loan-to-value, loan age, documentation type, product type, and loan purpose, to arrive at an estimate of incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated foreclosures or defaults based on portfolio trends, delinquencies, and general economic and business trends.
The forecasted losses are statistically derived based on a suite of behavioral based transition models. This transition framework predicts various stages of delinquency, default, and voluntary prepayment over the course of the life of the loan. The transition probability is a function of the loan and borrower characteristics and economic variables and considers historical factors such as frequency and loss severity. When a default event is predicted, a severity model is applied to estimate future loan losses. Loss severity within the consumer mortgage portfolio segment is impacted by the market values of foreclosed properties, which is affected by numerous factors, including geographic considerations and the condition of the foreclosed property.
The quantitative assessment component may be supplemented with qualitative reserves based on management's determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the performance of the portfolio.
Commercial Loans
The allowance for loan losses within the commercial portfolio is comprised of reserves established for specific loans evaluated as impaired and portfolio-level reserves based on nonimpaired loans grouped into pools based on similar risk characteristics and collectively evaluated.
A commercial loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current information and events. These loans are primarily evaluated individually and are risk-rated based on borrower, collateral, and industry-specific information that management believes is relevant in determining the occurrence of a loss event and measuring impairment. Management establishes specific allowances for commercial loans determined to be individually impaired based on the present value of expected future cash flows, discounted at the loan's effective interest rate, observable market price or the fair value of collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement, when appropriate.

Notes to Consolidated Financial Statements

Loans not identified as impaired are grouped into pools based on similar risk characteristics and collectively evaluated. Our risk rating models use historical loss experience, concentrations, current economic conditions, and performance trends. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. The determination of the allowance is influenced by numerous assumptions and many factors that may materially affect estimates of loss, including volatility of loss given default, probability of default, and rating migration. In assessing the risk rating of a particular loan, several factors are considered including an evaluation of historical and current information involving subjective assessments and interpretations. In addition, the allowance related to the commercial portfolio segment is influenced by estimated recoveries from automotive manufacturers relative to guarantees or agreements with them to repurchase vehicles used as collateral to secure the loans.
The quantitative assessment component may be supplemented with qualitative reserves based on management's determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the performance of the portfolio.
Securitizations and Variable Interest Entities
We securitize, transfer, and service consumer and commercial automotive loans and operating leases. Securitization transactions typically involve the use of VIEs and are accounted for either as sales or secured borrowings. We may retain economic interests in the securitized and sold assets, which are generally retained in the form of senior or subordinated interests, interest- or principal-only strips, cash reserves, residual interests, and servicing rights.
In order to conclude whether or not a variable interest entity is required to be consolidated, careful consideration and judgment must be given to our continuing involvement with the variable interest entity. In circumstances where we have both the power to direct the activities of the entity that most significantly impact the entity's performance and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, we would conclude that we would consolidate the entity, which would also preclude us from recording an accounting sale on the transaction. In the case of a consolidated variable interest entity, the accounting is consistent with a secured borrowing, (e.g., we continue to carry the loans and we record the related securitized debt on our Consolidated Balance Sheet).
In transactions where we are not determined to be the primary beneficiary of the VIE, we then must determine whether or not we achieve a sale for accounting purposes. In order to achieve a sale for accounting purposes, the assets being transferred must be legally isolated, not be constrained by restrictions from further transfer, and be deemed to be beyond our control. If we were to fail any of the three criteria for sale accounting, the accounting would be consistent with the preceding paragraph (i.e., a secured borrowing). Refer to Note 10 for discussion on VIEs.
Gains or losses on off-balance sheet securitizations take into consideration the fair value of the retained interests including the value of certain servicing assets or liabilities, if any, which are initially recorded at fair value at the date of sale. The estimate of the fair value of the retained interests and servicing requires us to exercise significant judgment about the timing and amount of future cash flows from the interests. Refer to Note 25 for a discussion of fair value estimates.
Gains or losses on off-balance sheet securitizations and sales are reported in gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income. Retained interests, as well as any purchased securities, are generally included in available-for-sale investment securities and follow the accounting as described above or are classified in other assets. Retained interests that are included in other assets are reported at fair value and include cash reserves and certain noncertificated residual interests.
We retain servicing responsibilities for all of our consumer and commercial automotive loan and operating lease securitizations. We may receive servicing fees for off-balance sheet securitizations based on the securitized loan balances and certain ancillary fees, all of which are reported in servicing fees in the Consolidated Statement of Income. Typically, the fee we are paid for servicing consumer automotive finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability.
Whether on- or off-balance sheet, the investors in the securitization trusts generally have no recourse to our assets outside of customary market representation and warranty repurchase provisions.
Repossessed and Foreclosed Assets
Assets are classified as repossessed and foreclosed and included in other assets when physical possession of the collateral is taken, which includes the transfer of title through foreclosure or other similar proceedings. Repossessed and foreclosed assets are carried at the lower of the outstanding balance at the time of repossession or foreclosure or the fair value of the asset less estimated costs to sell. Losses on the revaluation of repossessed and foreclosed assets are recognized as a charge-off of the allowance for loan losses at the time of repossession. Declines in value after repossession are charged to other operating expenses for loans and depreciation expense for operating lease assets as incurred.
Investment in Operating Leases
Investment in operating leases, net represents the automobiles that are underlying the automotive lease contracts and is reported at cost, less accumulated depreciation and net of impairment charges and origination fees or costs. Depreciation of vehicles is recorded on a straight-line basis to an estimated residual value over the lease term. Manufacturer support payments that we receive upfront are treated as a reduction to the cost-basis in the underlying lease asset, which has the effect of reducing depreciation expense over the life of the contract. We periodically evaluate our depreciation rate for leased vehicles based on expected residual values and adjust depreciation expense over the

Notes to Consolidated Financial Statements

remaining life of the lease if deemed appropriate. Income from operating lease assets that includes lease origination fees, net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the scheduled lease term.
We have significant investments in the residual values of the assets in our operating lease portfolio. The residual values represent an estimate of the values of the assets at the end of the lease contracts. At contract inception, we determine pricing based on the projected residual value of the lease vehicle. This evaluation is primarily based on a proprietary model, which includes variables such as age, expected mileage, seasonality, segment factors, vehicle type, economic indicators, production cycle, automotive manufacturer incentives, and shifts in used vehicle supply. This internally-generated data is compared against third party, independent data for reasonableness and analysis. Realization of the residual values is dependent on our future ability to market the vehicles under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the depreciation rates to the extent the expected value of the vehicle at lease termination changes. In addition to estimating the residual value at lease termination, we also evaluate the current value of the operating lease asset and test for impairment to the extent necessary based on market considerations and portfolio characteristics. Impairment is determined to exist if fair value of the leased asset is less than carrying value and it is determined that the net carrying value is not recoverable. The net carrying value of a leased asset is not recoverable if it exceeds the sum of the undiscounted expected future cash flows expected to result from the lease payments and the estimated residual value upon eventual disposition. No impairment was recognized in 2015, 2014, or 2013. If our operating lease assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. We accrue rental income on our operating leases when collection is reasonably assured. We generally discontinue the accrual of revenue on operating leases at the time an account is determined to be uncollectible, at the earliest of time of repossession, within 60 days of bankruptcy notification and greater than 60 days past due, or greater than 120 days past due.
When a lease vehicle is returned to us, the asset is reclassified from investment in operating leases, net, to other assets and recorded at the lower-of-cost or estimated fair value, less costs to sell, on our Consolidated Balance Sheet.
Impairment of Long-lived Assets
The net carrying value of long-lived assets (including property and equipment) are evaluated for impairment whenever events or changes in circumstances indicate that their net carrying values may not be recoverable from the estimated undiscounted future cash flows expected to result from their use and eventual disposition. Recoverability of assets to be held and used is measured by a comparison of their net carrying amount to future net undiscounted cash flows expected to be generated by the assets. If these assets are considered to be impaired, the impairment is measured as the amount by which the net carrying amount of the assets exceeds the fair value estimated using a discounted cash flow method. No material impairment was recognized in 2015, 2014, or 2013.
An impairment test on an asset group to be sold or otherwise disposed of is performed upon occurrence of a triggering event or when certain criteria are met (e.g., the asset is planned to be disposed of within twelve months, appropriate levels of authority have approved the sale, there is an active program to locate a buyer, etc.), which cause the disposal group to be classified as held-for-sale. Long-lived assets held-for-sale are recorded at the lower of their carrying amount or estimated fair value less cost to sell. If the net carrying value of the assets held-for-sale exceeds the fair value less cost to sell, we recognize an impairment loss based on the excess of the net carrying amount over the fair value of the assets less cost to sell. Refer to Note 2 for a discussion of discontinued and held-for-sale operations.
Property and Equipment
Property and equipment stated at cost, net of accumulated depreciation and amortization, are reported in other assets on our Consolidated Balance Sheet. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, company vehicles, IT hardware and software, and capitalized software costs. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which generally ranges from three to thirty years. Capitalized software is generally amortized on a straight-line basis over its useful life, which generally ranges from three to five years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.
Unearned Insurance Premiums and Service Revenue
Insurance premiums, net of premiums ceded to reinsurers, and service revenue are earned over the terms of the policies. The portion of premiums and service revenue written applicable to the unexpired terms of the policies is recorded as unearned insurance premiums or unearned service revenue. For extended service and maintenance contracts, premiums and service revenues are earned on a basis proportionate to the anticipated cost emergence. For other short duration contracts, premiums and unearned service revenue are earned on a pro rata basis. For further information, refer to Note 3.
Deferred Policy Acquisition Costs
Certain commissions, that are primarily related to and vary with the production of business, are deferred and recorded in other assets. Deferred policy acquisition costs are amortized over the terms of the related policies and service contracts on the same basis as premiums and service revenue are earned. We group costs incurred for acquiring like contracts and consider anticipated investment income in determining the recoverability of these costs.

Notes to Consolidated Financial Statements

Reserves for Insurance Losses and Loss Adjustment Expenses
Reserves for insurance losses and loss adjustment expenses are reported in accrued expenses and other liabilities on our Consolidated Balance Sheet. They are established for the unpaid cost of insured events that have occurred as of a point in time. More specifically, the reserves for insurance losses and loss adjustment expenses represent the accumulation of estimates for both reported losses and those incurred, but not reported, including claims adjustment expenses relating to direct insurance and assumed reinsurance agreements. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against the provision for insurance losses and loss adjustment expenses. Reserves are established for each business at the lowest meaningful level of homogeneous data. Since the reserves are based on estimates, the ultimate liability may vary from such estimates. The estimates are regularly reviewed and adjustments, which can potentially be significant, are included in earnings in the period in which they are deemed necessary.
Legal and Regulatory Reserves
Reserves for legal and regulatory matters are established when those matters present loss contingencies that are both probable and estimable, with a corresponding amount recorded to other operating expense. In cases where we have an accrual for losses, it is our policy to include an estimate for probable and estimable legal expenses related to the case. If, at the time of evaluation, the loss contingency related to a legal or regulatory matter is not both probable and estimable, we do not establish an accrued liability. We continue to monitor legal and regulatory matters for further developments that could affect the requirement to establish a liability or that may impact the amount of a previously established liability. There may be exposure to loss in excess of any amounts recognized. For certain other matters where the risk of loss is determined to be reasonably possible, estimable, and material to the financial statements, disclosure regarding details of the matter and an estimated range of loss is required. The estimated range of possible loss does not represent our maximum loss exposure. Financial statement disclosure is also required for matters that are deemed probable or reasonably possible, material to the financial statements, but for which an estimated range of loss is not possible to determine. While we believe our reserves are adequate, the outcome of legal and regulatory proceedings is extremely difficult to predict and we may settle claims or be subject to judgments for amounts that differ from our estimates. For information regarding the nature of all material contingencies, refer to Note 30.
Earnings per Common Share
We compute basic earnings (loss) per common share by dividing net income (loss) from continuing operations attributable to common shareholders after deducting dividends on preferred stock by the weighted-average number of common shares outstanding during the period. We compute diluted earnings (loss) per common share by dividing net income (loss) from continuing operations after deducting dividends on preferred stock by the weighted-average number of common shares outstanding during the period plus the dilution resulting from incremental shares that would have been outstanding if the dilutive potential common shares had been issued (assuming it does not have the effect of antidilution), if applicable.
Derivative Instruments and Hedging Activities
We primarily use derivative instruments for risk management purposes. Some of our derivative instruments are designated in qualifying hedge accounting relationships; other derivative instruments do not qualify for hedge accounting or are not elected to be designated in a qualifying hedging relationship. In accordance with applicable accounting standards, all derivative instruments, whether designated for hedge accounting or not, are required to be recorded on the balance sheet as assets or liabilities and measured at fair value. Additionally, we have elected to report the fair value amounts recognized for derivative financial instruments, including the fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instruments recognized at fair value executed with the same counterparty under a master netting arrangement, on the Consolidated Balance Sheet on a gross basis where we do not have the intent to offset. For additional information on derivative instruments and hedging activities, refer to Note 22.
At inception of a hedge accounting relationship, we designate each qualifying derivative financial instrument as a hedge of the fair value of a specifically identified asset or liability (fair value hedge); as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as a hedge of the foreign-currency exposure of a net investment in a foreign operation (net investment hedge). We formally document all relationships between hedging instruments and hedged items and risk management objectives for undertaking various hedge transactions. Both at the hedge's inception and on an ongoing basis, we formally assess whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in fair values or cash flows of hedged items.
Changes in the fair value of derivative instruments that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability attributable to the hedged risk, are recorded in the current period earnings. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative financial instruments is recorded in accumulated other comprehensive income, and recognized in the income statement when the hedged cash flows affect earnings. For a qualifying net investment hedge, the gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment. The ineffective portions of fair value, cash flow, and net investment hedges are immediately recognized in earnings, along with the portion of the change in fair value that is excluded from the assessment of hedge effectiveness, if any.
The hedge accounting treatment described herein is no longer applied if a derivative financial instrument is terminated or the hedge designation is removed or is assessed to be no longer highly effective. For these terminated fair value hedges, any changes to the hedged asset or liability remain as part of the basis of the hedged asset or liability and are recognized into income over the remaining life of the asset or liability. For terminated cash flow hedges, unless it is probable that the forecasted cash flows will not occur within a specified period, any changes in fair value of the derivative financial instrument previously recognized remain in accumulated other comprehensive income, and are reclassified into earnings in the same period that the hedged cash flows affect earnings. The previously recognized gain or loss for a net

Notes to Consolidated Financial Statements

investment hedge continues to remain in accumulated other comprehensive income until earnings are impacted by sale or liquidation of the associated foreign operation. In all instances, after hedge accounting is no longer applied, any subsequent changes in fair value of the derivative instrument will be recorded into earnings.
Changes in the fair value of derivative financial instruments held for risk management purposes that are not designated for hedge accounting under GAAP are reported in current period earnings.
Income Taxes
Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management's best assessment of estimated future taxes to be paid. We are subject to income taxes predominantly in the United States. Significant judgments and estimates are required in determining the consolidated income tax expense.
Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise we consider all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporate assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies.
We recognize the financial statement effects of uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Also, we recognize accrued interest and penalties related to liabilities for uncertain income tax positions in interest expense and other operating expenses, respectively. For additional information regarding our provision for income taxes, refer to Note 23.
Share-based Compensation
Under accounting guidance for share-based compensation, compensation cost recognized includes the cost of share-based awards. For equity classified share-based awards, compensation cost is ratably charged to expense based on the grant date fair value of the awards over the applicable service periods. For liability classified share-based awards, the associated liability is remeasured quarterly at fair value until they are paid, with changes in fair value charged to compensation expense in the period in which the change occurs. Refer to Note 24 for a discussion of our share-based compensation plans.
Foreign Exchange
Foreign-denominated assets and liabilities resulting from foreign-currency transactions are valued using period-end foreign-exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign-exchange rates. Refer to the Derivative Instruments and Hedging Activities section above for a discussion of our hedging activities of the foreign-currency exposure of a net investment in a foreign operation.
Recently Adopted Accounting Standards
Receivables — Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (ASU 2014-04)
As of January 1, 2015, we adopted ASU (Accounting Standards Update) 2014-04. The amendments in this ASU clarify the timing for which an entity should reclassify a loan that has been foreclosed or where an in substance repossession has occurred to real estate owned. The guidance requires a reclassification to occur when the entity obtains legal title upon completion of foreclosure or the borrower conveys all interest in the residential real estate property to the entity to satisfy the loan through completion of a deed in lieu of foreclosure or similar legal agreement. In addition, the ASU clarifies that redemption rights of the borrower should be ignored for purposes of determining whether legal title has transferred. We adopted the guidance utilizing a modified retrospective approach. The adoption of this guidance did not have a material effect on our consolidated financial condition or results of operations.
Presentation of Financial Statements and Property, Plant, and Equipment — Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity (ASU 2014-08)
As of January 1, 2015, we adopted ASU 2014-08. The amendments in this ASU modify the requirements for the reporting of discontinued operations. In order to qualify as a discontinued operation, the disposal of a component of an entity, a group of components, or a business of an entity must represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The ASU further indicates that the timing for recording a discontinued operation is when one of the following occurs: the component, group of components, or business meets the criteria to be classified as held-for-sale; the component, group of components, or business is disposed of by sale; or the component, group of components, or business is disposed of other than by sale (for example abandonment or spinoff). In addition, the ASU also requires additional disclosure items about an entity’s discontinued operations. The amendments were applied prospectively solely to newly identified disposals that qualify as discontinued operations after the effective date. Items previously reported as discontinued operations maintain their classification based on the prior guidance. The adoption of this guidance did not have a material effect on our consolidated financial condition or results of operations.

Notes to Consolidated Financial Statements

Transfers and Servicing — Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures (ASU 2014-11)
As of January 1, 2015, we adopted ASU 2014-11. The amendments in this ASU change the accounting for repurchase-to-maturity transactions and repurchase financing transactions such that both will be reported as secured borrowings. In addition to the changes to how these transactions are reported, the ASU also includes new disclosure requirements. The amendments were applied to all transactions that fall under the guidance as of the date of adoption with a cumulative effect adjustment recorded on the date of initial adoption. The adoption of this guidance did not have a material effect on our consolidated financial condition or results of operations.
Imputation of Interest — Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03) and Imputation of Interest — Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (ASU 2015-15)
As of December 31, 2015, we adopted ASU 2015-03 and ASU 2015-15. The amendments in ASU 2015-03 require that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Historically, debt issuance costs were presented as a deferred charge and were therefore presented as an asset. The amendments in ASU 2015-15 codified comments made by the SEC that costs associated with revolving lines of credit may continue to be presented as an asset subsequent to the adoption of the guidance in ASU 2015-03. The amendments were applied retrospectively to all periods presented. The impact of adopting the standard was a reduction to other assets of $190 million and $197 million, a reduction to long-term debt of $168 million and $178 million and a reduction to interest-bearing deposit liabilities of $22 million and $19 million at December 31, 2015, and December 31, 2014, respectively.
Recently Issued Accounting Standards
Revenue from Contracts with Customers (ASU 2014-09) and Revenue from Contracts with Customers — Deferral of the Effective Date (ASU 2015-14)
In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09. The purpose of this guidance is to streamline and consolidate existing revenue recognition principles in GAAP and to converge revenue recognition principles with International Financial Reporting Standards (IFRS). The core principle of the amendments is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. The amendments include a five step process for consideration of the main principle, guidance on the accounting treatment for costs associated with a contract, and disclosure requirements related to the revenue process. As originally issued, the amendments in ASU 2014-09 were to be effective for us beginning on January 1, 2017. However, in August 2015, the FASB issued ASU 2015-14, which deferred the effective date of the guidance for us until January 1, 2018, and permitted early adoption as of the original effective date in ASU 2014-09. The amendments to the revenue recognition principles can be applied on adoption either through a full retrospective application or on a modified basis with a cumulative effect adjustment on the date of initial adoption with certain practical expedients. Management is in the process of completing a scoping assessment in order to determine the impact of the adoption of this guidance.
Consolidation — Amendments to the Consolidation Analysis (ASU 2015-02)
In February 2015, the FASB issued ASU 2015-02. The amendments in this update modify the requirements of consolidation with respect to entities that are or are similar in nature to limited partnerships or are VIEs. For entities that are or are similar to limited partnerships, the guidance clarifies the evaluation of kick-out rights, removes the presumption that the general partner will consolidate and generally states that such entities will be presumed to be VIEs unless proven otherwise. For VIEs, the guidance modifies the analysis related to the evaluation of servicing fees, excludes servicing fees that are deemed commensurate with the level of service required from the determination of the primary beneficiary and clarifies certain considerations related to the consolidation analysis when performing a related party assessment. The amendments are effective for us on January 1, 2016, with early adoption permitted. The amendments can be applied either through a full retrospective application or on a modified retrospective basis with a cumulative effect adjustment on the date of initial adoption. Based on our preliminary assessment within our ongoing implementation efforts, we do not believe this guidance will have a material impact on our consolidated financial condition or results of operations.
Financial Instruments — Recognition and Measurement of Financial Assets (ASU 2016-01)
In January 2016, the FASB issued ASU 2016-01. The amendments in this update modify the requirements related to the measurement of certain financial instruments in the statement of financial condition and results of operation. For equity investments (other than investments accounted for using the equity method), entities must measure such instruments at fair value with changes in fair value recognized in net income. Reporting entities may continue to elect to measure equity investments which do not have a readily determinable fair value at cost with adjustments for impairment and observable changes in price. In addition, for a liability (other than a derivative liability) that an entity measures at fair value, any change in fair value related to the instrument-specific credit risk, that is the entity’s own-credit, should be presented separately in other comprehensive income and not as a component of net income. The amendments are effective for us on January 1, 2018, with early adoption permitted solely for the instrument-instrument specific credit risk for liabilities measured at fair value. The amendments must be applied on a modified retrospective basis with a cumulative effect adjustment as of the beginning of the fiscal year of initial adoption. Management is currently evaluating the impact of the amendments. However, we do expect additional volatility in our consolidated results of operations as a result of the requirement to measure equity investments at fair value with changes in the fair value recognized in net income upon adoption.

Notes to Consolidated Financial Statements

2.     Discontinued and Held-for-sale Operations
Discontinued Operations
Prior to the adoption of ASU 2014-08, which was prospectively applied only to newly identified disposals that qualified as discontinued operations beginning after January 1, 2015, we classified operations as discontinued when operations and cash flows will be eliminated from our ongoing operations and we do not expect to retain any significant continuing involvement in their operations after the respective sale or disposal transactions. For all periods presented, the operating results for these discontinued operations have been removed from continuing operations and presented separately as discontinued operations, net of tax, in the Consolidated Statement of Income. The Notes to the Consolidated Financial Statements have been adjusted to exclude discontinued operations unless otherwise noted.
Select Insurance Operations
During the first quarter of 2013, we completed the sale of our U.K.-based operations. During the second quarter of 2013, we sold our Mexican insurance business, ABA Seguros.
Select Automotive Finance Operations
During the fourth quarter of 2012, we committed to sell our operations in Europe and Latin America to General Motors Financial Company, Inc. (GMF). On the same date, we entered into an agreement with GMF to sell our 40% interest in a motor vehicle finance joint venture in China. During the first quarter of 2013, we sold our Canadian automotive finance operations, Ally Credit Canada Limited and ResMor Trust. During the second quarter of 2013, we completed the sale of our operations in Europe and the majority of Latin America. The transaction included European operations in Germany, the United Kingdom, Italy, Sweden, Switzerland, Austria, Belgium, France and the Netherlands, and Latin America operations in Mexico, Chile, and Colombia. During the fourth quarter of 2013, we completed the sale of our Latin American operations in Brazil.
On January 2, 2015, the sale of our interest in the motor vehicle finance joint venture in China was completed and an after-tax gain of approximately $400 million was recorded. The tax expense included in this gain was reduced by the release of the valuation allowance on our capital loss carryforward deferred tax asset that was utilized to offset capital gains stemming from this sale.
Select Corporate Finance Operations
During the second quarter of 2014, we ceased operations of our Corporate Finance Group's Canadian operation, and classified this business as discontinued.
Select Corporate and Other Operations
During the first quarter of 2013, the operations of our former subsidiary Residential Capital, LLC (ResCap) were classified as discontinued.

Notes to Consolidated Financial Statements

Select Financial Information
Select financial information of discontinued operations is summarized below. The pretax income or loss, including direct costs to transact a sale, includes any impairment recognized to present the operations at the lower-of-cost or fair value. Fair value was based on the estimated sales price, which could differ from the ultimate sales price due to price volatility, changing interest rates, changing foreign-currency rates, and future economic conditions.

Year ended December 31, ($ in millions)	2015	2014	2013
Select Insurance operations
Total net revenue	$—	$—	$190
Pretax income including direct costs to transact a sale (a)	3	6	319	(b)
Tax expense (benefit) (c)	1	6	(14)
Select Automotive Finance operations
Total net revenue	$—	$123	$572
Pretax income including direct costs to transact a sale (a)	452	129	660	(d)
Tax expense (benefit) (c)	80	7	(101)
Select Corporate Finance operations
Total net revenue	$—	$—	$—
Pretax income including direct costs to transact a sale (a)	22	23	—
Tax expense (c)	—	3	—
Select Corporate and Other operations
Total net revenue	$—	$—	$—
Pretax loss (e)	(9)	(4)	(1,741)
Tax (benefit)	(5)	(87)	(592)

(a)	Includes certain treasury and other corporate activity recognized by Corporate and Other.

(b)	Includes recognized pretax gain of $274 million in connection with the sale of our Mexican insurance business, ABA Seguros.

(c)	Includes certain income tax activity recognized by Corporate and Other.

(d)
Includes recognized pretax loss of $488 million in connection with the sale of our European and Latin American automotive finance operations and pretax gain of $888 million in connection with the sale of our Canadian automotive finance operations, Ally Credit Canada Limited and ResMor Trust.

(e)	Includes amounts related to our former ResCap subsidiary.
Held-for-sale Operations
Assets of operations held-for-sale consisted of $634 million in other assets at December 31, 2014, related to the joint venture in China that was sold to GMF on January 2, 2015. No held-for-sale operations remain at December 31, 2015.
3.    Insurance Premiums and Service Revenue Earned
The following table is a summary of insurance premiums and service revenue written and earned.

	2015		2014		2013
Year ended December 31, ($ in millions)	Written	Earned	Written	Earned	Written	Earned
Insurance premiums
Direct	$313	$296	$294	$282	$270	$305
Assumed	2	16	43	54	61	58
Gross insurance premiums	315	312	337	336	331	363
Ceded	(184)	(125)	(156)	(117)	(172)	(120)
Net insurance premiums	131	187	181	219	159	243
Service revenue	846	753	842	760	838	769
Insurance premiums and service revenue written and earned	$977	$940	$1,023	$979	$997	$1,012

Notes to Consolidated Financial Statements

4.     Other Income, Net of Losses
Details of other income, net of losses, were as follows.

Year ended December 31, ($ in millions)	2015	2014	2013
Remarketing fees	$101	$112	$82
Late charges and other administrative fees	90	88	94
Income from equity-method investments	52	18	15
Mortgage processing fees and other mortgage income	—	—	81
Fair value adjustment on derivatives (a)	(8)	(31)	24
Other, net	79	93	87
Total other income, net of losses	$314	$280	$383

(a)	Refer to Note 22 for a description of derivative instruments and hedging activities.
5.     Other Operating Expenses
Details of other operating expenses were as follows.

Year ended December 31, ($ in millions)	2015	2014	2013
Insurance commissions	$378	$374	$370
Technology and communications	267	334	346
Lease and loan administration	126	122	173
Advertising and marketing	107	111	136
Professional services	93	100	176
Premises and equipment depreciation	82	81	81
Regulatory and licensing fees	79	87	116
Vehicle remarketing and repossession	78	83	60
Occupancy	50	47	44
Provision for legal and regulatory settlements (a)	45	4	105
Non-income taxes	29	40	35
Mortgage representation and warranty obligation, net	(13)	(10)	104
Other	184	218	235
Total other operating expenses	$1,505	$1,591	$1,981

(a)
Results for the year ended December 31, 2013, include a $98 million settlement charge related to Consent Orders issued by the Consumer Financial Protection Bureau (CFPB) and the U.S. Department of Justice (DOJ) pertaining to the allegation of disparate impact in the automotive finance business. Refer to Note 30 for additional details.

Notes to Consolidated Financial Statements

6.     Investment Securities
Our portfolio of securities includes bonds, equity securities, asset- and mortgage-backed securities, and other investments. The cost, fair value, and gross unrealized gains and losses on available-for-sale securities were as follows.

	2015				2014
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
December 31, ($ in millions)		gains	losses			gains	losses
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$1,760	$—	$(19)	$1,741	$1,195	$1	$(18)	$1,178
U.S. States and political subdivisions	693	24	(1)	716	389	17	—	406
Foreign government	169	8	—	177	224	8	—	232
Mortgage-backed residential (a)	10,459	52	(145)	10,366	10,431	119	(125)	10,425
Mortgage-backed commercial	486	—	(5)	481	254	—	(1)	253
Asset-backed	1,762	1	(8)	1,755	1,989	5	(3)	1,991
Corporate debt	1,213	8	(17)	1,204	734	14	(2)	746
Total debt securities (b) (c)	16,542	93	(195)	16,440	15,216	164	(149)	15,231
Equity securities	808	3	(94)	717	891	49	(34)	906
Total available-for-sale securities	$17,350	$96	$(289)	$17,157	$16,107	$213	$(183)	$16,137

(a)	Residential mortgage-backed securities include agency-backed bonds totaling $7,544 million and $7,557 million at December 31, 2015, and December 31, 2014, respectively.

(b)
Certain entities related to our Insurance operations are required to deposit securities with state regulatory authorities. These deposited securities totaled $14 million and $15 million at December 31, 2015, and December 31, 2014, respectively.

(c)
Investment securities with a fair value of $2,506 million and $801 million at December 31, 2015, and December 31, 2014, were pledged to secure advances from the FHLB, short-term borrowings or repurchase agreements and for other purposes as required by contractual obligation or law. Under these agreements, Ally has granted the counterparty the right to sell or pledge $745 million of the underlying investment securities.

Notes to Consolidated Financial Statements

The maturity distribution of available-for-sale debt securities outstanding is summarized in the following tables. Call or prepayment options may cause actual maturities to differ from contractual maturities.

	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years
($ in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2015
Fair value of available-for-sale debt securities (a)
U.S. Treasury and federal agencies	$1,741	1.8%	$6	5.1%	$510	1.2%	$1,225	2.1%	$—	—%
U.S. States and political subdivisions	716	3.2	86	1.3	37	2.2	141	2.8	452	3.7
Foreign government	177	2.6	9	1.9	77	2.8	91	2.6	—	—
Mortgage-backed residential	10,366	2.9	—	—	33	2.1	36	2.5	10,297	2.9
Mortgage-backed commercial	481	2.0	—	—	—	—	3	2.7	478	2.0
Asset-backed	1,755	2.3	6	1.4	1,027	2.1	518	2.6	204	2.2
Corporate debt	1,204	2.9	50	3.0	713	2.5	410	3.4	31	5.4
Total available-for-sale debt securities	$16,440	2.7	$157	2.0	$2,397	2.1	$2,424	2.5	$11,462	2.9
Amortized cost of available-for-sale debt securities	$16,542		$156		$2,404		$2,436		$11,546
December 31, 2014
Fair value of available-for-sale debt securities (a)
U.S. Treasury and federal agencies	$1,178	1.5%	$7	3.0%	$677	1.2%	$494	1.9%	$—	—%
U.S. States and political subdivisions	406	3.7	34	1.9	12	2.1	106	3.0	254	4.3
Foreign government	232	2.7	—	—	128	2.5	104	2.9	—	—
Mortgage-backed residential	10,425	2.6	34	3.1	58	2.1	—	—	10,333	2.6
Mortgage-backed commercial	253	1.5	—	—	30	1.8	—	—	223	1.4
Asset-backed	1,991	1.9	—	—	1,311	1.9	463	2.0	217	2.2
Corporate debt	746	3.2	33	3.1	460	2.7	216	3.8	37	5.6
Total available-for-sale debt securities	$15,231	2.5	$108	2.7	$2,676	1.9	$1,383	2.4	$11,064	2.6
Amortized cost of available-for-sale debt securities	$15,216		$108		$2,674		$1,374		$11,060

(a)
Yield is calculated using the effective yield of each security at the end of the period, weighted based on the market value. The effective yield considers the contractual coupon and amortized cost, and excludes expected capital gains and losses.

The balances of cash equivalents were $1.0 billion and $2.0 billion at December 31, 2015, and December 31, 2014, respectively, and were composed primarily of money market accounts and short-term securities, including U.S. Treasury bills.
The following table presents interest and dividends on available-for-sale securities.

Year ended December 31, ($ in millions)	2015	2014	2013
Taxable interest	$340	$336	$297
Taxable dividends	23	20	25
Interest and dividends exempt from U.S. federal income tax	18	11	3
Interest and dividends on available-for-sale securities	$381	$367	$325

Notes to Consolidated Financial Statements

The following table presents gross gains and losses realized upon the sales of available-for-sale securities and other-than-temporary impairment.

Year ended December 31, ($ in millions)	2015	2014	2013
Gross realized gains	$184	$209	$221
Gross realized losses (a)	(15)	(14)	(21)
Other-than-temporary impairment	(14)	(14)	(20)
Other gain on investments, net	$155	$181	$180

(a)
Certain available-for-sale securities were sold at a loss in 2015, 2014, and 2013 as a result of market conditions within these respective periods (e.g., a downgrade in the rating of a debt security), in accordance with our risk management policies and practices.

The table below summarizes available-for-sale securities in an unrealized loss position in accumulated other comprehensive income. Based on the assessment of whether such loses were deemed to be other than temporary, we believe that the unrealized losses are not indicative of an other-than-temporary impairment of these securities. As of December 31, 2015, we did not have the intent to sell the debt securities with an unrealized loss position in accumulated other comprehensive income, it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost basis, and we expect to recover the entire amortized cost basis of the securities. As of December 31, 2015, we had the ability and intent to hold equity securities with an unrealized loss position in accumulated other comprehensive income, and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss position in accumulated other comprehensive income are not considered to be other-than-temporarily impaired at December 31, 2015. Refer to Note 1 for additional information related to investment securities and our methodology for evaluating potential other-than-temporary impairments.

	2015				2014
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
December 31, ($ in millions)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$1,553	$(17)	$173	$(2)	$297	$(3)	$859	$(15)
U.S. States and political subdivisions	179	(1)	—	—	50	—	—	—
Foreign government	2	—	—	—	—	—	—	—
Mortgage-backed	4,096	(43)	2,453	(107)	1,172	(10)	3,098	(116)
Asset-backed	1,402	(8)	64	—	819	(3)	8	—
Corporate debt	745	(16)	12	(1)	132	(2)	11	—
Total temporarily impaired debt securities	7,977	(85)	2,702	(110)	2,470	(18)	3,976	(131)
Temporarily impaired equity securities	534	(54)	96	(40)	231	(24)	40	(10)
Total temporarily impaired available-for-sale securities	$8,511	$(139)	$2,798	$(150)	$2,701	$(42)	$4,016	$(141)
7.     Loans Held-for-Sale, Net
Loans held-for-sale represent loans that we intend to sell. The composition of loans held-for-sale, net, was as follows.

December 31, ($ in millions)	2015	2014
Consumer automotive	$—	$1,515
Consumer mortgage
Mortgage Finance	—	—
Mortgage — Legacy	—	452
Total consumer mortgage	—	452
Total consumer	—	1,967
Commercial and industrial — Other	105	36
Total loans held-for-sale, net	$105	$2,003

Notes to Consolidated Financial Statements

8.     Finance Receivables and Loans, Net
The composition of finance receivables and loans, net, reported at gross carrying value was as follows.

December 31, ($ in millions)	2015	2014
Consumer automotive (a)	$64,292	$56,570
Consumer mortgage
Mortgage Finance (b)	6,413	3,504
Mortgage — Legacy (c) (d)	3,360	3,970
Total consumer mortgage	9,773	7,474
Total consumer	74,065	64,044
Commercial
Commercial and industrial
Automotive	31,469	30,871
Other	2,640	1,882
Commercial real estate — Automotive	3,426	3,151
Total commercial	37,535	35,904
Total finance receivables and loans (e)	$111,600	$99,948

(a)
Includes $66 million and $35 million of fair value adjustment for loans in hedge accounting relationships at December 31, 2015, and December 31, 2014, respectively. Refer to Note 22 for additional information.

(b)
Includes loans originated as interest-only mortgage loans of $44 million and $55 million at December 31, 2015, and December 31, 2014, respectively, 7% of which are expected to start principal amortization in 2016, 3% in 2017, none in 2018, 39% in 2019, and 38% thereafter.

(c)
Includes loans originated as interest-only mortgage loans of $941 million and $1.1 billion at December 31, 2015, and December 31, 2014, respectively, 35% of which are expected to start principal amortization in 2016, 22% in 2017, 2% in 2018, none in 2019, and 1% thereafter.

(d)	Includes consumer mortgages at a fair value of $1 million at December 31, 2014, as a result of fair value option election.

(e)
Totals include a net increase of $110 million at December 31, 2015, compared to a net reduction of $266 million at December 31, 2014, for unearned income, unamortized premiums and discounts, and deferred fees and costs.

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

($ in millions)	Consumer automotive	Consumer mortgage	Commercial	Total
Allowance at January 1, 2015	$685	$152	$140	$977
Charge-offs	(840)	(48)	(4)	(892)
Recoveries	262	17	4	283
Net charge-offs	(578)	(31)	—	(609)
Provision for loan losses	739	1	(33)	707
Other (a)	(12)	(8)	(1)	(21)
Allowance at December 31, 2015	$834	$114	$106	$1,054
Allowance for loan losses at December 31, 2015
Individually evaluated for impairment	$22	$44	$20	$86
Collectively evaluated for impairment	812	70	86	968
Loans acquired with deteriorated credit quality	—	—	—	—
Finance receivables and loans at gross carrying value
Ending balance	64,292	9,773	37,535	111,600
Individually evaluated for impairment	315	266	77	658
Collectively evaluated for impairment	63,977	9,507	37,458	110,942
Loans acquired with deteriorated credit quality	—	—	—	—

(a)	Primarily related to the transfer of finance receivables and loans from held-for-investment to held-for-sale.

Notes to Consolidated Financial Statements

($ in millions)	Consumer automotive	Consumer mortgage	Commercial	Total
Allowance at January 1, 2014	$673	$389	$146	$1,208
Charge-offs	(720)	(51)	(5)	(776)
Recoveries	219	8	12	239
Net charge-offs	(501)	(43)	7	(537)
Provision for loan losses	540	(69)	(14)	457
Other (a)	(27)	(125)	1	(151)
Allowance at December 31, 2014	$685	$152	$140	$977
Allowance for loan losses
Individually evaluated for impairment	$23	$62	$21	$106
Collectively evaluated for impairment	662	90	119	871
Loans acquired with deteriorated credit quality	—	—	—	—
Finance receivables and loans at gross carrying value
Ending balance	56,570	7,473	35,904	99,947
Individually evaluated for impairment	282	336	82	700
Collectively evaluated for impairment	56,287	7,137	35,822	99,246
Loans acquired with deteriorated credit quality	1	—	—	1

(a)	Primarily related to the transfer of finance receivables and loans from held-for-investment to held-for-sale.
The following table presents information about significant sales of finance receivables and loans recorded at gross carrying value and transfers of finance receivables and loans from held-for-investment to held-for-sale.

December 31, ($ in millions)	2015	2014
Consumer automotive	$1,237	$4,106
Consumer mortgage	78	489
Commercial	2	36
Total sales and transfers	$1,317	$4,631
The following table presents information about significant purchases of finance receivables and loans.

December 31, ($ in millions)	2015	2014
Consumer automotive	$272	$—
Consumer mortgage	4,125	857
Total purchases	$4,397	$857

Notes to Consolidated Financial Statements

The following table presents an analysis of our past due finance receivables and loans, net, recorded at gross carrying value.

December 31, ($ in millions)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
2015
Consumer automotive	$1,618	$369	$222	$2,209	$62,083	$64,292
Consumer mortgage
Mortgage Finance	44	5	10	59	6,354	6,413
Mortgage — Legacy	53	20	73	146	3,214	3,360
Total consumer mortgage	97	25	83	205	9,568	9,773
Total consumer	1,715	394	305	2,414	71,651	74,065
Commercial
Commercial and industrial
Automotive	—	—	—	—	31,469	31,469
Other	—	—	—	—	2,640	2,640
Commercial real estate — Automotive	—	—	—	—	3,426	3,426
Total commercial	—	—	—	—	37,535	37,535
Total consumer and commercial	$1,715	$394	$305	$2,414	$109,186	$111,600
2014
Consumer automotive	$1,340	$293	$164	$1,797	$54,773	$56,570
Consumer mortgage
Mortgage Finance	11	2	11	24	3,480	3,504
Mortgage — Legacy	65	23	113	201	3,768	3,969
Total consumer mortgage	76	25	124	225	7,248	7,473
Total consumer	1,416	318	288	2,022	62,021	64,043
Commercial
Commercial and industrial
Automotive	—	9	—	9	30,862	30,871
Other	—	—	—	—	1,882	1,882
Commercial real estate — Automotive	—	—	—	—	3,151	3,151
Total commercial	—	9	—	9	35,895	35,904
Total consumer and commercial	$1,416	$327	$288	$2,031	$97,916	$99,947
The following table presents the gross carrying value of our finance receivables and loans on nonaccrual status.

December 31, ($ in millions)	2015	2014
Consumer automotive	$475	$386
Consumer mortgage
Mortgage Finance	15	19
Mortgage — Legacy	113	158
Total consumer mortgage	128	177
Total consumer	603	563
Commercial
Commercial and industrial
Automotive	25	32
Other	44	46
Commercial real estate — Automotive	8	4
Total commercial	77	82
Total consumer and commercial finance receivables and loans	$680	$645

Notes to Consolidated Financial Statements

Management performs a quarterly analysis of the consumer automotive, consumer mortgage, and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance for loan losses based on historical and current trends. The following tables present the population of loans by quality indicators for our consumer automotive, consumer mortgage, and commercial portfolios.
The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans recorded at gross carrying value. Nonperforming loans include finance receivables and loans on nonaccrual status when the principal or interest has been delinquent for 90 days or when full collection is not expected. Refer to Note 1 for additional information.

	2015			2014
December 31, ($ in millions)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer automotive	$63,817	$475	$64,292	$56,184	$386	$56,570
Consumer mortgage
Mortgage Finance	6,398	15	6,413	3,485	19	3,504
Mortgage — Legacy	3,247	113	3,360	3,811	158	3,969
Total consumer mortgage	9,645	128	9,773	7,296	177	7,473
Total consumer	$73,462	$603	$74,065	$63,480	$563	$64,043
The following table presents pass and criticized credit quality indicators based on regulatory definitions for our commercial finance receivables and loans recorded at gross carrying value.

	2015			2014
December 31, ($ in millions)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial and industrial
Automotive	$29,613	$1,856	$31,469	$29,150	$1,721	$30,871
Other	2,122	518	2,640	1,509	373	1,882
Commercial real estate — Automotive	3,265	161	3,426	3,015	136	3,151
Total commercial	$35,000	$2,535	$37,535	$33,674	$2,230	$35,904

(a)
Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that have a higher default risk or have already defaulted.

Impaired Loans and Troubled Debt Restructurings
Impaired Loans
Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. For more information on our impaired finance receivables and loans, refer to Note 1.

Notes to Consolidated Financial Statements

The following table presents information about our impaired finance receivables and loans recorded at gross carrying value.

December 31, ($ in millions)	Unpaid principal balance	Gross carrying value	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
2015
Consumer automotive	$315	$315	$—	$315	$22
Consumer mortgage
Mortgage Finance	9	9	5	4	1
Mortgage — Legacy	260	257	59	198	43
Total consumer mortgage	269	266	64	202	44
Total consumer	584	581	64	517	66
Commercial
Commercial and industrial
Automotive	25	25	4	21	3
Other	44	44	—	44	15
Commercial real estate — Automotive	8	8	1	7	2
Total commercial	77	77	5	72	20
Total consumer and commercial finance receivables and loans	$661	$658	$69	$589	$86
2014
Consumer automotive	$282	$282	$—	$282	$23
Consumer mortgage
Mortgage Finance	8	7	4	3	—
Mortgage — Legacy	332	329	82	247	62
Total consumer mortgage	340	336	86	250	62
Total consumer	622	618	86	532	85
Commercial
Commercial and industrial
Automotive	32	32	4	28	5
Other	46	46	—	46	15
Commercial real estate — Automotive	4	4	1	3	1
Total commercial	82	82	5	77	21
Total consumer and commercial finance receivables and loans	$704	$700	$91	$609	$106

Notes to Consolidated Financial Statements

The following table presents average balance and interest income for our impaired finance receivables and loans.

	2015		2014		2013
Year ended December 31, ($ in millions)	Average balance	Interest income	Average balance	Interest income	Average balance	Interest income
Consumer automotive	$295	$16	$317	$20	$278	$18
Consumer mortgage
Mortgage Finance	8	—	12	—	11	—
Mortgage — Legacy	272	9	861	12	897	29
Total consumer mortgage	280	9	873	12	908	29
Total consumer	575	25	1,190	32	1,186	47
Commercial
Commercial and industrial
Automotive	33	1	61	2	152	6
Other	41	3	59	3	72	2
Commercial real estate — Automotive	5	—	6	—	29	1
Total commercial	79	4	126	5	253	9
Total consumer and commercial finance receivables and loans	$654	$29	$1,316	$37	$1,439	$56
Troubled Debt Restructurings
TDRs are loan modifications where concessions were granted to borrowers experiencing financial difficulties. Numerous initiatives are in place to provide support to our mortgage customers in financial distress, including principal forgiveness, maturity extensions, delinquent interest capitalization, and changes to contractual interest rates. Additionally for automotive loans, we may offer several types of assistance to aid our customers, including extension of the loan maturity date and rewriting the loan terms. Total TDRs recorded at gross carrying value were $625 million at December 31, 2015, reflecting a decrease of $56 million from December 31, 2014. Refer to Note 1 for additional information.
The following table presents information related to finance receivables and loans recorded at gross carrying value modified in connection with a TDR during the period.

	2015			2014
Year ended December 31, ($ in millions)	Number of loans	Pre-modification gross carrying value	Post-modification gross carrying value	Number of loans	Pre-modification gross carrying value	Post-modification gross carrying value
Consumer automotive	17,222	$278	$237	17,511	$211	$187
Consumer mortgage
Mortgage Finance	7	4	4	2	1	1
Mortgage — Legacy	197	42	40	394	79	73
Total consumer mortgage	204	46	44	396	80	74
Total consumer	17,426	324	281	17,907	291	261
Commercial
Commercial and industrial
Automotive	—	—	—	3	23	23
Other	1	21	21	3	48	48
Commercial real estate — Automotive	1	3	3	—	—	—
Total commercial	2	24	24	6	71	71
Total consumer and commercial finance receivables and loans	17,428	$348	$305	17,913	$362	$332

Notes to Consolidated Financial Statements

The following table presents information about finance receivables and loans recorded at gross carrying value that have redefaulted during the reporting period and were within 12 months or less of being modified as a TDR. Redefault is when finance receivables and loans meet the requirements for evaluation under our charge-off policy (Refer to Note 1 for additional information) except for commercial finance receivables and loans, where redefault is defined as 90 days past due.

	2015			2014
Year ended December 31, ($ in millions)	Number of loans	Gross carrying value	Charge-off amount	Number of loans	Gross carrying value	Charge-off amount
Consumer automotive	6,836	$82	$47	7,117	$90	$47
Consumer mortgage
Mortgage Finance	—	—	—	—	—	—
Mortgage — Legacy	10	1	—	27	2	1
Total consumer finance receivables and loans	6,846	$83	$47	7,144	$92	$48
At December 31, 2015, and December 31, 2014, commercial commitments to lend additional funds to borrowers owing receivables whose terms had been modified in a TDR were $2 million and $4 million, respectively.
Concentration Risk
Consumer
We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend. The highest concentrations of loans are in Texas and California, which represent an aggregate of 23.5% of our total outstanding consumer finance receivables and loans at December 31, 2015.
Concentrations in our mortgage portfolio are closely monitored given the volatility of the housing markets, with special attention given to states with greater declines in real estate values.
The following table shows the percentage of total consumer finance receivables and loans recorded at gross carrying value by state concentration.

	2015 (a)		2014
December 31,	Consumer automotive	Consumer mortgage	Consumer automotive	Consumer mortgage
Texas	13.7%	6.2%	13.6%	6.0%
California	7.3	33.6	6.2	30.8
Florida	7.7	4.1	7.3	3.7
Pennsylvania	5.0	1.5	5.3	1.6
Illinois	4.4	4.1	4.4	4.2
Georgia	4.4	2.2	4.2	2.1
North Carolina	3.6	1.8	3.5	1.9
Ohio	3.7	0.6	3.9	0.6
New York	3.5	1.9	4.0	1.9
Michigan	3.1	2.4	3.8	3.1
Other United States	43.6	41.6	43.8	44.1
Total consumer loans	100.0%	100.0%	100.0%	100.0%

(a)	Presentation is in descending order as a percentage of total consumer finance receivables and loans at December 31, 2015.

Notes to Consolidated Financial Statements

Commercial Real Estate
The commercial real estate portfolio consists of loans issued primarily to automotive dealers. The following table shows the percentage of total commercial real estate finance receivables and loans reported at gross carrying value by state concentration.

December 31,	2015	2014
Texas	17.7%	13.8%
Florida	10.0	12.3
Michigan	8.9	9.9
California	8.7	9.0
North Carolina	3.8	3.9
Virginia	3.8	4.1
Georgia	3.6	3.7
Pennsylvania	3.4	3.8
New York	3.1	3.9
Illinois	2.9	2.7
Other United States	34.1	32.9
Total commercial real estate finance receivables and loans	100.0%	100.0%
Commercial Criticized Exposure
Finance receivables and loans classified as special mention, substandard, or doubtful are deemed as criticized. These classifications are based on regulatory definitions and generally represent finance receivables and loans within our portfolio that have a higher default risk or have already defaulted. The following table presents the percentage of total commercial criticized finance receivables and loans reported at gross carrying value by industry concentrations.

December 31,	2015	2014
Automotive	80.5%	87.3%
Manufacturing	7.8	0.9
Services	5.3	2.0
Other	6.4	9.8
Total commercial criticized finance receivables and loans	100.0%	100.0%
9.     Investment in Operating Leases, Net
Investments in operating leases were as follows.

December 31, ($ in millions)	2015	2014
Vehicles	$20,211	$23,144
Accumulated depreciation	(3,940)	(3,634)
Investment in operating leases, net	$16,271	$19,510
Depreciation expense on operating lease assets includes remarketing gains and losses recognized on the sale of operating lease assets. The following summarizes the components of depreciation expense on operating lease assets.

Year ended December 31, ($ in millions)	2015	2014	2013
Depreciation expense on operating lease assets (excluding remarketing gains)	$2,600	$2,666	$2,327
Remarketing gains	(351)	(433)	(332)
Net depreciation expense on operating lease assets	$2,249	$2,233	$1,995

Notes to Consolidated Financial Statements

The following table presents the future lease nonresidual rental payments due from customers for vehicles on operating leases.

Year ended December 31, ($ in millions)
2016	$2,687
2017	1,445
2018	406
2019	57
2020 and thereafter	1
Total	$4,596
10.    Securitizations and Variable Interest Entities
Overview
We are involved in several types of securitization and financing transactions that utilize special-purpose entities (SPEs). A SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity by securitizing certain of our financial assets and operating lease assets.
The transaction-specific SPEs involved in our securitization and other financing transactions are often considered VIEs. VIEs are entities that have either a total equity investment at risk that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors at risk lack the ability to control the entity's activities.
We no longer securitize consumer mortgage loans through transactions involving the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (Ginnie Mae) (collectively, the Government-sponsored Enterprises, or GSEs), or through private-label mortgage securitizations. Accordingly, the discussion below represents our current involvement with VIEs as of December 31, 2015, except where otherwise stated or where comparative information is presented.
Securitizations
We provide a wide range of consumer and commercial automotive loans, operating leases, and commercial loans to a diverse customer base. We securitize consumer and commercial automotive loans, and operating leases through private-label securitizations. We often securitize these loans and notes securitized by operating leases (collectively referred to as financial assets) through the use of securitization entities, which may or may not be consolidated on our Consolidated Balance Sheet.
In executing a securitization transaction, we typically sell pools of financial assets to a wholly owned, bankruptcy-remote SPE, which then transfers the financial assets to a separate, transaction-specific SPE for cash, and typically, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates, which are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred financial assets and entitle the investors to specified cash flows generated from the underlying securitized assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain.
Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the financial assets, to issue beneficial interests to investors to fund the acquisition of the financial assets, and to enter into derivatives or other yield maintenance contracts to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the assets the securitization entity holds and the beneficial interests it issues. Servicing functions include, but are not limited to, general collection activity on current and noncurrent accounts, loss mitigation efforts including repossession and sale of collateral, as well as preparing and furnishing statements summarizing the asset and beneficial interest performance. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and master servicing (i.e., servicing the beneficial interests that result from the securitization transactions).
Cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee.
We typically hold retained beneficial interests in our securitizations including, but not limited to, senior or subordinated ABS and residuals; and other residual interests. These retained interests may represent a form of significant continuing economic interests. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven.

Notes to Consolidated Financial Statements

We generally hold certain conditional repurchase options specific to securitizations that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or redeem outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the discounted securitization balance of the assets plus accrued interest when applicable. We generally have discretion regarding when or if we will exercise these options, but we would do so only when it is in our best interest.
Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase assets or indemnify the investor or other party for incurred losses to the extent it is determined that the assets were ineligible or were otherwise defective at the time of sale. We did not provide any noncontractual financial support to any of these entities during 2015 or 2014.
Consolidation of Variable Interest Entities
The determination of whether the assets and liabilities of the VIEs are consolidated on our balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the VIE. We are deemed the primary beneficiary and therefore consolidate VIEs for which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE's economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE; and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.
We are generally determined to be the primary beneficiary in VIEs established for our securitization activities when we have a controlling financial interest in the VIE, primarily due to our servicing activities, and we hold a beneficial interest in the VIE that could be potentially significant. The consolidated VIEs included in the Consolidated Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is limited to the carrying value of the consolidated VIE assets. Generally, all assets of consolidated VIEs, presented below based upon the legal transfer of the underlying assets in order to reflect legal ownership, are restricted for the benefit of the beneficial interest holders.
The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. We are generally not determined to be the primary beneficiary in VIEs established for our securitization activities when we either do not hold potentially significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off-balance sheet treatment, transfers of financial assets must meet appropriate sale accounting conditions. For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, or retained interests (if applicable). Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as accrued expenses and other liabilities on our Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.
There were no sales of financial assets into nonconsolidated securitization trusts and similar asset-backed financing entities for consumer mortgage GSEs for the years ended December 31, 2015, and 2014, while there were $112 million of pretax gains on sales for the year ended December 31, 2013. The pretax loss recognized for consumer automotive was $3 million for the year ended December 31, 2015, while there was a pretax gain of $1 million for the year ended December 31, 2014, and no pretax gains or losses for the year ended December 31, 2013.
We provide long-term guarantee contracts to investors in certain nonconsolidated affordable housing entities and have extended a line of credit to provide liquidity and minimize our exposure under these contracts. Since we do not have control over the entities or the power to make decisions, we do not consolidate the entities and our involvement is limited to the guarantee and the line of credit.
We have involvement with various other nonconsolidated equity investments, including affordable housing entities and venture capital funds and loan funds. We do not consolidate these entities and our involvement is limited to our outstanding investment, additional capital committed to these funds plus any previously recognized low income housing tax credits that are subject to recapture.

Notes to Consolidated Financial Statements

Our involvement with consolidated and nonconsolidated VIEs in which we hold variable interests is presented below.

December 31, ($ in millions)	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs (a)		Maximum exposure to loss in nonconsolidated VIEs
2015
On-balance sheet variable interest entities
Consumer automotive	$27,967	(b)
Commercial automotive	16,763
Off-balance sheet variable interest entities
Consumer automotive	—		$3,034		$3,034	(c)
Commercial other	210	(d)	—	(e)	493	(f)
Total	$44,940		$3,034		$3,527
2014
On-balance sheet variable interest entities
Consumer automotive	$31,966	(b)
Commercial automotive	18,153
Off-balance sheet variable interest entities
Consumer automotive	—		$2,801		$2,801	(c)
Commercial other	146	(d)	—	(e)	362	(f)
Total	$50,265		$2,801		$3,163

(a)	Asset values represent the current unpaid principal balance of outstanding consumer finance receivables and loans within the VIEs.

(b)
Includes $10.6 billion and $12.7 billion of assets which are not encumbered by VIE beneficial interests held by third parties at December 31, 2015, and December 31, 2014, respectively. Ally or consolidated affiliates hold the interests in these assets which eliminate in consolidation.

(c)
Maximum exposure to loss represents the current unpaid principal balance of outstanding loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans are worthless. This required disclosure is not an indication of our expected loss.

(d)
Includes $222 million and $164 million classified as other assets, offset by $12 million and $18 million classified as accrued expenses and other liabilities at December 31, 2015, and December 31, 2014, respectively.

(e)	Includes a VIE for which we have no management oversight and therefore we are not able to provide the total assets of the VIEs.

(f)
For certain nonconsolidated affordable housing entities, maximum exposure to loss represents the yield we guaranteed investors through long term guarantee contracts. The amount disclosed is based on the unlikely event that the underlying properties cease generating yield to investors and the yield delivered to investors in the form of low income tax housing credits is recaptured. For nonconsolidated equity investments, maximum exposure to loss represents our outstanding investment, additional committed capital, and low income housing tax credits subject to recapture. The amount disclosed is based on the unlikely event that our committed capital is funded, our investments become worthless, and the tax credits previously delivered to us are recaptured. This required disclosure is not an indication of our expected loss.

Notes to Consolidated Financial Statements

On-balance Sheet Variable Interest Entities
The consolidated VIEs included in the Consolidated Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets of consolidated VIEs, presented below based upon the legal transfer of the underlying assets in order to reflect legal ownership, are restricted for the benefit of the beneficial interest holders.

December 31, ($ in millions)	2015	2014
Assets
Finance receivables and loans, net
Consumer	$11,682	$12,594
Commercial	16,247	17,487
Allowance for loan losses	(196)	(179)
Total finance receivables and loans, net	27,733	29,902
Investment in operating leases, net	4,791	5,595
Other assets	1,624	1,964
Total assets	$34,148	$37,461
Liabilities
Long-term debt	20,267	24,297
Accrued expenses and other liabilities	22	173
Total liabilities	$20,289	$24,470
Cash Flows with Off-balance Sheet Variable Interest Entities
The following table summarizes cash flows received and paid related to securitization entities, asset-backed financings, or other similar transfers of financial assets where the transfer is accounted for as a sale and we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding in 2015, 2014, and 2013. Additionally, this table contains information regarding cash flows received from and paid to nonconsolidated securitization entities that existed during each period.

Year ended December 31, ($ in millions)	Consumer automotive	Consumer mortgage
2015
Cash proceeds from transfers completed during the period	$1,551	$—
Servicing fees	28	—
2014
Cash proceeds from transfers completed during the period	$2,594	$—
Servicing fees	11	—
Representations and warranties obligations	—	(31)
2013
Cash proceeds from transfers completed during the period	$—	$8,676
Servicing fees	13	70
Representations and warranties obligations	—	(66)
Other cash flows	—	70

Notes to Consolidated Financial Statements

Delinquencies and Net Credit Losses
The following table represents on-balance sheet loans held-for-sale and finance receivable and loans, off-balance sheet securitizations, and whole-loan sales where we have continuing involvement. The table presents quantitative information about delinquencies and net credit losses.

	Total Amount		Amount 60 days or more past due		Net credit losses
December 31, ($ in millions)	2015	2014	2015	2014	2015	2014
On-balance sheet loans
Consumer automotive	$64,292	$58,085	$591	$457	$578	$501
Consumer mortgage	9,773	7,926	108	151	31	43
Commercial automotive	34,895	34,022	—	9	3	1
Commercial other	2,745	1,918	—	—	(3)	(8)
Total on-balance sheet loans	111,705	101,951	699	617	609	537
Off-balance sheet securitization entities
Consumer automotive	2,529	2,801	9	5	5	1
Total off-balance sheet securitization entities	2,529	2,801	9	5	5	1
Whole-loan transactions (a)	2,252	929	13	33	—	6
Total	$116,486	$105,681	$721	$655	$614	$544

(a)	Whole-loan transactions are not part of a securitization transaction, but represent consumer automotive pools of loans sold to third-party investors.
11.     Servicing Activities
Automotive Finance Servicing Activities
We service consumer automotive contracts. Historically, we have sold a portion of our consumer automotive contracts. With respect to contracts we sell, we retain the right to service and earn a servicing fee for our servicing function. Typically, we conclude that the fee we are paid for servicing consumer automotive finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. We recognized automotive servicing fee income of $45 million, $31 million, and $58 million during the years ended December 31, 2015, 2014, and 2013, respectively.
Automotive Finance Serviced Assets
The current unpaid principal balance and any related unamortized deferred fees and costs of total serviced automotive finance loans and leases outstanding were as follows.

December 31, ($ in millions)	2015	2014
On-balance sheet automotive finance loans and leases
Consumer automotive	$64,067	$58,085
Commercial automotive	34,895	34,022
Operating leases	15,965	19,510
Other	72	55
Off-balance sheet automotive finance loans
Loans sold to third-party investors
Securitizations	2,550	2,832
Whole-loan	2,259	887
Total serviced automotive finance loans and leases	$119,808	$115,391

Notes to Consolidated Financial Statements

12.    Premiums Receivable and Other Insurance Assets
Premiums receivable and other insurance assets consisted of the following.

December 31, ($ in millions)	2015	2014
Prepaid reinsurance premiums	$382	$326
Reinsurance recoverable on unpaid losses	120	143
Reinsurance recoverable on paid losses	18	12
Premiums receivable	82	90
Deferred policy acquisition costs	1,199	1,124
Total premiums receivable and other insurance assets	$1,801	$1,695
13.     Other Assets
The components of other assets were as follows.

December 31, ($ in millions)	2015	2014
Property and equipment at cost	$691	$775
Accumulated depreciation	(456)	(550)
Net property and equipment	235	225
Restricted cash collections for securitization trusts (a)	2,010	2,221
Net deferred tax assets	1,369	1,812
Nonmarketable equity investments	418	271
Cash reserve deposits held-for-securitization trusts (b)	252	303
Fair value of derivative contracts in receivable position (c)	233	263
Other accounts receivable	158	298
Collateral placed with counterparties	125	236
Restricted cash and cash equivalents	120	122
Other assets	1,401	1,354
Total other assets	$6,321	$7,105

(a)	Represents cash collection from customer payments on securitized receivables. These funds are distributed to investors as payments on the related secured debt.

(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions.

(c)	For additional information on derivative instruments and hedging activities, refer to Note 22.
14.     Deposit Liabilities
Deposit liabilities consisted of the following.

December 31, ($ in millions)	2015	2014
Noninterest-bearing deposits	$89	$64
Interest-bearing deposits
Savings and money market checking accounts	36,386	26,769
Certificates of deposit	29,774	31,051
Dealer deposits	229	319
Total deposit liabilities	$66,478	$58,203
At December 31, 2015, and December 31, 2014, certificates of deposit included $11.5 billion and $13.0 billion, respectively, of certificates of deposit in denominations of $100 thousand or more. At December 31, 2015, and December 31, 2014, certificates of deposit included $3.2 billion and $3.7 billion, respectively, in denominations in excess of $250 thousand federal insurance limits.

Notes to Consolidated Financial Statements

The following table presents the scheduled maturity of total certificates of deposit.

($ in millions)
Due in 2016	$16,313
Due in 2017	8,800
Due in 2018	3,068
Due in 2019	695
Due in 2020	898
Total certificates of deposit	$29,774
15.    Short-term Borrowings
The following table presents the composition of our short-term borrowings portfolio.

	2015			2014
December 31, ($ in millions)	Unsecured	Secured (a)	Total	Unsecured	Secured (a)	Total
Demand notes	$3,369	$—	$3,369	$3,338	$—	$3,338
Federal Home Loan Bank	—	4,000	4,000	—	2,950	2,950
Securities sold under agreements to repurchase	—	648	648	—	774	774
Other	84	—	84	—	—	—
Total short-term borrowings	$3,453	$4,648	$8,101	$3,338	$3,724	$7,062
Weighted average interest rate (b)			0.8%			0.8%

(a)	Refer to Note 16 for further details on assets restricted as collateral for payment of the related debt.

(b)	Based on the debt outstanding and the interest rate at December 31 of each year.
We periodically enter into term repurchase agreements, short-term borrowing agreements in which we sell financial instruments to one or more investors while simultaneously committing to repurchase them at a specified future date, at the stated price plus accrued interest. As of December 31, 2015, the financial instruments sold under agreements to repurchase consisted of mortgage-backed residential securities with the following maturities: $403 million within the next 30 days and $245 million within 31 to 60 days. Refer to Note 6 and Note 26 for further details on investment securities sold under agreements to repurchase.
The primary risk associated with these repurchase agreements is that the counterparty will be unable to perform under the terms of the contract. As the borrower, Ally is exposed to the excess market value of the securities pledged over the amount borrowed. Daily mark-to-market collateral management is designed to limit this risk to the initial margin. However, should a counterparty declare bankruptcy or become insolvent, Ally may incur additional delays and costs. As of December 31, 2015, we placed cash collateral totaling $21 million with counterparties under these collateral arrangements associated with our repurchase agreements.

Notes to Consolidated Financial Statements

16.    Long-term Debt
The following tables present the composition of our long-term debt portfolio.

December 31, ($ in millions)	Amount	Interest rate	Weighted-average interest rate (a)	Due date range
2015
Unsecured debt
Fixed rate (b)	$17,657
Variable rate	375
Trust preferred securities	2,600
Fair value adjustment (c)	334
Total unsecured debt	20,966	0.37 - 8.13%	5.40%	2016 - 2049
Secured debt
Fixed rate	20,511
Variable rate	24,760
Fair value adjustment (c)	(3)
Total secured debt (d) (e) (f)	45,268	0.48 - 4.06%	1.18%	2016 - 2035
Total long-term debt	$66,234
2014
Unsecured debt
Fixed rate (b)	$18,858
Variable rate	374
Trust preferred securities	2,598
Fair value adjustment (c)	452
Total unsecured debt	22,282	0.33 - 8.30%	5.90%	2015 - 2049
Secured debt
Fixed rate	19,793
Variable rate	24,305
Total secured debt (d) (e) (f)	44,098	0.21 - 4.59%	0.94%	2015 - 2023
Total long-term debt	$66,380

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.

(b)	Includes subordinated debt of $1.1 billion and $296 million at December 31, 2015, and 2014, respectively.

(c)	Represents the fair value adjustment associated with the application of hedge accounting on certain of our long-term debt positions. Refer to Note 22 for additional information.

(d)	Includes $20.3 billion and $24.3 billion of VIE secured debt outstanding at December 31, 2015, and 2014, respectively.

(e)	Includes $19.9 billion and $17.0 billion of debt outstanding from the Automotive secured revolving credit facilities at December 31, 2015, and 2014, respectively.

(f)	Includes advances from the FHLB of $5.4 billion and $2.8 billion at December 31, 2015, and 2014, respectively.

	2015			2014
December 31, ($ in millions)	Unsecured	Secured	Total	Unsecured	Secured	Total
Long-term debt
Due within one year	$1,829	$9,427	$11,256	$4,780	$12,603	$17,383
Due after one year	18,803	35,844	54,647	17,050	31,495	48,545
Fair value adjustment	334	(3)	331	452	—	452
Total long-term debt	$20,966	$45,268	$66,234	$22,282	$44,098	$66,380

Notes to Consolidated Financial Statements

The following table presents the scheduled remaining maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

Year ended December 31, ($ in millions)	2016	2017	2018	2019	2020	2021 and thereafter	Fair value adjustment	Total
Unsecured
Long-term debt	$1,904	$4,371	$3,702	$1,615	$2,228	$8,203	$334	$22,357
Original issue discount	(75)	(87)	(98)	(35)	(35)	(1,061)	—	(1,391)
Total unsecured	1,829	4,284	3,604	1,580	2,193	7,142	334	20,966
Secured
Long-term debt	9,427	15,217	9,109	5,823	3,414	2,281	(3)	45,268
Total long-term debt	$11,256	$19,501	$12,713	$7,403	$5,607	$9,423	$331	$66,234
To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. The use of these derivative financial instruments had the effect of synthetically converting $8.3 billion of our fixed-rate debt into variable-rate obligations and $0.9 billion of our variable-rate debt into fixed-rate obligations at December 31, 2015.
The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

	2015			2014
December 31, ($ in millions)	Total		Ally Bank (a)	Total		Ally Bank (a)
Investment securities (b)	$2,420		$1,761	$786		$786
Mortgage assets held-for-investment and lending receivables	9,743		9,743	7,541		7,541
Consumer automotive finance receivables	34,324		9,167	33,438		11,263
Commercial automotive finance receivables	19,623		19,177	20,605		20,083
Investment in operating leases, net	5,539		3,205	6,820		4,672
Total assets restricted as collateral (c) (d)	$71,649		$43,053	$69,190		$44,345
Secured debt	$49,916	(e)	$24,787	$47,822	(e)	$27,103

(a)	Ally Bank is a component of the total column.

(b)	Certain investment securities are restricted under repurchase agreements. Refer to Note 15 for information on the repurchase agreements.

(c)
Ally Bank has an advance agreement with the FHLB, and had assets pledged to secure borrowings that were restricted as collateral to the FHLB totaling $14.9 billion and $10.7 billion at December 31, 2015, and 2014, respectively. These assets were composed primarily of consumer mortgage finance receivables and loans, net and investment securities. Ally Bank has access to the Federal Reserve Bank Discount Window. Ally Bank had assets pledged and restricted as collateral to the Federal Reserve Bank totaling $2.9 billion and $3.2 billion at December 31, 2015, and 2014, respectively. These assets were composed of consumer automotive finance receivables and loans, net and investment in operating leases, net. Availability under these programs is only for the operations of Ally Bank and cannot be used to fund the operations or liabilities of Ally or its subsidiaries.

(d)	Excludes restricted cash and cash reserves for securitization trusts recorded within other assets on the Consolidated Balance Sheet. Refer to Note 13 for additional information.

(e)	Includes $4.6 billion and $3.7 billion of short-term borrowings at December 31, 2015, and 2014, respectively.
Trust Preferred Securities
At December 31, 2015 we have issued and outstanding approximately $2.6 billion in aggregate liquidation preference of 8.125% Fixed Rate / Floating Rate Trust Preferred Securities, Series 2 (Series 2 TRUPS) net of original issue discount and debt issuance costs. Each Series 2 TRUPS security has a liquidation amount of $25. Distributions are cumulative and are payable until redemption at the applicable coupon rate. Distributions are payable at an annual rate of 8.125% payable quarterly in arrears, through but excluding February 15, 2016. From and including February 15, 2016, to but excluding February 15, 2040, distributions will be payable at an annual rate equal to three-month London interbank offer rate plus 5.785% payable quarterly in arrears, beginning May 15, 2016. Ally has the right to defer payments of interest for a period not exceeding 20 consecutive quarters. The Series 2 TRUPS have no stated maturity date, but must be redeemed upon the redemption or maturity of the related debentures (Debentures), which mature on February 15, 2040. Ally at any time on or after February 15, 2016 may redeem the Series 2 TRUPS at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest through the date of redemption. The Series 2 TRUPS are generally nonvoting, other than with respect to certain limited matters. During any period in which any Series 2 TRUPS remain outstanding but in which distributions on the Series 2 TRUPS have not been fully paid, none of Ally or its subsidiaries will be permitted to (i) declare or pay dividends on, make any distributions with respect to, or redeem, purchase, acquire or otherwise make a liquidation payment with respect to, any of Ally’s capital stock or make any guarantee payment with respect thereto; or (ii) make any payments of principal, interest, or premium on, or repay, repurchase or redeem, any debt securities or guarantees that rank on a parity with or junior in interest to the Debentures with certain specified exceptions in each case.

Notes to Consolidated Financial Statements

Covenants and Other Requirements
In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of receivables, such as delinquency ratios, loss ratios, and commercial payment rates. During 2015, there were no trigger events that resulted in the repayment of debt at an accelerated rate or impacted the usage of our credit facilities.
Funding Facilities
We utilize both committed credit facilities, and other collateralized funding vehicles. The debt outstanding under our various funding facilities is included on our Consolidated Balance Sheet.
As of December 31, 2015, Ally Bank had exclusive access to $3.25 billion of funding capacity from a committed credit facility. Funding programs supported by the Federal Reserve and the FHLB, together with repurchase agreements, complement Ally Bank’s private collateralized funding vehicles.
The total capacity in our committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and not allow for any further funding after the closing date. At December 31, 2015, $20.1 billion of our $20.4 billion of committed capacity was revolving. Our revolving facilities generally have an original tenor ranging from 364 days to two years. As of December 31, 2015, we had $12.5 billion of committed funding capacity from revolving facilities with a remaining tenor greater than 364 days.
Committed Funding Facilities

	Outstanding		Unused capacity (a)		Total capacity
December 31, ($ in millions)	2015	2014	2015	2014	2015	2014
Bank funding
Secured (b)	$3,250	$3,250	$—	$250	$3,250	$3,500
Parent funding
Secured	16,914	15,030	251	3,425	17,165	18,455
Total committed facilities	$20,164	$18,280	$251	$3,675	$20,415	$21,955

(a)
Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.

(b)	Excludes off-balance sheet credit facility amounts.
17.    Accrued Expenses and Other Liabilities
The components of accrued expenses and other liabilities were as follows.

December 31, ($ in millions)	2015	2014
Accounts payable	$391	$298
Employee compensation and benefits	242	298
Reserves for insurance losses and loss adjustment expenses	169	208
Fair value of derivative contracts in payable position (a)	145	252
Deferred revenue	108	151
Collateral received from counterparties	82	71
Other liabilities	408	457
Total accrued expenses and other liabilities	$1,545	$1,735

(a)	For additional information on derivative instruments and hedging activities, refer to Note 22.

Notes to Consolidated Financial Statements

18.    Equity
Common Stock
In April 2014, we completed an initial public offering (IPO) of our common stock. All proceeds from the offering were obtained by the U.S. Department of the Treasury (Treasury) as the single selling stockholder. In connection with the IPO, we effected a 310-for-one stock split on shares of our common stock, $0.01 par value per share. Accordingly, all references in the Consolidated Financial Statements to share and per share amounts relating to common stock have been adjusted, on a retroactive basis, to recognize the 310-for-one stock split. In addition, on April 9, 2014, we increased the number of shares authorized for issuance of common stock to 1.1 billion. The following table presents changes in the number of shares issued and outstanding.

Year ended December 31, (in shares)	2015	2014	2013
Common stock
Total issued, January 1,	480,136,039	479,767,470	412,600,700
New issuances
Employee benefits and compensation plans	2,654,657	368,569	—
Private placement (a)	—	—	67,166,770
Total issued, December 31,	482,790,696	480,136,039	479,767,470
Total treasury stock, December 31,	(810,585)	(41,148)	—
Total outstanding, December 31,	481,980,111	480,094,891	479,767,470

(a)	On November 20, 2013, Ally completed its private placement of its common stock for an aggregate price of $1.3 billion.
Preferred Stock
Series A Preferred Stock
Holders of the Series A Preferred Stock are entitled to receive, when, and if declared by Ally, noncumulative cash dividends. Beginning March 25, 2011, to but excluding May 15, 2016, dividends accrue at a fixed rate of 8.5% per annum. Beginning on May 15, 2016, dividends will accrue at a rate equal to three-month London interbank offer rate (LIBOR) plus 6.243%, commencing on August 15, 2016, in each case on the 15th day of February, May, August, and November. Dividends will be payable to holders of record at the close of business on the preceding February 1, May 1, August 1, or November 1, as the case may be, or on such other date, not more than seventy calendar days prior to the dividend payment date, as will be fixed by the Ally Board of Directors. In the event that dividends with respect to a dividend period have not been paid in full on the dividend payment date, we will be prohibited, subject to certain specified exceptions, from (i) redeeming, purchasing or otherwise acquiring, any stock that ranks on a parity basis with, or junior in interest to, the Series A Preferred Stock; (ii) paying any dividends or making any distributions with respect to any stock that ranks junior in interest to the Series A Preferred Stock, until such time as Ally has paid the dividends payable on shares of the Series A Preferred Stock with respect to a subsequent dividend period; and (iii) declaring or paying any dividend on any stock ranking on a parity basis with the Series A Preferred Stock, subject to certain exceptions.
The holders of the Series A Preferred Stock do not have voting rights other than those set forth in the certificate of designations for the Series A Preferred Stock included in Ally's Certificate of Incorporation. Ally may not redeem the Series A Preferred Stock before May 15, 2016, and after such time the Series A Preferred Stock may be redeemed in certain circumstances. In the event of any liquidation, dissolution or winding up of the affairs of Ally, holders of the Series A Preferred Stock will be entitled to receive the liquidation amount per share of Series A Preferred Stock and an amount equal to all declared, but unpaid dividends declared prior to the date of payment out of assets available for distribution, before any distribution is made for holders of stock that ranks junior in interest to the Series A Preferred Stock, subject to the rights of Ally's creditors.
On April 9, 2014, we decreased the number of shares authorized for issuance of Series A Preferred Stock to 40,870,560. On April 23, 2015, we announced a tender offer to purchase up to 13,000,000 shares of our outstanding Series A preferred stock for $26.65 per Series A share, which included an amount to cover accrued and unpaid dividends through the settlement date. The tender offer expired on May 20, 2015. On May 22, 2015, we repurchased 13,000,000 Series A Preferred Shares with an aggregate liquidation preference of $325 million for $347 million in cash. Upon repurchase of the tendered Series A Preferred shares on May 22, 2015, we derecognized the carrying value of $325 million and recognized the excess consideration paid of $22 million as an additional return to preferred shareholders. The remaining 27,870,560 Series A Preferred Shares following the repurchase were not impacted as a result of this transaction.

Notes to Consolidated Financial Statements

Series G Preferred Stock
On March 11, 2015, we issued a Notice of Partial Redemption to the holders of the outstanding Series G Preferred Stock to redeem, on a pro-rata basis, 1,288,300 shares at a redemption price of $1,000 per share plus $10.50 per share of accrued and unpaid dividends through the redemption date. On April 10, 2015, we redeemed 1,288,300 shares of our outstanding Series G Preferred Stock, with an aggregate liquidation preference of approximately $1,288 million for approximately $1,302 million in cash, which included $14 million in accrued and unpaid dividends. Upon redemption of the Series G Preferred shares, we derecognized the carrying value of $117 million and recognized the excess consideration paid of $1,171 million as an additional return to preferred shareholders. On November 12, 2015, we issued a Notice of Redemption to the holders of the remaining outstanding Series G Preferred Stock to redeem, on a pro-rata basis, 1,288,301 shares at a redemption price of $1,000 per share plus $5.64 per share of accrued and unpaid dividends through the redemption date. On December 14, 2015, we redeemed 1,288,301 shares of our outstanding Series G Preferred Stock, with an aggregate liquidation preference of approximately $1,288 million for approximately $1,295 million in cash, which included $7 million in accrued and unpaid dividends. Upon redemption of the Series G Preferred shares, we derecognized the carrying value of $117 million and recognized the excess consideration paid of $1,171 million as an additional return to preferred shareholders. Effective December 14, 2015, the Series G Preferred Stock was retired.
The following table summarizes information about our Series A and Series G preferred stock.

	December 31, 2015	December 31, 2014
Series A preferred stock (a)
Carrying value ($ in millions)	$696	$1,021
Par value (per share)	0.01	0.01
Liquidation preference (per share)	25	25
Number of shares authorized	40,870,560	40,870,560
Number of shares issued and outstanding	27,870,560	40,870,560
Dividend/coupon
Prior to May 15, 2016	8.5%	8.5%
On and after May 15, 2016	Three month LIBOR + 6.243%	Three month LIBOR + 6.243%
Series G preferred stock
Carrying value ($ in millions)	$—	$234
Par value (per share)	—	0.01
Liquidation preference (per share)	—	1,000
Number of shares authorized	—	2,576,601
Number of shares issued and outstanding	—	2,576,601
Dividend/coupon	—%	7%

(a)	Nonredeemable prior to May 15, 2016.
19.    Accumulated Other Comprehensive Income (Loss)
The following table presents changes, net of tax, in each component of accumulated other comprehensive (loss) income.

($ in millions)	Unrealized gains (losses) on investment securities (a)	Translation adjustments and net investment hedges (b)	Cash flow hedges (b)	Defined benefit pension plans	Accumulated other comprehensive income (loss)
Balance at January 1, 2013	$76	$368	$2	$(135)	$311
2013 net change	(345)	(303)	3	58	(587)
Balance at December 31, 2013	(269)	65	5	(77)	(276)
2014 net change	248	(29)	2	(11)	210
Balance at December 31, 2014	(21)	36	7	(88)	(66)
2015 net change	(138)	(27)	1	(1)	(165)
Balance at December 31, 2015	$(159)	$9	$8	$(89)	$(231)

(a)	Represents the after-tax difference between the fair value and amortized cost of our available-for-sale securities portfolio.

(b)	For additional information on derivative instruments and hedging activities, refer to Note 22.

Notes to Consolidated Financial Statements

The following table presents the before- and after-tax changes in each component of accumulated other comprehensive (loss) income.

Year ended December 31, 2015 ($ in millions)	Before Tax		Tax Effect		After Tax
Unrealized losses on investment securities
Net unrealized losses arising during the period	$(65)		$26		$(39)
Less: Net realized gains reclassified to income from continuing operations	155	(a)	(56)	(b)	99
Net change	(220)		82		(138)
Translation adjustments
Net unrealized losses arising during the period	(39)		13		(26)
Less: Net realized gains reclassified to income from discontinued operations, net of tax	42		(20)		22
Net change	(81)		33		(48)
Net investment hedges (c)
Net unrealized gains arising during the period	29		(11)		18
Less: Net realized losses reclassified to income from discontinued operations, net of tax	(4)		1		(3)
Net change	33		(12)		21
Cash flow hedges (c)
Net unrealized gains arising during the period	2		(1)		1
Defined benefit pension plans
Net unrealized gains (losses) arising during the period	—		—		—
Less: Net realized gains reclassified to income from continuing operations	1	(d)	—	(b)	1
Net change	(1)		—		(1)
Other comprehensive loss	$(267)		$102		$(165)

(a)	Includes gains reclassified to other gain on investments, net in our Consolidated Statement of Income.

(b)	Includes amounts reclassified to income tax expense (benefit) from continuing operations in our Consolidated Statement of Income.

(c)	For additional information on derivative instruments and hedging activities, refer to Note 22.

(d)	Includes gains reclassified to compensation and benefits expense in our Consolidated Statement of Income.

Year ended December 31, 2014 ($ in millions)	Before Tax		Tax Effect		After Tax
Unrealized gains on investment securities
Net unrealized gains arising during the period	$557		$(142)		$415
Less: Net realized gains reclassified to income from continuing operations	181	(a)	(14)	(b)	167
Net change	376		(128)		248
Translation adjustments
Net unrealized losses arising during the period	(27)		10		(17)
Less: Net realized gains reclassified to income from discontinued operations, net of tax	23		(3)		20
Net change	(50)		13		(37)
Net investment hedges (c)
Net unrealized gains arising during the period	13		(5)		8
Cash flow hedges (c)
Net unrealized gains arising during the period	2		—		2
Defined benefit pension plans
Net unrealized losses arising during the period	(24)		9		(15)
Less: Net realized losses reclassified to income from continuing operations	(7)	(d)	3	(b)	(4)
Net change	(17)		6		(11)
Other comprehensive income	$324		$(114)		$210

(a)	Includes gains reclassified to other gain on investments, net in our Consolidated Statement of Income.

(b)	Includes amounts reclassified to income tax (benefit) expense from continuing operations in our Consolidated Statement of Income.

(c)	For additional information on derivative instruments and hedging activities, refer to Note 22.

(d)	Includes losses reclassified to compensation and benefits expense in our Consolidated Statement of Income.

Notes to Consolidated Financial Statements

Year ended December 31, 2013 ($ in millions)	Before Tax		Tax Effect		After Tax
Unrealized losses on investment securities
Net unrealized losses arising during the period	$(333)		$174		$(159)
Less: Net realized gains reclassified to income from continuing operations	180	(a)	(2)	(b)	178
Less: Net realized gains reclassified to income from discontinued operations, net of tax	10		(2)		8
Net change	(523)		178		(345)
Translation adjustments
Net unrealized losses arising during the period	(104)		24		(80)
Less: Net realized gains reclassified to income from discontinued operations, net of tax	337		92		429
Net change	(441)		(68)		(509)
Net investment hedges (c)
Net unrealized gains arising during the period	59		(22)		37
Less: Net realized losses reclassified to income from discontinued operations, net of tax	(250)		81		(169)
Net change	309		(103)		206
Cash flow hedges (c)
Net unrealized losses arising during the period	(1)		—		(1)
Less: Net realized losses reclassified to income from continuing operations	(7)	(d)	3	(b)	(4)
Net change	6		(3)		3
Defined benefit pension plans
Net unrealized gains arising during the period	26		(8)		18
Less: Net realized losses reclassified to income from continuing operations	(2)	(e)	—	(b)	(2)
Less: Net realized losses reclassified to income from discontinued operations, net of tax	(49)		11		(38)
Net change	77		(19)		58
Other comprehensive loss	$(572)		$(15)		$(587)

(a)	Includes gains reclassified to other gain on investments, net in our Consolidated Statement of Income.

(b)	Includes amounts reclassified to income tax expense (benefit) from continuing operations in our Consolidated Statement of Income.

(c)	For additional information on derivative instruments and hedging activities, refer to Note 22.

(d)	Includes losses reclassified to long-term debt in our Consolidated Statement of Income.

(e)	Includes losses reclassified to compensation and benefits expense in our Consolidated Statement of Income

Notes to Consolidated Financial Statements

20.    Earnings per Common Share
The following table presents the calculation of basic and diluted earnings per common share.

Year ended December 31, ($ in millions except per share data) (a)	2015	2014	2013
Net income from continuing operations	$897	$925	$416
Preferred stock dividends — U.S. Department of the Treasury	—	—	(543)
Impact of repurchase of mandatorily convertible preferred stock held by U.S. Department of the Treasury and elimination of share adjustment right	—	—	(240)
Preferred stock dividends (b)	(2,571)	(268)	(267)
Net (loss) income from continuing operations attributable to common shareholders	(1,674)	657	(634)
Income (loss) from discontinued operations, net of tax	392	225	(55)
Net (loss) income attributable to common shareholders	$(1,282)	$882	$(689)
Basic weighted-average common shares outstanding (c)	482,873,120	481,154,609	420,166,188
Diluted weighted-average common shares outstanding (c) (d)	482,873,120	481,933,811	420,166,188
Basic earnings per common share
Net (loss) income from continuing operations	$(3.47)	$1.36	$(1.51)
Income (loss) from discontinued operations, net of tax	0.81	0.47	(0.13)
Net (loss) income	$(2.66)	$1.83	$(1.64)
Diluted earnings per common share
Net (loss) income from continuing operations	$(3.47)	$1.36	$(1.51)
Income (loss) from discontinued operations, net of tax	0.81	0.47	(0.13)
Net (loss) income	$(2.66)	$1.83	$(1.64)

(a)	Figures in the table may not recalculate exactly due to rounding. Earnings per share is calculated based on unrounded numbers.

(b)
Preferred stock dividends for the year ended December 31, 2015, include $2,364 million recognized in connection with the redemption of the Series G Preferred Stock and the repurchase of the Series A Preferred Stock. These dividends represent an additional return to preferred shareholders calculated as the excess consideration paid over the carrying amount derecognized. Refer to Note 18 for additional preferred stock information.

(c)	Includes shares related to share-based compensation that vested but were not yet issued for the years ended December 31, 2015, and 2014, respectively.

(d)
Due to antidilutive effect of the net loss from continuing operations attributable to common shareholders for the years ended December 31, 2015, and 2013, respectively, basic weighted-average common shares outstanding were used to calculate basic and diluted earnings per share.

The effects of converting the outstanding Fixed Rate Cumulative Mandatorily Convertible Preferred Stock into common shares are not included in the diluted earnings per share calculation for the year ended December 31, 2013, as the effects would be antidilutive for the period. As such, 89 million of potential common shares were excluded from the diluted earnings per share calculation for the year ended December 31, 2013.
21.    Regulatory Capital and Other Regulatory Matters
As a BHC, we and our wholly-owned state-chartered banking subsidiary, Ally Bank, are subject to capital requirements issued by U.S. banking regulators that require us to maintain risk-based and leverage capital ratios above minimum levels. A risk-based capital ratio is a ratio of a banking organization’s regulatory capital to its risk-weighted assets. A leverage capital ratio is a ratio of a banking organization’s regulatory capital to a measure of assets or exposures that is not risk-weighted. As of January 1, 2015, Ally and Ally Bank became subject to the rules implementing the 2010 Basel III capital framework in the United States (U.S. Basel III), which reflect new and higher capital requirements, capital buffers, and new regulatory capital definitions, deductions and adjustments. Certain aspects of U.S. Basel III, including the new capital buffers and regulatory capital deductions, will be phased in over several years.
Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements or the results of operations and financial condition of Ally and Ally Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and Ally Bank must meet specific capital guidelines that involve quantitative measures of capital, assets and certain off-balance sheet items. These measures and related classifications, which are used in the calculation of our risk-based and leverage capital ratios and those of Ally Bank, are also subject to qualitative judgments by the regulators about the components of capital, the risk-weightings of assets and other exposures, and other factors. The U.S. banking regulators also use these ratios and guidelines as part of the capital planning and stress testing processes. In addition, in order for Ally to maintain its status as a FHC, Ally and its bank subsidiary, Ally Bank, must remain “well-capitalized” and “well-managed,” as defined under applicable law. Effective January 1, 2015, the “well-capitalized” standard for insured depository institutions, such as Ally Bank, was revised to reflect the new and higher capital requirements under U.S. Basel III.
Under U.S. Basel III, Ally must maintain a minimum Common Equity Tier 1 risk-based capital ratio of 4.5%, a minimum Tier 1 risk-based capital ratio of 6%, and a minimum Total risk-based capital ratio of 8%. In addition to these minimum requirements, Ally is also subject to a Common Equity Tier 1 capital conservation buffer of more than 2.5%, subject to a phase-in from January 1, 2016 through December 31,

Notes to Consolidated Financial Statements

2018. Failure to maintain the full amount of the buffer will result in restrictions on Ally’s ability to make capital distributions, including dividend payment and stock repurchases and redemptions, and to pay discretionary bonuses to executive officers. In addition to these new risk-based capital standards, U.S. Basel III subjects all U.S. banking organizations, including Ally, to a minimum Tier 1 leverage ratio of 4%, the denominator of which takes into account only on-balance sheet assets.
In addition to introducing new capital ratios, U.S. Basel III revises the eligibility criteria for regulatory capital instruments and provides for the phase-out of instruments that had previously been recognized as capital but that do not satisfy the new criteria. Subject to certain exceptions (e.g., for certain debt or equity issued to the U.S. government under the Emergency Economic Stabilization Act), trust preferred and other “hybrid” securities are no longer included in a BHC's Tier 1 capital as of January 1, 2016. Also, subject to a phase-in schedule, certain new items are deducted from Common Equity Tier 1 capital, and certain other deductions from regulatory capital have been modified. Among other things, U.S. Basel III requires significant investments in the common shares of unconsolidated financial institutions, mortgage servicing rights, and certain deferred tax assets that exceed specified individual and aggregate thresholds to be deducted from Common Equity Tier 1 capital. U.S. Basel III also revises the standardized approach for calculating risk-weighted assets by, among other things, modifying certain risk weights and introducing new methods for calculating risk-weighted assets for certain types of assets and exposures.
Ally is subject to the U.S. Basel III standardized approach for credit risk. It is not subject to the U.S. Basel III advanced approaches for credit risk. Ally is currently not subject to the U.S. market risk capital rule, which applies only to banking organizations with significant trading assets and liabilities.
During 2010, Ally, IB Finance Holding Company, LLC (IB Finance), Ally Bank, and the Federal Deposit Insurance Corporation (FDIC) entered into a Capital and Liquidity Maintenance Agreement (CLMA). The CLMA was restated on July 13, 2015. The CLMA requires capital at Ally Bank to be maintained at a level such that Ally Bank's Tier 1 leverage ratio is at least 15%. For this purpose, the leverage ratio is determined in accordance with the FDIC's regulations related to capital maintenance.
Compliance with capital requirements is a strategic priority for Ally. We expect to be in compliance with all applicable requirements within the established timeframes.
The following table summarizes our capital ratios under the U.S. Basel III capital framework.

	Under Basel III		Under Basel I
	December 31, 2015 (a)		December 31, 2014 (b)		Required minimum		Well-capitalized minimum
($ in millions)	Amount	Ratio	Amount	Ratio
Risk-based capital
Common Equity Tier 1 (to risk-weighted assets) (c)
Ally Financial Inc.	$12,507	9.21%	$12,588	9.64%	4.50%		(d)
Ally Bank	16,594	17.05	16,022	16.89	4.50		6.50%
Tier 1 (to risk-weighted assets)
Ally Financial Inc.	$15,077	11.10%	$16,389	12.55%	6.00%		6.00%
Ally Bank	16,594	17.05	16,022	16.89	6.00		8.00
Total (to risk-weighted assets)
Ally Financial Inc.	$17,005	12.52%	$17,294	13.24%	8.00%		10.00%
Ally Bank	17,043	17.51	16,468	17.36	8.00		10.00
Tier 1 leverage (to adjusted quarterly average assets) (e)
Ally Financial Inc.	$15,077	9.73%	$16,389	10.94%	4.00%		(d)
Ally Bank	16,594	15.38	16,022	15.44	15.00	(f)	5.00%

(a)	U.S. Basel III became effective for us on January 1, 2015, subject to transitional provisions primarily related to deductions and adjustments impacting Common Equity Tier 1 capital and Tier 1 capital.

(b)	Capital ratios as of December 31, 2014, are presented under the U.S. Basel I capital framework.

(c)	Previously referred to as Tier 1 Common Equity under the U.S. Basel I capital framework.

(d)	Currently, there is no ratio component for determining whether a BHC is "well-capitalized."

(e)	Federal regulatory reporting guidelines require the calculation of adjusted quarterly average assets using a daily average methodology.

(f)	Ally Bank, in accordance with the CLMA, is required to maintain a Tier 1 leverage ratio of at least 15%.
At December 31, 2015, Ally and Ally Bank were “well-capitalized” and met all capital requirements to which each was subject.
Capital Planning and Stress Tests
As a BHC with $50 billion or more of consolidated assets, Ally is required to conduct periodic company-run stress tests, is subject to an annual supervisory stress test conducted by the Board of Governors of the Federal Reserve System (FRB), and must submit an annual capital

Notes to Consolidated Financial Statements

plan to the FRB. In addition, as an insured state nonmember bank with $50 billion or more in total consolidated assets, Ally Bank is required to conduct annual company-run stress tests.
Ally’s capital plan must include a description of all planned capital actions over a nine-quarter planning horizon. The capital plan must also include a discussion of how Ally will maintain capital above the minimum regulatory capital ratios under baseline, adverse, and severely adverse economic scenarios, and serve as a source of strength to Ally Bank. The FRB must approve Ally's capital plan before Ally may take any capital action. Even with an approved capital plan, Ally must seek the approval of the FRB before making a capital distribution if, among other factors, Ally would not meet its regulatory capital requirements after making the proposed capital distribution.
On January 5, 2015, Ally submitted the results of its semi-annual stress test and its proposed capital actions to the FRB, and Ally Bank submitted the results of its annual company-run stress test to the FDIC. On March 6, 2015, Ally and Ally Bank publicly disclosed summary results of the stress test under the most severe scenario in accordance with regulatory requirements. On March 11, 2015, Ally received a non-objection to its capital plan from the FRB, including the proposed capital actions contained in our submission. As a result, we redeemed $1.3 billion in Series G preferred securities in April 2015, and repurchased $325 million in Series A preferred securities in May 2015, pursuant to a tender offer. In addition, on July 6, 2015, Ally submitted to the FRB the results of our company-run mid-year stress test conducted under multiple macroeconomic scenarios. We disclosed the results of this stress test under the most severe scenario on July 15, 2015, in accordance with regulatory requirements. On November 12, 2015, we received approval from the FRB to redeem the remaining 1,288,301 shares of our outstanding Series G Preferred Stock, which was then redeemed and retired on December 14, 2015. Under a new rule effective for the 2016 capital planning cycle and subsequent cycles, Ally expects to submit its 2016 capital plan by April 5, 2016, with a response expected from the FRB by June 30, 2016.
Depository Institutions
Ally Bank is a state nonmember bank, chartered by the State of Utah, and subject to the supervision of the FDIC and the Utah Department of Financial Institutions (Utah DFI). Ally Bank's deposits are insured by the FDIC, and Ally Bank is required to file periodic reports with the FDIC concerning its financial condition. Total assets of Ally Bank were $111.3 billion and $104.4 billion at December 31, 2015, and 2014, respectively. Ally Bank is subject to Utah law (and, in certain instances, federal law) that places restrictions and limitations on the amount of dividends or other distributions. Dividends or other distributions made by Ally Bank to Ally were $525 million and $1.8 billion in 2015 and 2014, respectively. Ally Bank did not make any dividend or other distributions to Ally in 2013.
The FRB requires banks to maintain minimum average reserve balances. The amount of the required reserve balance for Ally Bank was $216 million and $313 million at December 31, 2015, and 2014, respectively.
Mortgage Operations
Our mortgage business is subject to extensive federal, state, and local laws, rules, and regulations, in addition to judicial and administrative decisions that impose requirements and restrictions on this business. The mortgage business is also subject to examination by the Federal Housing Commissioner to assure compliance with Federal Housing Administration regulations, policies, and procedures. The federal, state, and local laws, rules, and regulations to which our mortgage business is subject, among other things, impose licensing obligations and financial requirements; limit the interest rates, finance charges, and other fees that can be charged; regulate the use of credit reports and the reporting of credit information; impose underwriting requirements; regulate marketing techniques and practices; require the safeguarding of nonpublic information about customers; and regulate servicing practices, including the assessment, collection, foreclosure, claims handling, and investment and interest payments on escrow accounts.
Ally Bank is required to satisfy regulatory net worth requirements. Failure to meet minimum capital requirements can initiate certain mandatory actions by federal, state, and foreign agencies that could have a material effect on our results of operations and financial condition. Ally Bank was in compliance with these requirements at December 31, 2015.
Insurance Companies
Some of our Insurance companies are subject to certain minimum aggregate capital requirements, net asset and dividend restrictions under applicable state and foreign insurance law, and the rules and regulations promulgated by various U.S. and foreign regulatory agencies. Under various state and foreign insurance regulations, dividend distributions may be made only from statutory unassigned surplus, with approvals required from the regulatory authorities for dividends in excess of certain statutory limitations. At December 31, 2015, the maximum dividend that could be paid by the U.S. insurance subsidiaries over the next twelve months without prior statutory approval was $93 million.
22.     Derivative Instruments and Hedging Activities
We enter into interest rate, foreign-currency, and equity swaps, futures, forwards, options, and swaptions in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including automotive loan assets and debt. We use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency-denominated debt, foreign exchange transactions, and our net investment in foreign subsidiaries. In addition, we also enter into equity option contracts to manage our exposure to the equity markets. Our primary objective for utilizing derivative financial instruments is to manage interest rate risk associated with our fixed- and variable-rate assets and liabilities, foreign exchange risks related to our foreign-

Notes to Consolidated Financial Statements

currency denominated assets and liabilities, and market risks related to our investment portfolio and certain of our executive share-based compensation plans.
Interest Rate Risk
We monitor our mix of fixed- and variable-rate assets and liabilities. When it is cost-effective to do so, we may enter into interest rate swaps, forwards, futures, options, and swaptions to achieve our desired mix of fixed- and variable-rate assets and liabilities. We execute interest rate swaps, forwards, futures, options, and swaptions to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable-rate and certain variable-rate instruments to a fixed-rate. We use a mix of both derivatives that qualify for hedge accounting treatment and economic hedges.
Derivatives qualifying for hedge accounting consist of receive-fixed swaps designated as fair value hedges of specific fixed-rate unsecured debt obligations, receive-fixed swaps designated as fair value hedges of specific fixed-rate Federal Home Loan Bank Advances, pay-fixed swaps designated as fair value hedges of specific portfolios of fixed-rate held-for-investment retail automotive loan assets, and pay-fixed swaps designated as cash flow hedges of the expected future cash flows in the form of interest payments on certain outstanding variable-rate borrowings associated with our secured debt.
We also execute economic hedges, which consist of interest rate swaps and interest rate caps held to mitigate interest rate risk associated with our debt portfolio. We also use interest rate swaps to economically hedge our net fixed-versus-variable interest rate exposure. We enter into economic hedges in the form of short-dated, exchange-traded Eurodollar futures to hedge the interest rate exposure of our fixed-rate automotive loans, as well as forwards, options, and swaptions to economically hedge our net fixed-versus-variable interest rate exposure.
Foreign Exchange Risk
We enter into derivative financial instrument contracts to mitigate the risk associated with variability in cash flows related to our various foreign-currency exposures.
We enter into foreign-currency forwards with external counterparties as net investment hedges of foreign exchange exposure on our investments in foreign subsidiaries. Our equity is impacted by the cumulative translation adjustments resulting from the translation of foreign subsidiary results; this impact is reflected in our accumulated other comprehensive income (loss).
Our remaining foreign subsidiaries in wind-down maintain both assets and liabilities in local currencies. These local currencies are generally the subsidiaries' functional currencies for accounting purposes. Foreign-currency-exchange-rate gains and losses arise when the assets or liabilities of our subsidiaries are denominated in currencies that differ from its functional currency. We enter into economic hedges to mitigate this risk.
We also enter into foreign currency forwards to economically hedge our foreign denominated debt, our centralized lending program, and foreign-denominated third party loans. The hedge of foreign denominated debt was entered into concurrent with the debt issuance with the terms of the derivative matching the terms of the underlying debt. The centralized lending program manages liquidity for our subsidiary businesses, but as of December 31, 2015, this activity is immaterial. Foreign-currency-denominated loan agreements are executed with our foreign subsidiaries in their local currencies. We evaluate our foreign-currency exposure resulting from intercompany lending and manage our currency risk exposure by entering into foreign-currency derivatives with external counterparties. Our remaining foreign-currency derivatives, such as hedges of foreign-denominated third party loans, are recorded at fair value with changes recorded as income offsetting the gains and losses on the associated foreign-currency transactions.
We utilized a cross-currency swap to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to our functional currency. This swap was entered into concurrent with the debt issuance with the terms of the derivative matching the terms of the underlying debt. This swap matured during the second quarter of 2015.
Market Risk
We enter into equity options to economically hedge our exposure to the equity markets. We purchase options to assume a long position on certain equities and write options to assume a short position.
We also enter into prepaid equity forward contracts to economically hedge the price risk associated with certain of our executive share-based compensation plans. The prepaid equity forward contracts are hybrid instruments containing an embedded forward contract, which is considered a derivative instrument. The embedded derivative instrument is bifurcated from the host contract and is recorded at fair value with changes in fair value recorded in compensation and benefits expense. The balance of the prepaid component of these equity forward contracts was $32 million as of December 31, 2015, and was recorded within other assets on the Consolidated Balance Sheet.
Counterparty Credit Risk
Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contract completely fail to perform under the terms of those contracts, net of underlying collateral as measured by the market value of the derivative financial instrument.

Notes to Consolidated Financial Statements

To mitigate the risk of counterparty default, we maintain collateral agreements with certain counterparties. The agreements require both parties to post collateral in the event the fair values of the derivative financial instruments meet posting thresholds established under the agreements. In the event that either party defaults on the obligation, the secured party may seize the collateral. Generally, our collateral arrangements are bilateral such that we and the counterparty post collateral for the value of our total obligation to each other. Contractual terms provide for standard and customary exchange of collateral based on changes in the market value of the outstanding derivatives. The securing party posts additional collateral when their obligation rises or removes collateral when it falls.
Certain derivative instruments contain provisions that require us to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit risk-related event. No such specified credit risk related events occurred in 2015.
We placed cash collateral totaling $103 million and securities collateral totaling $86 million at December 31, 2015, and $221 million and $15 million at December 31, 2014, respectively, in accounts maintained by counterparties. This amount primarily relates to collateral posted to support our derivative positions. This amount also excludes cash and securities pledged as collateral under repurchase agreements. At December 31, 2015, we placed cash collateral totaling $21 million with counterparties under collateral arrangements associated with repurchase agreements. Refer to Note 15 for details on the repurchase agreements. The receivables for cash collateral placed are included in our Consolidated Balance Sheet in other assets.
We received cash collateral from counterparties totaling $82 million at December 31, 2015, to support these derivative positions. We received cash collateral from counterparties totaling $71 million at December 31, 2014. The payables for cash collateral received are included on our Consolidated Balance Sheet in accrued expenses and other liabilities. In certain circumstances, we receive or post securities as collateral with counterparties. We do not record such collateral received on our Consolidated Balance Sheet unless certain conditions are met. At December 31, 2015, and 2014, we received noncash collateral of $7 million and $15 million, respectively. Included in these amounts is noncash collateral where we have been granted the right to sell or pledge the underlying assets. We have not sold or pledged any of the noncash collateral received under these agreements.

Notes to Consolidated Financial Statements

Balance Sheet Presentation
The following table summarizes the fair value amounts of derivative instruments reported on our Consolidated Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by derivatives that are designated and qualifying as hedging instruments or those that are not, and are further segregated by type of contract within those two categories. Notional amounts are reference amounts from which contractual obligations are derived and are not recorded on the balance sheet. In our view, derivative notional is not an accurate measure of our derivative exposure when viewed in isolation from other factors, such as market rate fluctuations and counterparty credit risk.

	2015			2014
	Derivative contracts in a		Notional amount	Derivative contracts in a		Notional amount
December 31, ($ in millions)	receivable position (a)	payable position (b)		receivable position (a)	payable position (b)
Derivatives qualifying for hedge accounting
Interest rate contracts
Swaps (c) (d) (e)	$126	$9	$14,151	$118	$7	$18,554
Foreign exchange contracts
Forwards	—	1	189	—	—	210
Total derivatives qualifying for hedge accounting	126	10	14,340	118	7	18,764
Economic hedges
Interest rate contracts
Swaps	30	51	6,101	40	65	11,979
Futures and forwards	2	2	1,905	4	2	18,886
Written options	—	72	18,220	—	94	14,823
Purchased options	73	—	18,240	94	—	15,159
Total interest rate risk	105	125	44,466	138	161	60,847
Foreign exchange contracts
Swaps	—	—	—	—	74	1,210
Futures and forwards	—	—	278	5	4	304
Total foreign exchange risk	—	—	278	5	78	1,514
Equity contracts
Forwards	—	9	32	—	3	74
Written options	—	1	—	—	3	1
Purchased options	2	—	—	2	—	—
Total equity risk	2	10	32	2	6	75
Total economic hedges	107	135	44,776	145	245	62,436
Total derivatives	$233	$145	$59,116	$263	$252	$81,200

(a)
Derivative contracts in a receivable position are classified as other assets on the Consolidated Balance Sheet, and includes accrued interest of $46 million and $50 million at December 31, 2015, and 2014, respectively.

(b)
Derivative contracts in a liability position are classified as accrued expenses and other liabilities on the Consolidated Balance Sheet, and includes accrued interest of $12 million and $17 million at December 31, 2015, and 2014, respectively.

(c)
Includes fair value hedges consisting of receive-fixed swaps on fixed-rate debt obligations with $112 million and $97 million in a receivable position, $3 million and $1 million in a payable position, and a $6.8 billion and $4.7 billion notional amount at December 31, 2015, and December 31, 2014, respectively. Of the hedge notional amount at December 31, 2015, $2.6 billion is associated with debt maturing in five or more years.

(d)
Other fair value hedges include pay-fixed swaps on portfolios of held-for-investment automotive loan assets with $13 million and $21 million in a receivable position, $3 million and $6 million in a payable position, and a $6.8 billion and $13.9 billion notional amount at December 31, 2015, and December 31, 2014, respectively.

(e)
Fair value hedges were executed during the fourth quarter consisting of receive-fixed swaps on fixed-rate secured debt obligations (FHLB Advances) with $1 million in a receivable position, $2 million in a payable position, and a $500 million notional amount at December 31, 2015.

Notes to Consolidated Financial Statements

Statement of Comprehensive Income Presentation
The following table summarizes the location and amounts of gains and losses on derivative instruments reported in our Consolidated Statement of Income.

Year ended December 31, ($ in millions)	2015	2014	2013
Derivatives qualifying for hedge accounting
(Loss) gain recognized in earnings on derivatives
Interest rate contracts
Interest and fees on finance receivables and loans (a)	$(9)	$15	$7
Interest on long-term debt (b) (c)	35	199	(389)
Gain (loss) recognized in earnings on hedged items
Interest rate contracts
Interest and fees on finance receivables and loans (d)	39	34	2
Interest on long-term debt (e)	(30)	(185)	402
Total derivatives qualifying for hedge accounting	35	63	22
Economic derivatives
(Loss) gain recognized in earnings on derivatives
Interest rate contracts
Servicing asset valuation and hedge activities, net	—	—	(112)
Loss on mortgage and automotive loans, net	(2)	—	(37)
Other income, net of losses	(17)	(37)	14
Total interest rate contracts	(19)	(37)	(135)
Foreign exchange contracts (f)
Interest on long-term debt	(139)	(172)	94
Other income, net of losses	12	12	24
Total foreign exchange contracts	(127)	(160)	118
Equity contracts
Compensation and benefits expense	(10)	(5)	—
Total equity contracts	(10)	(5)	—
(Loss) gain recognized in earnings on derivatives	$(121)	$(139)	$5

(a)
Amounts exclude losses related to interest for qualifying accounting hedges of portfolios of retail automotive loans held-for-investment, which are primarily offset by the fixed coupon payments of the loans. The losses were $64 million, $61 million, and $9 million for the years ended December 31, 2015, and 2014, and 2013, respectively.

(b)
Amounts exclude gains related to interest for qualifying accounting hedges of debt, which are primarily offset by the fixed coupon payment on the long-term debt. The gains were $97 million, $112 million, and $131 million for the years ended December 31, 2015, 2014, and 2013, respectively.

(c)
Amounts exclude gains related to interest for qualifying accounting hedges of secured debt (FHLB Advances), which are primarily offset by the fixed coupon payment on the long-term debt. The gains were $1 million for the year ended December 31, 2015.

(d)	Amounts exclude losses related to amortization of deferred loan basis adjustments on the de-designated hedged item of $8 million for the year ended December 31, 2015.

(e)
Amounts exclude gains related to amortization of deferred basis adjustments on the de-designated hedged item of $73 million, $155 million, and $247 million for the years ended December 31, 2015, 2014, and 2013, respectively.

(f)
Amounts exclude gains and losses related to the revaluation of the related foreign-denominated debt or receivable. Gains of $132 million, and $165 million, and losses of $117 million, were recognized for the years ended December 31, 2015, 2014, and 2013, respectively.

Notes to Consolidated Financial Statements

The following table summarizes derivative instruments used in cash flow and net investment hedge accounting relationships.

Year ended December 31, ($ in millions)	2015	2014	2013
Cash flow hedges
Interest rate contracts
Loss reclassified from accumulated other comprehensive income to interest on long-term debt	$—	$(2)	$(7)
Total interest on long-term debt	$—	$(2)	$(7)
Gain recognized in other comprehensive income	$2	$2	$6
Net investment hedges
Foreign exchange contracts
Loss reclassified from accumulated other comprehensive income to income (loss) from discontinued operations, net	$(4)	$—	$(250)
Total loss from discontinued operations, net	$(4)	$—	$(250)
Gain recognized in other comprehensive income (a)	$33	$13	$309

(a)
The amounts represent the effective portion of net investment hedges. There are offsetting amounts recognized in accumulated other comprehensive income related to the revaluation of the related net investment in foreign operations, including the tax impacts of the hedge and related net investment, as disclosed separately in Note 19. There were losses of $59 million, $41 million, and $582 million for the years ended December 31, 2015, 2014, and 2013, respectively.

23.    Income Taxes
The significant components of income tax expense (benefit) from continuing operations were as follows.

Year ended December 31, ($ in millions)	2015	2014	2013
Current income tax expense (benefit)
U.S. federal	$—	$(3)	$—
Foreign	6	8	4
State and local	3	5	—
Total current expense	9	10	4
Deferred income tax expense (benefit)
U.S. federal	454	270	(67)
Foreign	1	2	(1)
State and local	32	39	5
Total deferred expense (benefit)	487	311	(63)
Total income tax expense (benefit) from continuing operations	$496	$321	$(59)
A reconciliation of income tax expense (benefit) from continuing operations with the amounts at the statutory U.S. federal income tax rate is shown in the following table.

Year ended December 31, ($ in millions)	2015	2014	2013
Statutory U.S. federal tax expense	$488	$436	$125
Change in tax resulting from
State and local income taxes, net of federal income tax benefit	38	48	16
Effect of valuation allowance change	(26)	(64)	(154)
Nondeductible expenses	14	31	26
Tax credits	(12)	(10)	(45)
Changes in unrecognized tax benefits	(5)	(63)	(10)
Tax law enactment	—	(39)	(44)
Other, net	(1)	(18)	27
Total income tax expense (benefit) from continuing operations	$496	$321	$(59)
For the year ended December 31, 2015, consolidated income tax expense from continuing operations is largely driven by tax attributable to pretax earnings for the year, offset by tax benefits recognized from the release of our valuation allowance on capital loss carryforwards

Notes to Consolidated Financial Statements

utilized against current year capital gains. For the year ended December 31, 2014, consolidated income tax expense from continuing operations was largely driven by tax attributable to pretax earnings for the year, offset by tax benefits recognized from the release of a portion of our valuation allowance on capital loss carryforwards utilized against 2014 capital gains, a reduction in the liability for unrecognized tax benefits that resulted from the completion of the U.S. federal audit related to our 2009 tax year, and the reinstatement of the active financing exception included in the Tax Increase Prevention Act of 2014. For the year ended December 31, 2013, consolidated income tax benefit from continuing operations was largely driven by a release of a portion of our valuation allowance related to the measurement of foreign tax credit carryforwards anticipated to be utilized in the future and release of our valuation allowance on capital loss carryforwards utilized against 2013 capital gains. Additional benefit was also recognized from a tax law enactment that retroactively reinstated the active financing exception.
As of each reporting date, we consider existing evidence, both positive and negative, that could impact our view with regard to future realization of deferred tax assets. We continue to believe it is more likely than not that the benefit for certain foreign tax credit, state net operating loss, and state capital loss carryforwards will not be realized. In recognition of this risk, we continue to provide a partial valuation allowance on the deferred tax assets relating to these carryforwards.
The sale of our joint venture in China, which was completed in January 2015, resulted in additional capital gains that allowed us to realize our remaining U.S. federal capital loss carryforwards. This resulted in an income tax benefit upon the reversal of the valuation allowance on the related deferred tax asset.
The significant components of deferred tax assets and liabilities are reflected in the following table.

December 31, ($ in millions)	2015	2014
Deferred tax assets
Tax credit carryforwards	$1,941	$1,911
Tax loss carryforwards	950	1,158
Adjustments to loan value	311	520
State and local taxes	194	227
Unearned insurance premiums	141	141
Hedging transactions	99	139
Other	212	210
Gross deferred tax assets	3,848	4,306
Valuation allowance	(582)	(734)
Deferred tax assets, net of valuation allowance	3,266	3,572
Deferred tax liabilities
Lease transactions	1,273	1,148
Deferred acquisition costs	403	378
Debt transactions	162	161
Other	69	78
Gross deferred tax liabilities	1,907	1,765
Net deferred tax assets (a)	$1,359	$1,807

(a)
Total net deferred tax assets includes $1,369 million of net deferred tax assets included in other assets on our Consolidated Balance Sheet for tax jurisdictions in a total net deferred tax asset position and $10 million included in accrued expenses and other liabilities on our Consolidated Balance Sheet for tax jurisdictions in a total net deferred tax liability position at December 31, 2015.

Notes to Consolidated Financial Statements

The following table summarizes net deferred tax assets including related valuation allowances at December 31, 2015.

($ in millions)	Deferred Tax Asset/(Liability)		Valuation Allowance	Net Deferred Tax Asset/(Liability)	Years of Expiration
Tax credit carryforwards
Foreign tax credits	$1,748		$(472)	$1,276	2016 - 2025
General business credits	173		—	173	2032 - 2035
AMT credits	20		—	20	n/a
Total tax credit carryforwards	1,941		(472)	1,469
Tax loss carryforwards
Net operating losses — federal	950		—	950	2031 - 2033
Net operating losses — state	208	(a)	(77)	131	2016 - 2035
Capital losses — state	28	(a)	(28)	—	2016 - 2017
Total tax loss carryforwards	1,186		(105)	1,081
Other deferred tax assets	721		(5)	716	n/a
Deferred tax assets	3,848		(582)	3,266
Deferred tax liabilities	(1,907)		—	(1,907)	n/a
Net deferred tax assets	$1,941		$(582)	$1,359

(a)	State net operating loss and capital loss carryforwards are included in the state and local taxes total disclosed in our deferred inventory table above.
As of December 31, 2015, we do not assert that any foreign earnings are indefinitely reinvested outside of the United States. As a result, all deferred tax liabilities for incremental U.S. tax that stem from temporary differences related to investments in foreign subsidiaries or foreign corporate joint ventures have been recognized as of December 31, 2015.
The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits.

($ in millions)	2015	2014	2013
Balance at January 1,	$191	$262	$102
Additions based on tax positions related to the current year	—	—	174
Additions for tax positions of prior years	7	9	1
Settlements	(10)	(79)	(14)
Expiration of statute of limitations	(3)	(1)	(1)
Balance at December 31,	$185	$191	$262
Included in the unrecognized tax benefits balances are some items, the recognition of which would not affect the effective tax rate, such as the tax effect of certain temporary differences and the portion of gross state unrecognized tax benefits that would be offset by the tax benefit of the associated federal deduction. At December 31, 2015, 2014, and 2013, the balance of unrecognized tax benefits that, if recognized, would affect our effective tax rate is $177 million, $182 million, and $240 million, respectively.
We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively. For the years ended December 31, 2015, 2014, and 2013, less than $1 million, $1 million, and $2 million, respectively, were accrued for interest and penalties with the cumulative accrued balance totaling $2 million at December 31, 2015, $5 million at December 31, 2014, and $7 million at December 31, 2013.
It is reasonably possible that the unrecognized tax benefits will decrease by up to $180 million over the next twelve months if certain tax matters ultimately settle with the applicable taxing jurisdiction.
We file tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. Our most significant operations remaining following our divestitures of various international operations are the United States and Canada. The oldest tax years that remain subject to examination for those jurisdictions are 2012 and 2011, respectively.
24.    Share-based Compensation Plans
On December 24, 2014, as a result of Treasury completing the sale of all of its remaining shares in Ally's common stock, Ally exited the Troubled Asset Relief Program (TARP), which required us to comply with certain limitations on executive pay as determined by the Special Master of TARP Compensation (Special Master). Under TARP we established stock salary, or Deferred Stock Units (DSUs), and TARP Stock, or Incentive Restricted Stock Units (IRSUs), as forms of compensation to our senior executives, which were approved by the Special Master. During 2015, we discontinued granting DSU and IRSU awards to senior executives. We also grant Restricted Stock Units (RSUs) to

Notes to Consolidated Financial Statements

executives under the Ally Financial 2014 Incentive Compensation Plan, which allows us to grant an array of equity-based and cash incentive awards to our named executive officers and other employees and service providers (other than our non-employee directors). Each of our approved compensation plans and awards were designed to provide our executives with an opportunity to share in the future growth in the value of Ally, which is necessary to attract and retain key executives.
Prior to our IPO in April 2014, all share-based awards were settled in cash and required liability treatment under the accounting guidance. Accounting treatment for liability-classified awards requires compensation expense to be adjusted each period until the awards are settled based on the value of the underlying share price. Prior to IPO, the Ally Board of Directors was required to determine a share price valuation (Share Price Valuation) for share-based compensation awards not less than annually. The Share Price Valuation determined by the Board prior to the IPO, assisted by an independent advisor, considered, among other things, the stock price performance, on an indexed basis, of publicly traded common stock issued by certain comparative companies and considered Ally’s common stock as if it were freely tradable in the public markets. After the IPO, the share price valuation is based on the trading price for our stock. Also, after the IPO, certain awards, both existing and future grants, will be settled in stock and, as a result, will be accounted for as equity awards under the accounting guidance. For equity-classified awards, the compensation expense to be recognized over the vesting and service period is determined on the grant date. Certain awards will continue to require liability treatment and receive the same treatment as previously noted. For valuation purposes, we utilize Ally’s share price as of the grant date and the end of each reporting period for determining the necessary share-based compensation expense, depending on the classification of the awards. The per-share fair value based on market price for purposes of share-based compensation was $18.64 as of December 31, 2015. We had 35,838,068 shares authorized and available for future grants of incentive-based equity awards at December 31, 2015.
During 2015 and 2014, we entered into prepaid equity forward contracts to economically hedge a portion of the price risk driven by fluctuations in the fair value of our DSU and IRSU awards. The prepaid equity forward contracts are hybrid instruments containing an embedded forward contract, which is considered a derivative instrument. The embedded derivative instrument is bifurcated from the host contract and is recorded at fair value with changes in fair value recorded as compensation and benefits expense in our Consolidated Statement of Income. For further information on our derivative instruments, refer to Note 22.
RSU Awards
RSU awards are incentive awards that have been granted to employees as phantom shares of Ally. Prior to our IPO, these awards were paid in cash. As a result, RSU awards required liability treatment and were remeasured quarterly at the Share Price Valuation until they were paid. The compensation costs related to these awards were ratably charged to expense over the applicable service period. Changes in the value related to the portion of the awards that had vested and had not been paid were recognized in earnings in the period in which the changes occurred. After the IPO, the majority of existing RSU awards settle in the form of Ally common stock, which changed the award classification from a liability award to an equity award. As a result of this classification change, a modification to the accounting for the existing awards was required. As part of the modification, the stock closing price on the date of the IPO (April 10, 2014) of $23.98 was used as the modification date value, which resulted in the recording of an increase to additional paid-in capital of $62 million, with a corresponding decrease in the liability. The remaining RSU cost for these awards, based on the modification date value, will be ratably charged to expense over the applicable service periods with an offset to additional paid-in capital. RSU awards granted in 2012 can vest in one of two different methods. The first method allows vesting ratably over a three-year period starting on the date the award was issued, with awards fully vesting in February 2015. The second method allows vesting ratably over a two-year period, starting on the date the award was issued, with awards fully vesting in February 2014. RSU awards granted in 2015, 2014, and 2013 vest using a single method where vesting is ratable over a two-year period starting on the date the award was issued, with the majority of the awards fully vesting in January 2017, 2016, and 2015. At December 31, 2015, there were a total of 6,476,427 RSU award shares outstanding, composed of 254,150 shares awarded during 2013, 1,691,509 shares awarded during 2014, and 4,530,768 shares awarded during 2015. At December 31, 2014, there were a total of 4,293,216 RSU award shares outstanding, composed of 17,571 shares awarded during 2009, 17,219 shares awarded during 2010, 0 shares awarded during 2011, 453,735 shares awarded during 2012, 2,053,271 shares awarded during 2013, and 1,751,420 shares awarded during 2014. We recognized expense related to RSU awards of $49 million, $46 million, and $64 million for the years ended December 31, 2015, 2014, and 2013, respectively. These costs were recorded as compensation and benefits expense in our Consolidated Statement of Income.
DSU Awards
DSU awards were generally granted to senior executives as phantom shares of Ally and were included as part of their base salary. DSU awards were commonly granted ratably each pay period throughout the year, vested immediately upon grant, and paid in cash. DSUs awarded in 2013, 2014, and 2015 will generally be redeemable in three equal installments: the first on the final payroll date of the respective year of grant, the second ratably over the first year following the grant date, and the third ratably over the second year following the grant date. The DSU awards require liability treatment and are remeasured monthly at fair value based on market price until they are paid, with each change in value fully charged to compensation expense in the period in which the change occurs. At December 31, 2015, and December 31, 2014, there were a total of 1,395,105 and 3,009,942 DSU awards outstanding, respectively. We recognized expense related to DSU awards, before economic hedge, of $3 million, $42 million, and $65 million for the years ended December 31, 2015, 2014, and 2013, respectively, for the outstanding awards. These costs were recorded as compensation and benefits expense in our Consolidated Statement of Income. For further information on our derivative instruments, refer to Note 22.

Notes to Consolidated Financial Statements

IRSU Awards
IRSU awards were incentive awards that had been granted to senior executives as phantom shares of Ally and vested based on continued service with Ally. IRSU awards from 2009, 2010, and 2011 have fully vested. There were no IRSU awards granted to senior executives in 2012. IRSU awards from 2013 vest two-thirds after two years from grant date and in full three years from grant date. IRSU awards from 2014 vest in 2016. As of December 31, 2014, Ally had repaid 100% of its TARP obligations, allowing complete payment of the fully vested awards. The vested IRSU awards that were being deferred until repayment of TARP obligations were paid out in January 2015. The remaining unvested IRSU awards are paid in cash after the vesting requirement is met. Payouts are based on fair value of Ally shares at the time of the payout. The awards require liability treatment and are remeasured monthly at fair value based on market price until they are paid. The compensation costs related to these awards are ratably charged to expense over the requisite service period. Changes in value relating to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. At December 31, 2015, and December 31, 2014, there were a total of 51,103 and 690,355 IRSU award shares outstanding, respectively. We recognized an expense related to IRSU awards, before economic hedge, of $1 million and $8 million for the years ended December 31, 2015, and 2013, respectively, and a reduction of expense, before economic hedge, of $2 million for the year ended December 31, 2014, for the outstanding awards. These costs were recorded as compensation and benefits expense in our Consolidated Statement of Income. For further information on our derivative instruments, refer to Note 22.
25.    Fair Value
Fair Value Measurements
For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.
GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1
Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2
Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management's best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Transfers
Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no transfers between any levels for the year ended December 31, 2015.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

•
Available-for-sale securities — All classes of available-for-sale securities are carried at fair value based on observable market prices, when available. If observable market prices are not available, our valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate and consider recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we are required to utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (including prepayment speeds, delinquency levels, and credit losses).

•
Mortgage loans held-for-sale, net — Certain of our mortgage loans held-for-sale are accounted for at fair value because of fair value option elections. Mortgage loans held-for-sale are typically pooled together and sold into certain exit markets depending on underlying attributes of the loan, such as eligibility with the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), or the Government National Mortgage Association (Ginnie Mae) (collectively, the Government-sponsored Enterprises, or GSEs), product type, interest rate, and credit quality. Mortgage loans previously classified as Level 2 were mainly GSE-eligible mortgage loans carried at fair value due to fair value option election, which were valued predominantly using published forward agency prices. It also included any domestic loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. These mortgage loans were transferred into Level 3 as of December 31, 2014, based on decreased observability of

Notes to Consolidated Financial Statements

significant inputs resulting from no longer being an active seller of mortgage loans to GSEs. As a result, at December 31, 2014, they were valued based on a discounted cash flow basis utilizing cash flow projections from internally developed models that utilized prepayment, default, and discount rate assumptions.
Refer to the section within this note titled Fair Value Option for Financial Assets for further information about the fair value elections.

•
Interests retained in financial asset sales — The interests retained are in securitization trusts and deferred purchase prices on the sale of whole-loans. Due to inactivity in the market, valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate; therefore, we classified these assets as Level 3. The valuation considers recent market transactions, experience with similar assets, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions, including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses).

•
Derivative instruments — We enter into a variety of derivative financial instruments as part of our risk management strategies. Certain of these derivatives are exchange traded, such as Eurodollar futures, options of Eurodollar futures, and equity options. To determine the fair value of these instruments, we utilize the quoted market prices for the particular derivative contracts; therefore, we classified these contracts as Level 1.

We also execute over-the-counter (OTC) and centrally-cleared derivative contracts, such as interest rate swaps, a cross-currency swap, swaptions, foreign-currency denominated forward contracts, prepaid equity forward contracts, caps, floors, and agency to-be-announced securities. For OTC contracts, we utilize third-party-developed valuation models that are widely accepted in the market to value these OTC derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves, interpolated volatility assumptions, or equity pricing) are used in the model. We classified these OTC derivative contracts as Level 2 because all significant inputs into these models were market observable. For centrally-cleared contracts, we utilize unadjusted prices obtained from the clearing house as the basis for valuation, and they are also classified as Level 2. We did not have any derivative instruments classified as Level 3 as of December 31, 2015, or December 31, 2014.
We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted. The CVA calculation utilizes the credit default swap spreads of the counterparty.

Notes to Consolidated Financial Statements

Recurring Fair Value
The following tables display the assets and liabilities measured at fair value on a recurring basis including financial instruments elected for the fair value option. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The tables below display the hedges separately from the hedged items; therefore, they do not directly display the impact of our risk management activities.

	Recurring fair value measurements
December 31, 2015 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$1,469	$272	$—	$1,741
U.S. State and political subdivisions	—	716	—	716
Foreign government	10	167	—	177
Mortgage-backed residential	—	10,366	—	10,366
Mortgage-backed commercial	—	481	—	481
Asset-backed	—	1,755	—	1,755
Corporate debt securities	—	1,204	—	1,204
Total debt securities	1,479	14,961	—	16,440
Equity securities (a)	717	—	—	717
Total available-for-sale securities	2,196	14,961	—	17,157
Other assets
Interests retained in financial asset sales	—	—	40	40
Derivative contracts in a receivable position (b)
Interest rate	2	229	—	231
Other	2	—	—	2
Total derivative contracts in a receivable position	4	229	—	233
Total assets	$2,200	$15,190	$40	$17,430
Liabilities
Accrued expenses and other liabilities
Derivative contracts in a payable position (b)
Interest rate	$(2)	$(133)	$—	$(135)
Foreign currency	—	(1)	—	(1)
Other	(1)	(8)	—	(9)
Total derivative contracts in a payable position	(3)	(142)	—	(145)
Total liabilities	$(3)	$(142)	$—	$(145)

(a)	Our investment in any one industry did not exceed 14%.

(b)	For additional information on derivative instruments and hedging activities, refer to Note 22.

Notes to Consolidated Financial Statements

	Recurring fair value measurements
December 31, 2014 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$217	$961	$—	$1,178
U.S. State and political subdivisions	—	406	—	406
Foreign government	14	218	—	232
Mortgage-backed residential	—	10,425	—	10,425
Mortgage-backed commercial	—	253	—	253
Asset-backed	—	1,991	—	1,991
Corporate debt securities	—	746	—	746
Total debt securities	231	15,000	—	15,231
Equity securities (a)	906	—	—	906
Total available-for-sale securities	1,137	15,000	—	16,137
Mortgage loans held-for-sale, net (b)	—	—	3	3
Other assets
Interests retained in financial asset sales	—	—	47	47
Derivative contracts in a receivable position (c)
Interest rate	4	252	—	256
Foreign currency	—	5	—	5
Other	2	—	—	2
Total derivative contracts in a receivable position	6	257	—	263
Collateral placed with counterparties (d)	—	15	—	15
Total assets	$1,143	$15,272	$50	$16,465
Liabilities
Accrued expenses and other liabilities
Derivative contracts in a payable position (c)
Interest rate	$(2)	$(166)	$—	$(168)
Foreign currency	—	(78)	—	(78)
Other	(2)	(4)	—	(6)
Total derivative contracts in a payable position	(4)	(248)	—	(252)
Total liabilities	$(4)	$(248)	$—	$(252)

(a)	Our investment in any one industry did not exceed 16%.

(b)	Carried at fair value due to fair value option elections.

(c)	For additional information on derivative instruments and hedging activities, refer to Note 22.

(d)	Represents collateral in the form of investment securities. Cash collateral was excluded.

Notes to Consolidated Financial Statements

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
		Net realized/unrealized gains									Fair value at December 31, 2015	Net unrealized gains included in earnings still held at December 31, 2015
($ in millions)	Fair value at January 1, 2015	included in earnings		included in OCI	Purchases	Sales	Issuances	Settlements	Transfers into level 3	Transfers out of level 3
Assets
Loans held-for-sale	$3	$1		$—	$—	$(4)	$—	$—	$—	$—	$—	$—
Other assets
Interests retained in financial asset sales	47	9	(a)	—	—	—	26	(42)	—	—	40	—
Total assets	$50	$10		$—	$—	$(4)	$26	$(42)	$—	$—	$40	$—

(a)	Reported as other income, net of losses, in the Consolidated Statement of Income.

	Level 3 recurring fair value measurements
		Net realized/unrealized gains									Fair value at December 31, 2014	Net unrealized gains included in earnings still held at December 31, 2014
($ in millions)	Fair value at January 1, 2014	included in earnings		included in OCI	Purchases	Sales	Issuances	Settlements	Transfers into level 3	Transfers out of level 3
Assets
Loans held-for-sale	$—	$—		$—	$—	$—	$—	$—	$3	$—	$3	$1
Other assets
Interests retained in financial asset sales	100	13	(a)	—	—	—	—	(66)	—	—	47	—
Interest rate derivative contracts, net	(1)	—		—	—	—	—	(2)	—	3	—	—
Total assets	$99	$13		$—	$—	$—	$—	$(68)	$3	$3	$50	$1

(a)	Reported as other income, net of losses, in the Consolidated Statement of Income.
Nonrecurring Fair Value
We may be required to measure certain assets and liabilities at fair value from time to time. These periodic fair value measures typically result from the application of lower-of-cost or fair value accounting or certain impairment measures. These items would constitute nonrecurring fair value measures.

Notes to Consolidated Financial Statements

The following tables display the assets and liabilities measured at fair value on a nonrecurring basis.

	Nonrecurring fair value measurements				Lower-of-cost or fair value or valuation reserve allowance	Total loss included in earnings for the year ended
December 31, 2015 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Loans held-for-sale	$—	$—	$105	$105	$—	n/m	(a)
Commercial finance receivables and loans, net (b)
Commercial and industrial
Automotive	—	—	19	19	(2)	n/m	(a)
Other	—	—	29	29	(15)	n/m	(a)
Commercial real estate — Automotive	—	—	4	4	(3)	n/m	(a)
Total commercial finance receivables and loans, net	—	—	52	52	(20)	n/m	(a)
Other assets
Repossessed and foreclosed assets (c)	—	—	9	9	(3)	n/m	(a)
Other	—	—	6	6	(2)	n/m	(a)
Total assets	$—	$—	$172	$172	$(25)	n/m
n/m = not meaningful

(a)
We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(b)	Represents the portion of the portfolio specifically impaired during 2015. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(c)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

	Nonrecurring fair value measurements				Lower-of-cost or fair value or valuation reserve allowance	Total loss included in earnings for the year ended
December 31, 2014 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Loans held-for-sale	$—	$—	$36	$36	$—	n/m	(a)
Commercial finance receivables and loans, net (b)
Automotive	—	—	24	24	(6)	n/m	(a)
Other	—	—	32	32	(15)	n/m	(a)
Total commercial finance receivables and loans, net	—	—	56	56	(21)	n/m	(a)
Other assets
Repossessed and foreclosed assets (c)	—	—	8	8	(2)	n/m	(a)
Other	—	—	2	2	—	n/m	(a)
Total assets	$—	$—	$102	$102	$(23)	n/m
n/m = not meaningful

(a)
We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(b)	Represents the portion of the portfolio specifically impaired during 2014. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(c)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.
Fair Value Option for Financial Assets
We elected the fair value option for an insignificant amount of conforming and government-insured mortgage loans held-for-sale. We elected the fair value option to mitigate earnings volatility by better matching the accounting for the assets with the related hedges. Our intent in electing fair value measurement was to mitigate a divergence between accounting losses and economic exposure for certain assets and liabilities.

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments
The following table presents the carrying and estimated fair value of financial instruments, except for those recorded at fair value on a recurring basis presented in the previous section of this note titled Recurring Fair Value. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at December 31, 2015, and 2014.

		Estimated fair value
December 31, ($ in millions)	Carrying value	Level 1	Level 2	Level 3	Total
2015
Financial assets
Loans held-for-sale, net	$105	$—	$—	$105	$105
Finance receivables and loans, net	110,546	—	—	110,737	110,737
Nonmarketable equity investments	418	—	391	42	433
Financial liabilities
Deposit liabilities	$66,478	$—	$—	$66,889	$66,889
Short-term borrowings	8,101	—	—	8,102	8,102
Long-term debt	66,234	—	23,018	45,157	68,175
2014
Financial assets
Loans held-for-sale, net	$2,003	$—	$485	$1,554	$2,039
Finance receivables and loans, net	98,971	—	—	99,430	99,430
Nonmarketable equity investments	271	—	246	33	279
Financial liabilities
Deposit liabilities	$58,203	$—	$—	$58,777	$58,777
Short-term borrowings	7,062	—	—	7,063	7,063
Long-term debt	66,380	—	25,224	44,084	69,308
The following describes the methodologies and assumptions used to determine fair value for the significant classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•
Cash and cash equivalents — Included in cash and cash equivalents are highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value due to interest rate, quoted price, or penalty on withdrawal. Classified as Level 1 under the fair value hierarchy, cash and cash equivalents generally expose us to limited credit risk and are so near maturity that they present insignificant risk of changes in value because of changes in interest rates. As such, the carrying value approximates the fair value of these instruments.

•
Loans held-for-sale, net — Loans held-for-sale classified as Level 3 include all loans valued using internally developed valuation models because observable market prices were not available. We based our valuation of automotive loans held-for-sale on internally developed discounted cash flow models (an income approach). These valuation models estimate the exit price we expect to receive in the loan’s principal market, which, depending on characteristics of the loans, may be the whole-loan market or the securitization market. Although we utilize and give priority to market observable inputs, such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds (absolute prepayment model, or ABS), gross loss range by loan segment (percentage of receivable balance lost in the event of default), and credit spreads (the risk premium component added to observed benchmark rate to determine the discount rate used in the discounted cash flow model). While numerous controls exist to calibrate, corroborate, and validate these internal inputs, these internal inputs require the use of judgment and can have a significant impact on the determination of the loan’s value. Accordingly, we classified all automotive loans held-for-sale as Level 3 as of December 31, 2014. Loans held-for-sale classified as Level 2 as of December 31, 2014, represent mortgage TDR loans valued using quoted prices in active markets for similar assets.

Notes to Consolidated Financial Statements

•
Finance receivables and loans, net — With the exception of mortgage loans held-for-investment, the fair value of finance receivables and loans was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables and loans (an income approach using Level 3 inputs). The carrying value of commercial receivables in certain markets and certain automotive and other receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of commercial receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

For consumer mortgage loans, we used valuation methods and assumptions similar to those used for mortgage loans held-for-sale. These valuations consider unique attributes of the loans such as geography, delinquency status, product type, and other factors. Refer to the section above titled Mortgage loans held-for-sale, net, for a description of methodologies and assumptions used to determine the fair value of mortgage loans held-for-sale.

•
Deposit liabilities — Deposit liabilities represent certain consumer and brokered bank deposits, mortgage escrow deposits, and dealer deposits. The fair value of deposits at Level 3 were estimated by discounting projected cash flows based on discount factors derived from the forward interest rate swap curve.

•
Short-term borrowings and Long-term debt — Level 2 debt was valued using quoted market prices for similar instruments, when available, or other means for substantiation with observable inputs. Debt valued by discounting projected cash flows using internally derived inputs, such as prepayment speeds and discount rates, was classified as Level 3.

•
Financial instruments for which carrying value approximates fair value — Certain financial instruments that are not carried at fair value on the consolidated balance sheet are carried at amounts that approximate fair value primarily due to their short term nature and limited credit risk. These instruments include restricted cash, cash collateral, accrued interest receivable, accrued interest payable, trade receivables and payables, and other short term receivables and payables.

26.    Offsetting Assets and Liabilities
Our derivative contracts and repurchase/reverse repurchase transactions are supported by qualifying master netting and master repurchase agreements. These agreements are legally enforceable bilateral agreements that (1) create a single legal obligation for all individual transactions covered by the agreement to the nondefaulting entity upon an event of default of the counterparty, including bankruptcy, insolvency, or similar proceeding, and (2) provide the nondefaulting entity the right to accelerate, terminate, and close-out on a net basis all transactions under the agreement and to liquidate or set off collateral promptly upon an event of default of the counterparty.
To further mitigate the risk of counterparty default related to derivative instruments, we maintain collateral agreements with certain counterparties. The agreements require both parties to maintain collateral in the event the fair values of the derivative financial instruments meet established thresholds. In the event that either party defaults on the obligation, the secured party may seize the collateral. Generally, our collateral arrangements are bilateral such that we and the counterparty post collateral for the value of our total obligation to each other. Contractual terms provide for standard and customary exchange of collateral based on changes in the market value of the outstanding derivatives. The securing party posts additional collateral when their obligation rises or removes collateral when it falls, such that the net replacement cost of the nondefaulting party is covered in the event of counterparty default.
In certain instances as it relates to our derivative instruments, we have the option to report derivative assets and liabilities as well as assets and liabilities associated with cash collateral received or delivered that is governed by a master netting agreement on a net basis as long as certain qualifying criteria are met. Similarly, for our repurchase/reverse repurchase transactions, we have the option to report recognized assets and liabilities subject to a master netting agreement on a net basis if certain qualifying criteria are met. At December 31, 2015, these instruments are reported as gross assets and gross liabilities on the Consolidated Balance Sheet.

Notes to Consolidated Financial Statements

The composition of offsetting derivative instruments, financial assets, and financial liabilities was as follows.

	Gross Amounts of Recognized Assets/(Liabilities)	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets/(Liabilities) Presented in the Consolidated Balance Sheet
				Gross Amounts Not Offset in the Consolidated Balance Sheet
December 31, 2015 ($ in millions)				Financial Instruments	Collateral (a) (b) (c)	Net Amount
Assets
Derivative assets in net asset positions	$224	$—	$224	$(69)	$(67)	$88
Derivative assets in net liability positions	9	—	9	(9)	—	—
Total assets (d)	$233	$—	$233	$(78)	$(67)	$88
Liabilities
Derivative liabilities in net liability positions	$(68)	$—	$(68)	$9	$2	$(57)
Derivative liabilities in net asset positions	(69)	—	(69)	69	—	—
Derivative liabilities with no offsetting arrangements	(8)	—	(8)	—	—	(8)
Total derivative liabilities (d)	(145)	—	(145)	78	2	(65)
Securities sold under agreements to repurchase (e)	(648)	—	(648)	—	648	—
Total liabilities	$(793)	$—	$(793)	$78	$650	$(65)

(a)	Financial collateral received/pledged shown as a balance based on the sum of all net asset and liability positions between Ally and each individual derivative counterparty.

(b)
Amounts disclosed are limited to the financial asset or liability balance and, accordingly, exclude excess collateral received or pledged and noncash collateral received. $7 million of noncash derivative collateral pledged to us was excluded at December 31, 2015. We do not record such collateral received on our Consolidated Balance Sheet unless certain conditions are met.

(c)
Certain agreements grant us the right to sell or pledge the noncash assets we receive as collateral. Noncash collateral pledged to us where the agreement grants us the right to sell or pledge the underlying assets had a fair value of $7 million at December 31, 2015. We have not sold or pledged any of the noncash collateral received under these agreements as of December 31, 2015.

(d)	For additional information on derivative instruments and hedging activities, refer to Note 22.

(e)	For additional information on securities sold under agreements to repurchase, refer to Note 15.

	Gross Amounts of Recognized Assets/(Liabilities)	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets/(Liabilities) Presented in the Consolidated Balance Sheet
				Gross Amounts Not Offset in the Consolidated Balance Sheet
December 31, 2014 ($ in millions)				Financial Instruments	Collateral (a)	Net Amount
Assets
Derivative assets in net asset positions	$216	$—	$216	$(60)	$(68)	$88
Derivative assets in net liability positions	47	—	47	(47)	—	—
Total assets (b)	$263	$—	$263	$(107)	$(68)	$88
Liabilities
Derivative liabilities in net liability positions	$(188)	$—	$(188)	$47	$54	$(87)
Derivative liabilities in net asset positions	(60)	—	(60)	60	—	—
Derivative liabilities with no offsetting arrangements	(4)	—	(4)	—	—	(4)
Total derivative liabilities (b)	(252)	—	(252)	107	54	(91)
Securities sold under agreements to repurchase (c)	(774)	—	(774)	—	774	—
Total liabilities	$(1,026)	$—	$(1,026)	$107	$828	$(91)

(a)	Financial collateral received/pledged shown as a balance based on the sum of all net asset and liability positions between Ally and each individual derivative counterparty.

(b)	For additional information on derivative instruments and hedging activities, refer to Note 22.

(c)	For additional information on securities sold under agreements to repurchase, refer to Note 15.

Notes to Consolidated Financial Statements

27.    Segment and Geographic Information
Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses incurred for which discrete financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance.
Change in Reportable Segments
As a result of a change in how management views and operates our business, during the first quarter of 2016, we made changes in the composition of our operating segments. Financial information related to our Corporate Finance business is now presented as a separate reportable segment. Previously, all such activity was included in Corporate and Other. Additionally, only the activity of our ongoing bulk acquisitions of mortgage loans and other originations and refinancing is now presented in Mortgage Finance operations. The activity related to the management of our legacy mortgage portfolio is now included in Corporate and Other. Our other operating segments, Automotive Finance operations and Insurance operations, remained unchanged. We continue to allocate costs to our reportable segments in a manner consistent with the methodology updated during the fourth quarter of 2015. Amounts for 2014 and 2013 have been adjusted to conform to the current management view.
We report our results of operations on a line-of-business basis through four operating segments: Automotive Finance operations, Insurance operations, Mortgage Finance operations, and Corporate Finance operations, with the remaining activity reported in Corporate and Other. The operating segments are determined based on the products and services offered, and reflect the manner in which financial information is currently evaluated by management. The following is a description of each of our reportable operating segments.
Automotive Finance operations — Provides automotive financing services to consumers and automotive dealers. Our automotive financing services include providing retail installment sales financing, loans, and leases; offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers; fleet financing, and vehicle remarketing services.
Insurance operations — Offers both consumer financial and insurance products sold primarily through the automotive dealer channel, and commercial insurance products sold to dealers. As part of our focus on offering dealers a broad range of consumer financial and insurance products, we provide vehicle service contracts, maintenance coverage, and guaranteed asset protection products. We also underwrite selected commercial insurance coverages, which primarily insure dealers' vehicle inventories.
Mortgage Finance operations — Includes the management of a held-for-investment consumer mortgage finance loan portfolio and includes the execution of bulk purchases of high-quality jumbo and LMI mortgage loans originated by third parties.
Corporate Finance operations — Provides senior secured leveraged cash flow and asset-based loans primarily to U.S.-based middle market companies. The loans are used to support leveraged buyouts, mergers and acquisitions, debt refinancing, restructurings, and working capital.
Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate funds-transfer pricing (FTP) and treasury asset liability management (ALM) activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments.
We utilize an FTP methodology for the majority of our business operations. The FTP methodology assigns charge rates and credit rates to classes of assets and liabilities based on expected duration and the benchmark rate curve plus an assumed credit spread. Matching duration allocates interest income and interest expense to these reportable segments so their respective results are insulated from interest rate risk. This methodology is consistent with our ALM practices, which includes managing interest rate risk centrally at a corporate level. The net residual impact of the FTP methodology is included within the results of Corporate and Other.
The information presented in our reportable operating segments and geographic areas tables that follow are based in part on internal allocations, which involve management judgment.
Change in Allocation of Costs to Reportable Segments
During the fourth quarter of 2015, we began to allocate additional overhead expenses related to centralized support functions to our Automotive Finance, Insurance, and Mortgage operations as a result of a change in management's view of our operations. These expenses were previously included within our Corporate and Other activities. Amounts for 2014 and 2013 have been reclassified to conform to the current management view.

Notes to Consolidated Financial Statements

Financial information for our reportable operating segments is summarized as follows.

Year ended December 31, ($ in millions)	Automotive Finance operations	Insurance operations	Mortgage Finance operations	Corporate Finance operations	Corporate and Other	Consolidated (a)
2015
Net financing revenue	$3,429	$57	$57	$89	$87	$3,719
Other revenue (loss)	235	1,033	—	25	(151)	1,142
Total net revenue (loss)	3,664	1,090	57	114	(64)	4,861
Provision for loan losses	696	—	7	9	(5)	707
Total noninterest expense	1,633	879	39	55	155	2,761
Income (loss) from continuing operations before income tax expense	$1,335	$211	$11	$50	$(214)	$1,393
Total assets	$115,636	$7,053	$6,461	$2,677	$26,754	$158,581
2014
Net financing revenue (loss)	$3,321	$56	$36	$59	$(97)	$3,375
Other revenue (loss)	264	1,129	—	32	(149)	1,276
Total net revenue (loss)	3,585	1,185	36	91	(246)	4,651
Provision for loan losses	542	—	3	(16)	(72)	457
Total noninterest expense	1,614	988	21	43	282	2,948
Income (loss) from continuing operations before income tax expense	$1,429	$197	$12	$64	$(456)	$1,246
Total assets	$113,188	$7,190	$3,542	$1,870	$25,841	$151,631
2013
Net financing revenue (loss)	$3,159	$57	$38	$44	$(519)	$2,779
Other revenue (loss)	268	1,196	(1)	33	(12)	1,484
Total net revenue (loss)	3,427	1,253	37	77	(531)	4,263
Provision for loan losses	494	—	(11)	(6)	24	501
Total noninterest expense	1,755	999	30	39	582	3,405
Income (loss) from continuing operations before income tax expense	$1,178	$254	$18	$44	$(1,137)	$357
Total assets	$109,312	$7,124	$3,294	$1,633	$29,545	$150,908

(a)	Net financing revenue after the provision for loan losses totaled $3.0 billion, $2.9 billion, and $2.3 billion for the years ended December 31, 2015, 2014, and 2013, respectively.

Notes to Consolidated Financial Statements

Information concerning principal geographic areas were as follows.

Year ended December 31, ($ in millions)	Revenue (a)	Income (loss) from continuing operations before income tax expense (b)	Net income (loss) (b) (c)	Identifiable assets (d)	Long-lived assets (e)
2015
Canada	$98	$47	$35	$514	$—
Europe	1	4	27	325	—
Latin America	—	—	(2)	28	—
Asia-Pacific	—	—	452	2	—
Total foreign (f)	99	51	512	869	—
Total domestic (g)	4,762	1,342	777	157,685	16,506
Total	$4,861	$1,393	$1,289	$158,554	$16,506
2014
Canada	$124	$54	$68	$590	$—
Europe	2	—	4	1,636	—
Latin America	—	—	(8)	29	—
Asia-Pacific	—	—	122	636	—
Total foreign (f)	126	54	186	2,891	—
Total domestic (g)	4,525	1,192	964	148,713	19,735
Total	$4,651	$1,246	$1,150	$151,604	$19,735
2013
Canada	$171	$64	$1,266	$704	$—
Europe (h)	(8)	(18)	(88)	1,972	—
Latin America	—	7	300	29	—
Asia-Pacific	1	(2)	117	520	—
Total foreign	164	51	1,595	3,225	—
Total domestic (g)	4,099	306	(1,234)	147,656	17,916
Total	$4,263	$357	$361	$150,881	$17,916

(a)	Revenue consists of net financing revenue and total other revenue as presented in our Consolidated Statement of Income.

(b)	The domestic amounts include original discount amortization of $62 million, $189 million, and $262 million for the years ended December 31, 2015, 2014, and 2013, respectively.

(c)	Gain (loss) realized on sale of discontinued operations are allocated to the geographic area in which the business operated.

(d)	Identifiable assets consist of total assets excluding goodwill.

(e)	Long-lived assets consist of investment in operating leases, net, and net property and equipment.

(f)	Our foreign operations as of December 31, 2015, and December 31, 2014, consist of our ongoing Insurance operations in Canada, and our remaining international entities in wind-down.

(g)	Amounts include eliminations between our domestic and foreign operations.

(h)	Amounts include eliminations between our foreign operations.
28.    Parent and Guarantor Consolidating Financial Statements
Certain of our senior notes issued by the parent are guaranteed by 100% directly owned subsidiaries of Ally (the Guarantors). As of December 31, 2015, the Guarantors include Ally US LLC and IB Finance Holding Company, LLC (IB Finance), each of which fully and unconditionally guarantee the senior notes on a joint and several basis.
The following financial statements present condensed consolidating financial data for (i) Ally Financial Inc. (on a parent company-only basis); (ii) the Guarantors; (iii) the nonguarantor subsidiaries (all other subsidiaries); and (iv) an elimination column for adjustments to arrive at (v) the information for the parent company, the Guarantors, and nonguarantors on a consolidated basis.
Investments in subsidiaries are accounted for by the parent company and the Guarantors using the equity-method for this presentation. Results of operations of subsidiaries are therefore classified in the parent company’s and Guarantors’ investment in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate distributed and undistributed income of subsidiaries, investments in subsidiaries, and intercompany balances and transactions between the parent, the Guarantors, and nonguarantors.

Notes to Consolidated Financial Statements

Condensed Consolidating Statements of Comprehensive Income

Year ended December 31, 2015 ($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$(83)	$—	$4,653	$—	$4,570
Interest and fees on finance receivables and loans — intercompany	17	—	24	(41)	—
Interest on loans held-for-sale	—	—	40	—	40
Interest and dividends on available-for-sale investment securities	—	—	381	—	381
Interest on cash and cash equivalents	1	—	7	—	8
Interest-bearing cash — intercompany	—	—	8	(8)	—
Operating leases	9	—	3,389	—	3,398
Total financing revenue and other interest income	(56)	—	8,502	(49)	8,397
Interest expense
Interest on deposits	10	—	708	—	718
Interest on short-term borrowings	40	—	9	—	49
Interest on long-term debt	1,121	—	541	—	1,662
Interest on intercompany debt	32	—	17	(49)	—
Total interest expense	1,203	—	1,275	(49)	2,429
Depreciation expense on operating lease assets	7	—	2,242	—	2,249
Net financing (loss) revenue	(1,266)	—	4,985	—	3,719
Cash dividends from subsidiaries
Bank subsidiaries	525	525	—	(1,050)	—
Nonbank subsidiaries	1,123	—	—	(1,123)	—
Other revenue
Servicing fees	1,137	—	834	(1,926)	45
Insurance premiums and service revenue earned	—	—	940	—	940
(Loss) gain on mortgage and automotive loans, net	(9)	—	54	—	45
Loss on extinguishment of debt	(355)	—	(2)	—	(357)
Other gain on investments, net	—	—	155	—	155
Other income, net of losses	236	—	539	(461)	314
Total other revenue	1,009	—	2,520	(2,387)	1,142
Total net revenue	1,391	525	7,505	(4,560)	4,861
Provision for loan losses	157	—	550	—	707
Noninterest expense
Compensation and benefits expense	571	—	842	(450)	963
Insurance losses and loss adjustment expenses	—	—	293	—	293
Other operating expenses	1,247	—	2,195	(1,937)	1,505
Total noninterest expense	1,818	—	3,330	(2,387)	2,761
(Loss) income from continuing operations before income tax (benefit) expense and undistributed income (loss) of subsidiaries	(584)	525	3,625	(2,173)	1,393
Income tax (benefit) expense from continuing operations	(267)	—	763	—	496
Net (loss) income from continuing operations	(317)	525	2,862	(2,173)	897
Income from discontinued operations, net of tax	356	—	36	—	392
Undistributed income (loss) of subsidiaries
Bank subsidiary	581	581	—	(1,162)	—
Nonbank subsidiaries	669	(1)	—	(668)	—
Net income	1,289	1,105	2,898	(4,003)	1,289
Other comprehensive loss, net of tax	(165)	(43)	(172)	215	(165)
Comprehensive income	$1,124	$1,062	$2,726	$(3,788)	$1,124

Notes to Consolidated Financial Statements

Year ended December 31, 2014 ($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$(14)	$—	$4,471	$—	$4,457
Interest and fees on finance receivables and loans — intercompany	37	—	82	(119)	—
Interest on loans held-for-sale	—	—	1	—	1
Interest and dividends on available-for-sale investment securities	—	—	367	—	367
Interest on cash and cash equivalents	1	—	7	—	8
Interest-bearing cash — intercompany	—	—	6	(6)	—
Operating leases	269	—	3,289	—	3,558
Total financing revenue and other interest income	293	—	8,223	(125)	8,391
Interest expense
Interest on deposits	15	—	649	—	664
Interest on short-term borrowings	43	—	9	—	52
Interest on long-term debt	1,492	—	575	—	2,067
Interest on intercompany debt	88	—	37	(125)	—
Total interest expense	1,638	—	1,270	(125)	2,783
Depreciation expense on operating lease assets	161	—	2,072	—	2,233
Net financing (loss) revenue	(1,506)	—	4,881	—	3,375
Cash dividends from subsidiaries
Bank subsidiaries	1,800	1,800	—	(3,600)	—
Nonbank subsidiaries	651	—	—	(651)	—
Other revenue
Servicing fees	1,071	—	792	(1,832)	31
Insurance premiums and service revenue earned	—	—	979	—	979
(Loss) gain on mortgage and automotive loans, net	(5)	—	12	—	7
Loss on extinguishment of debt	(202)	—	—	—	(202)
Other gain on investments, net	—	—	181	—	181
Other income, net of losses	208	—	507	(435)	280
Total other revenue	1,072	—	2,471	(2,267)	1,276
Total net revenue	2,017	1,800	7,352	(6,518)	4,651
Provision for loan losses	250	—	207	—	457
Noninterest expense
Compensation and benefits expense	586	—	793	(432)	947
Insurance losses and loss adjustment expenses	—	—	410	—	410
Other operating expenses	1,267	—	2,159	(1,835)	1,591
Total noninterest expense	1,853	—	3,362	(2,267)	2,948
(Loss) income from continuing operations before income tax (benefit) expense and undistributed (loss) income of subsidiaries	(86)	1,800	3,783	(4,251)	1,246
Income tax (benefit) expense from continuing operations	(457)	—	778	—	321
Net income from continuing operations	371	1,800	3,005	(4,251)	925
Income from discontinued operations, net of tax	193	—	32	—	225
Undistributed (loss) income of subsidiaries
Bank subsidiary	(680)	(680)	—	1,360	—
Nonbank subsidiaries	1,266	(1)	—	(1,265)	—
Net income	1,150	1,119	3,037	(4,156)	1,150
Other comprehensive income, net of tax	210	188	212	(400)	210
Comprehensive income	$1,360	$1,307	$3,249	$(4,556)	$1,360

Notes to Consolidated Financial Statements

Year ended December 31, 2013 ($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$771	$—	$3,758	$—	$4,529
Interest and fees on finance receivables and loans — intercompany	59	—	68	(127)	—
Interest on loans held-for-sale	—	—	20	—	20
Interest and dividends on available-for-sale investment securities	—	—	325	—	325
Interest on cash and cash equivalents	3	—	7	—	10
Interest-bearing cash — intercompany	—	—	7	(7)	—
Operating leases	500	—	2,709	—	3,209
Total financing revenue and other interest income	1,333	—	6,894	(134)	8,093
Interest expense
Interest on deposits	25	—	629	—	654
Interest on short-term borrowings	46	—	17	—	63
Interest on long-term debt	2,039	—	568	(5)	2,602
Interest on intercompany debt	66	—	62	(128)	—
Total interest expense	2,176	—	1,276	(133)	3,319
Depreciation expense on operating lease assets	369	—	1,626	—	1,995
Net financing (loss) revenue	(1,212)	—	3,992	(1)	2,779
Cash dividends from subsidiaries
Nonbank subsidiaries	5,732	3,659	—	(9,391)	—
Other revenue
Servicing fees	152	—	(26)	—	126
Servicing asset valuation and hedge activities, net	—	—	(213)	—	(213)
Total servicing income (loss), net	152	—	(239)	—	(87)
Insurance premiums and service revenue earned	—	—	1,012	—	1,012
Gain on mortgage and automotive loans, net	—	—	55	—	55
(Loss) gain on extinguishment of debt	(61)	—	2	—	(59)
Other gain on investments, net	—	—	180	—	180
Other income, net of losses	157	—	1,438	(1,212)	383
Total other revenue	248	—	2,448	(1,212)	1,484
Total net revenue	4,768	3,659	6,440	(10,604)	4,263
Provision for loan losses	196	—	305	—	501
Noninterest expense
Compensation and benefits expense	640	—	821	(442)	1,019
Insurance losses and loss adjustment expenses	—	—	405	—	405
Other operating expenses	501	—	2,250	(770)	1,981
Total noninterest expense	1,141	—	3,476	(1,212)	3,405
Income from continuing operations before income tax (benefit) expense and undistributed income (loss) of subsidiaries	3,431	3,659	2,659	(9,392)	357
Income tax (benefit) expense from continuing operations	(969)	—	910	—	(59)
Net income from continuing operations	4,400	3,659	1,749	(9,392)	416
(Loss) income from discontinued operations, net of tax	(1,321)	(19)	1,284	1	(55)
Undistributed income (loss) of subsidiaries
Bank subsidiary	883	883	—	(1,766)	—
Nonbank subsidiaries	(3,601)	(2,393)	—	5,994	—
Net income	361	2,130	3,033	(5,163)	361
Other comprehensive loss, net of tax	(587)	(812)	(873)	1,685	(587)
Comprehensive (loss) income	$(226)	$1,318	$2,160	$(3,478)	$(226)

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

December 31, 2015 ($ in millions)	Parent (a)	Guarantors	Nonguarantors (a)	Consolidating adjustments	Ally consolidated
Assets
Cash and cash equivalents
Noninterest-bearing	$1,234	$—	$914	$—	$2,148
Interest-bearing	401	—	3,831	—	4,232
Interest-bearing — intercompany	—	—	850	(850)	—
Total cash and cash equivalents	1,635	—	5,595	(850)	6,380
Investment securities	—	—	17,157	—	17,157
Loans held-for-sale, net	—	—	105	—	105
Finance receivables and loans, net
Finance receivables and loans, net	2,636	—	108,964	—	111,600
Intercompany loans to
Bank subsidiary	600	—	—	(600)	—
Nonbank subsidiaries	3,277	—	559	(3,836)	—
Allowance for loan losses	(72)	—	(982)	—	(1,054)
Total finance receivables and loans, net	6,441	—	108,541	(4,436)	110,546
Investment in operating leases, net	81	—	16,190	—	16,271
Intercompany receivables from
Bank subsidiary	186	—	—	(186)	—
Nonbank subsidiaries	259	—	282	(541)	—
Investment in subsidiaries
Bank subsidiary	16,496	16,496	—	(32,992)	—
Nonbank subsidiaries	10,902	11	—	(10,913)	—
Premiums receivable and other insurance assets	—	—	1,827	(26)	1,801
Other assets	4,785	—	4,488	(2,952)	6,321
Total assets	$40,785	$16,507	$154,185	$(52,896)	$158,581
Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$89	$—	$89
Interest-bearing	229	—	66,160	—	66,389
Total deposit liabilities	229	—	66,249	—	66,478
Short-term borrowings	3,453	—	4,648	—	8,101
Long-term debt	21,048	—	45,186	—	66,234
Intercompany debt to
Nonbank subsidiaries	1,409	—	3,877	(5,286)	—
Intercompany payables to
Bank subsidiary	142	—	—	(142)	—
Nonbank subsidiaries	420	—	191	(611)	—
Interest payable	258	—	92	—	350
Unearned insurance premiums and service revenue	—	—	2,434	—	2,434
Accrued expenses and other liabilities	387	82	4,028	(2,952)	1,545
Total liabilities	27,346	82	126,705	(8,991)	145,142
Total equity	13,439	16,425	27,480	(43,905)	13,439
Total liabilities and equity	$40,785	$16,507	$154,185	$(52,896)	$158,581

(a)	Amounts presented are based upon the legal transfer of the underlying assets to VIEs in order to reflect legal ownership.

Notes to Consolidated Financial Statements

December 31, 2014 ($ in millions)	Parent (a)	Guarantors	Nonguarantors (a)	Consolidating adjustments	Ally consolidated
Assets
Cash and cash equivalents
Noninterest-bearing	$986	$—	$362	$—	$1,348
Interest-bearing	1,300	—	2,928	—	4,228
Interest-bearing — intercompany	—	—	615	(615)	—
Total cash and cash equivalents	2,286	—	3,905	(615)	5,576
Investment securities	—	—	16,137	—	16,137
Loans held-for-sale, net	3	—	2,000	—	2,003
Finance receivables and loans, net
Finance receivables and loans, net	4,225	—	95,723	—	99,948
Intercompany loans to
Bank subsidiary	625	—	—	(625)	—
Nonbank subsidiaries	3,500	—	1,770	(5,270)	—
Allowance for loan losses	(102)	—	(875)	—	(977)
Total finance receivables and loans, net	8,248	—	96,618	(5,895)	98,971
Investment in operating leases, net	—	—	19,510	—	19,510
Intercompany receivables from
Bank subsidiary	219	—	—	(219)	—
Nonbank subsidiaries	267	—	393	(660)	—
Investment in subsidiaries
Bank subsidiary	15,967	15,967	—	(31,934)	—
Nonbank subsidiaries	11,559	12	—	(11,571)	—
Premiums receivable and other insurance assets	—	—	1,717	(22)	1,695
Other assets	4,757	—	4,814	(2,466)	7,105
Assets of operations held-for-sale	634	—	—	—	634
Total assets	$43,940	$15,979	$145,094	$(53,382)	$151,631
Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$64	$—	$64
Interest-bearing	319	—	57,820	—	58,139
Total deposit liabilities	319	—	57,884	—	58,203
Short-term borrowings	3,338	—	3,724	—	7,062
Long-term debt	21,067	—	45,313	—	66,380
Intercompany debt to
Nonbank subsidiaries	2,385	—	4,125	(6,510)	—
Intercompany payables to
Bank subsidiary	94	—	—	(94)	—
Nonbank subsidiaries	454	—	354	(808)	—
Interest payable	316	—	161	—	477
Unearned insurance premiums and service revenue	—	—	2,375	—	2,375
Accrued expenses and other liabilities	568	82	3,551	(2,466)	1,735
Total liabilities	28,541	82	117,487	(9,878)	136,232
Total equity	15,399	15,897	27,607	(43,504)	15,399
Total liabilities and equity	$43,940	$15,979	$145,094	$(53,382)	$151,631

(a)	Amounts presented are based upon the legal transfer of the underlying assets to VIEs in order to reflect legal ownership.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

Year ended December 31, 2015 ($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Operating activities
Net cash provided by operating activities	$354	$525	$6,390	$(2,174)	$5,095
Investing activities
Purchases of available-for-sale securities	—	—	(12,250)	—	(12,250)
Proceeds from sales of available-for-sale securities	—	—	6,874	—	6,874
Proceeds from maturities and repayments of available-for-sale securities	—	—	4,255	—	4,255
Net decrease (increase) in finance receivables and loans	1,785	—	(15,630)	—	(13,845)
Proceeds from sales of finance receivables and loans originated as held-for investment	—	—	3,197	—	3,197
Net change in loans — intercompany	240	—	1,211	(1,451)	—
Purchases of operating lease assets	(94)	—	(4,591)	—	(4,685)
Disposals of operating lease assets	7	—	5,539	—	5,546
Capital contributions to subsidiaries	(796)	(1)	—	797	—
Returns of contributed capital	1,444	—	—	(1,444)	—
Proceeds from sale of business units, net	1,049	—	—	—	1,049
Net change in restricted cash	(7)	—	271	—	264
Other, net	(47)	—	(105)	—	(152)
Net cash provided by (used in) investing activities	3,581	(1)	(11,229)	(2,098)	(9,747)
Financing activities
Net change in short-term borrowings — third party	115	—	913	—	1,028
Net (decrease) increase in deposits	(91)	—	8,338	—	8,247
Proceeds from issuance of long-term debt — third party	5,428	—	25,237	—	30,665
Repayments of long-term debt — third party	(5,931)	—	(25,419)	—	(31,350)
Net change in debt — intercompany	(977)	—	(240)	1,217	—
Repurchase and redemption of preferred stock	(559)	—	—	—	(559)
Dividends paid — third party	(2,571)	—	—	—	(2,571)
Dividends paid and returns of contributed capital — intercompany	—	(525)	(3,092)	3,617	—
Capital contributions from parent	—	1	796	(797)	—
Net cash (used in) provided by financing activities	(4,586)	(524)	6,533	4,037	5,460
Effect of exchange-rate changes on cash and cash equivalents	—	—	(4)	—	(4)
Net (decrease) increase in cash and cash equivalents	(651)	—	1,690	(235)	804
Cash and cash equivalents at beginning of year	2,286	—	3,905	(615)	5,576
Cash and cash equivalents at end of year	$1,635	$—	$5,595	$(850)	$6,380

Notes to Consolidated Financial Statements

Year ended December 31, 2014 ($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Operating activities
Net cash provided by operating activities	$330	$1,789	$5,533	$(4,249)	$3,403
Investing activities
Purchases of available-for-sale securities	—	—	(5,417)	—	(5,417)
Proceeds from sales of available-for-sale securities	—	—	4,277	(17)	4,260
Proceeds from maturities and repayments of available-for-sale securities	—	—	2,657	—	2,657
Net decrease (increase) in finance receivables and loans	1,900	—	(6,941)	17	(5,024)
Proceeds from sales of finance receivables and loans originated as held-for-investment	—	—	2,592	—	2,592
Net change in loans — intercompany	1,428	—	154	(1,582)	—
Purchases of operating lease assets	(2,337)	—	(7,547)	—	(9,884)
Disposals of operating lease assets	3,053	—	2,807	—	5,860
Capital contributions to subsidiaries	(1,179)	—	—	1,179	—
Returns of contributed capital	1,422	—	—	(1,422)	—
Proceeds from sale of business units, net	46	—	1	—	47
Net change in restricted cash	—	—	1,625	—	1,625
Other, net	(29)	—	101	—	72
Net cash provided by (used in) investing activities	4,304	—	(5,691)	(1,825)	(3,212)
Financing activities
Net change in short-term borrowings — third party	113	—	(1,607)	—	(1,494)
Net (decrease) increase in deposits	(121)	—	4,972	—	4,851
Proceeds from issuance of long-term debt — third party	3,132	—	24,060	—	27,192
Repayments of long-term debt — third party	(8,186)	—	(22,240)	—	(30,426)
Net change in debt — intercompany	52	—	(1,428)	1,376	—
Dividends paid — third party	(268)	—	—	—	(268)
Dividends paid and returns of contributed capital — intercompany	—	(1,826)	(3,846)	5,672	—
Capital contributions from parent	—	—	1,179	(1,179)	—
Net cash (used in) provided by financing activities	(5,278)	(1,826)	1,090	5,869	(145)
Effect of exchange-rate changes on cash and cash equivalents	—	—	(1)	—	(1)
Net (decrease) increase in cash and cash equivalents	(644)	(37)	931	(205)	45
Cash and cash equivalents at beginning of year	2,930	37	2,974	(410)	5,531
Cash and cash equivalents at end of year	$2,286	$—	$3,905	$(615)	$5,576

Notes to Consolidated Financial Statements

Year ended December 31, 2013 ($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Operating activities
Net cash provided by operating activities	$3,015	$3,572	$5,305	$(9,391)	$2,501
Investing activities
Purchases of available-for-sale securities	—	—	(12,304)	—	(12,304)
Proceeds from sales of available-for-sale securities	—	—	3,627	—	3,627
Proceeds from maturities and repayments of available-for-sale securities	—	—	5,509	—	5,509
Net decrease (increase) in finance receivables and loans	4,898	79	(7,456)	—	(2,479)
Net change in loans — intercompany	301	251	(1,503)	951	—
Purchases of operating lease assets	(1,450)	—	(7,746)	—	(9,196)
Disposals of operating lease assets	130	—	2,834	—	2,964
Capital contributions to subsidiaries	(477)	—	—	477	—
Returns of contributed capital	1,002	150	—	(1,152)	—
Sales of mortgage servicing rights	—	—	911	—	911
Proceeds from sale of business unit, net	1,799	554	5,091	—	7,444
Net change in restricted cash	—	(26)	(44)	—	(70)
Other, net	41	—	10	—	51
Net cash provided by (used in) investing activities	6,244	1,008	(11,071)	276	(3,543)
Financing activities
Net change in short-term borrowings — third party	131	36	1,424	—	1,591
Net (decrease) increase in deposits	(543)	—	5,861	39	5,357
Proceeds from issuance of long-term debt — third party	3,236	—	24,094	—	27,330
Repayments of long-term debt — third party	(9,468)	(70)	(22,354)	—	(31,892)
Net change in debt — intercompany	1,803	(271)	(624)	(908)	—
Proceeds from issuance of common stock	1,270	—	—	—	1,270
Repurchase of mandatorily convertible preferred stock held by U.S. Department of Treasury and elimination of share adjustment right	(5,925)	—	—	—	(5,925)
Dividends paid — third party	(810)	—	—	—	(810)
Dividends paid and returns of contributed capital — intercompany	—	(4,267)	(6,275)	10,542	—
Capital contributions from parent	—	29	448	(477)	—
Net cash (used in) provided by financing activities	(10,306)	(4,543)	2,574	9,196	(3,079)
Effect of exchange-rate changes on cash and cash equivalents	—	—	45	—	45
Net (decrease) increase in cash and cash equivalents	(1,047)	37	(3,147)	81	(4,076)
Adjustment for change in cash and cash equivalents of operations held-for-sale	—	—	2,094	—	2,094
Cash and cash equivalents at beginning of year	3,977	—	4,027	(491)	7,513
Cash and cash equivalents at end of year	$2,930	$37	$2,974	$(410)	$5,531
29.    Guarantees and Commitments
Guarantees
Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in the underlying agreements with the guaranteed parties. The following summarizes our outstanding guarantees, including those of our discontinued operations, made to third parties on our Consolidated Balance Sheet, for the periods shown.

	2015		2014
December 31, ($ in millions)	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
Standby letters of credit and other guarantees	$208	$13	$268	$19
Standby Letters of Credit
Corporate Finance has exposure to standby letters of credit that represent irrevocable guarantees of payment of specified financial obligations. Third-party beneficiaries primarily utilize standby letters of credit as insurance in the event of nonperformance by our customers.

Notes to Consolidated Financial Statements

Assets of the customers (e.g., trade receivables, inventory, and cash deposits) generally collateralize the letters of credit. Expiration dates on letters of credit range from certain ongoing commitments that will expire during the upcoming year to terms of several years for certain letters of credit.
If nonperformance by a customer occurs for letters of credit, we can be liable for payment of the letter of credit to the beneficiary with our likely recourse being a charge back to the customer or liquidation of the collateral.
Commitments
Financing Commitments
The contractual commitments were as follows.

December 31, ($ in millions)	2015	2014
Commitments to provide capital to investees (a)	$132	$66
Construction-lending commitments (b)	197	110
Home equity lines of credit (c)	358	371
Unused revolving credit line commitments and other (d)	1,445	1,284

(a)	We are committed to contribute capital to certain investees. The fair value of these commitments is considered in the overall valuation of the underlying assets with which they are associated.

(b)	The fair value of these commitments is considered in the overall valuation of the related assets.

(c)	We are committed to fund the remaining unused balances on home equity lines of credit.

(d)	The unused portion of revolving lines of credit reset at prevailing market rates and, as such, approximate market value.
Revolving credit line commitments contain an element of credit risk. Management reduces its credit risk for unused revolving credit line commitments by applying the same credit policies in making commitments as it does for extending loans. We typically require collateral as these commitments are drawn.
Lease Commitments
Future minimum rental payments required under operating leases, primarily for real property, with noncancelable lease terms expiring after December 31, 2015, are as follows.

Year ended December 31, ($ in millions)
2016	$39
2017	34
2018	31
2019	31
2020	29
2021 and thereafter	99
Total minimum payment required	$263
Certain of the leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $51 million, $50 million, and $47 million in 2015, 2014, and 2013, respectively.
Contractual Commitments
We have entered into multiple agreements for information technology, voice and communication technology, and related maintenance. Many of the agreements are subject to variable price provisions, fixed or minimum price provisions, and termination or renewal provisions.

Year ended December 31, ($ in millions)
2016	$47
2017 and 2018	51
2019 and thereafter	3
Total future payment obligations	$101
30.    Contingencies and Other Risks
In the normal course of business, we enter into transactions that expose us to varying degrees of risk.

Notes to Consolidated Financial Statements

Concentration with GM and Chrysler
While we are continuing to diversify our business, General Motors Company (GM) and Fiat Chrysler Automobiles US LLC (Chrysler) dealers and their retail customers continue to compose a significant portion of our customer base. It is possible that GM or Chrysler could take actions that negatively impact the amount of business we do with GM and Chrysler dealers and their customers. Further, a significant adverse change in GM’s or Chrysler’s business, including, for example, the production or sale of GM or Chrysler vehicles, the quality or resale value of GM or Chrysler vehicles, GM’s or Chrysler’s relationships with its key suppliers, or vehicle recalls, could negatively impact our GM and Chrysler dealer and retail customer bases. Any future reductions in GM and Chrysler business that we are not able to offset could adversely affect our profitability and financial condition. We were previously party to agreements with each of GM and Chrysler that provided for certain exclusivity privileges related to subvention programs that they offered. Our agreement with Chrysler expired in April 2013. In addition, our agreement with GM expired effective February 28, 2014. These agreements provided Ally with certain preferred provider benefits, including limiting the use of other financing providers by GM and Chrysler for their incentive programs. During 2015, GM determined to provide subvention programs exclusively through a wholly-owned subsidiary.
Legal Proceedings
We are or may be subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims.
On the basis of information currently available, advice of counsel, available insurance coverage, and established reserves, it is the opinion of management that the eventual outcome of the current actions against us will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows. However, it is possible that the ultimate resolution of legal matters, if unfavorable, may be material to our consolidated financial condition, results of operations, or cash flows in a particular period.
Regulatory Matters
Ally and its subsidiaries, including Ally Bank, are or may become involved from time to time in formal and informal reviews, investigations, examinations, proceedings, and information-gathering requests by federal and state government and self-regulatory agencies, including, among others, the DOJ, Securities and Exchange Commission (SEC), CFPB, the FRB, the FDIC, the Utah Department of Financial Institutions, and the Federal Trade Commission regarding their respective operations.
Mortgage Matters
We have received subpoenas from the DOJ that include a broad request for documentation and other information relating to residential mortgage-backed securities issued by our former mortgage subsidiary, Residential Capital, LLC and its subsidiaries (ResCap RMBS). In connection with these requests, the DOJ is investigating potential fraud and other potential legal claims related to ResCap RMBS, including its investigation of potential claims under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989. The DOJ is also investigating potential claims under the False Claims Act (FCA) related to representations made by us in connection with investments in Ally made by the United States Department of the Treasury pursuant to the Troubled Asset Relief Program in 2008 and 2009 regarding certain claims against Residential Capital, LLC or its subsidiaries at that time. We continue to engage in discussions with the DOJ with respect to legal and factual aspects of their investigations and potential claims. As previously disclosed, at the request of the DOJ, we entered into an agreement to voluntarily extend the statutes of limitations related to potential FCA claims. This agreement expired at the end of January 2016.
We have separately received subpoenas and document requests from the SEC that include information covering a wide range of mortgage-related matters.
These matters could result in material adverse consequences including, without limitation, adverse judgments, significant settlements, fines, penalties, injunctions, or other actions.
Automotive Subprime Matters
In October 2014, we received a document request from the SEC in connection with its investigation related to subprime automotive finance and related securitization activities. Separately, in December 2014, we received a subpoena from the DOJ requesting similar information. In May 2015, we received an information request from the New York Department of Financial Services requesting similar information. We have cooperated with each of these agencies with respect to these matters. These matters could result in material adverse consequences including, without limitation, adverse judgments, significant settlements, fines, penalties, injunctions, or other actions.
CFPB
In December 2013, Ally Financial Inc. and Ally Bank entered into Consent Orders issued by the CFPB and the DOJ pertaining to the allegation of disparate impact in the automotive finance business. The Consent Orders require Ally to create a compliance plan addressing, at a minimum, the communication of Ally’s expectations of Equal Credit Opportunity Act compliance to dealers, maintenance of Ally’s existing

Notes to Consolidated Financial Statements

limits on dealer finance income for contracts acquired by Ally, and monitoring for potential discrimination both at the dealer level and within our portfolio of contracts acquired across all dealers. Ally formed a compliance committee consisting of certain Ally and Ally Bank directors to oversee Ally’s execution of the Consent Orders’ terms. Ally is required to meet certain stipulations under the Consent Orders, including a requirement to make monetary payments when ongoing remediation targets are not attained. These matters could result in material adverse consequences including, without limitation, adverse judgments, significant settlements, fines, penalties, injunctions, or other actions.
Other Contingencies
We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the loss becomes probable and the amount can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse impact on our results of operations, financial position, or cash flows.
31.    Quarterly Financial Statements (unaudited)

($ in millions)	First quarter	Second quarter	Third quarter	Fourth quarter
2015
Net financing revenue	$850	$916	$970	$983
Other revenue	243	211	332	356
Total net revenue	1,093	1,127	1,302	1,339
Provision for loan losses	116	140	211	240
Total noninterest expense	695	724	674	668
Income from continuing operations before income tax expense	282	263	417	431
Income tax expense from continuing operations	103	94	144	155
Net income from continuing operations	179	169	273	276
Income (loss) from discontinued operations, net of tax	397	13	(5)	(13)
Net income	$576	$182	$268	$263
Basic earnings per common share
Net income (loss) from continuing operations	$0.23	$(2.24)	$0.49	$(1.94)
Net income (loss)	1.06	(2.22)	0.48	(1.97)
Diluted earnings per common share
Net income (loss) from continuing operations	$0.23	$(2.24)	$0.49	$(1.94)
Net income (loss)	1.06	(2.22)	0.47	(1.97)
2014
Net financing revenue	$821	$866	$889	$799
Other revenue	321	365	375	215
Total net revenue	1,142	1,231	1,264	1,014
Provision for loan losses	137	63	102	155
Total noninterest expense	713	821	742	672
Income from continuing operations before income tax expense	292	347	420	187
Income tax expense from continuing operations	94	64	127	36
Net income from continuing operations	198	283	293	151
Income from discontinued operations, net of tax	29	40	130	26
Net income	$227	$323	$423	$177
Basic earnings per common share
Net income from continuing operations	$0.27	$0.45	$0.47	$0.17
Net income	0.33	0.54	0.74	0.23
Diluted earnings per common share
Net income from continuing operations	$0.27	$0.45	$0.47	$0.17
Net income	0.33	0.54	0.74	0.23

Notes to Consolidated Financial Statements

32.    Subsequent Events
Declaration of Quarterly Dividend Payments
On January 11, 2016, the Ally Board of Directors declared a quarterly dividend payment on certain outstanding preferred stock. This included a cash dividend of $0.53 per share, or a total of $15 million, on Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A. The dividend was paid on February 16, 2016.
Realignment of Operating Segments
As a result of a change in how management views and operates our business, during the first quarter of 2016, we made changes in the composition of our operating segments. Financial information related to our Corporate Finance business will be presented as a separate reportable segment. Currently, all such activity is disclosed in Corporate and Other. Additionally, only the activity of our ongoing bulk acquisitions of mortgage loans and other originations and refinancing will be presented in Mortgage operations. The activity related to the management of our legacy mortgage portfolio will be disclosed in Corporate and Other. Our other operating segments, Automotive Finance operations and Insurance operations, remain unchanged.
Our segment results will be reported under this new structure beginning in the first quarter of 2016, and results from prior periods will be reported in a manner consistent with the new structure.